February 6, 1998

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Towne Bancorp, Inc. ("Towne"), to be held at the Columbia Winery, 14030 145th Street, N.E., Woodinville, Washington, on Tuesday, March 10, 1998 at 7:00 p.m., local time.

      The Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 24, 1997 by and among First Savings Bank of Washington Bancorp, Inc. ("FWWB"), Towne and Towne Bank. The Merger Agreement provides that Towne will be merged with FWWB and that, thereafter, Towne Bank will operate as a wholly-owned subsidiary of FWWB.

      Upon consummation of the merger, each share of Towne common stock will be converted into the right to receive either $91.62 in cash, 3.85 shares of FWWB common stock, or a combination of both cash and FWWB common stock. You will have the opportunity to indicate on an election form whether you wish to receive cash or stock for each share of Towne common stock that you own, subject to the proration procedures described in the attached Prospectus/Proxy Statement. The allocation of cash and shares of FWWB common stock that you receive will depend on the stated preferences of the Towne shareholders on the election forms and the proration procedures to be applied. The last reported sale price of FWWB common stock on the Nasdaq National Market on January 28, 1998 was $23.91 per share. You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger and the election and proration procedures. You should note that the federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of Towne common stock.

       The Board of Directors of Towne has unanimously approved the Merger Agreement and recommends that you vote FOR the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of 75% of the outstanding shares of Towne common stock.

      It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

      On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                 Sincerely,





                                 S. Rick Meikle
                                 President

                              TOWNE BANCORP, INC.
                           17530 132nd Avenue, N.E.
                         Woodinville, Washington 98072

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Towne Bancorp, Inc. ("Towne") will be held at the Columbia Winery, 14030 145th Street, N.E., Woodinville, Washington, on Tuesday, March 10, 1998, at 7:00 p.m., for the following purposes:

      1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 24, 1997 (the "Merger Agreement") by and among First Savings Bank of Washington Bancorp, Inc. ("FWWB"), Towne, and Towne Bank pursuant to which Towne would merge into FWWB and each outstanding share of Towne common stock would be converted into the right to receive either $91.62 in cash, 3.85 shares of FWWB common stock or a combination of cash and stock, all on and subject to the terms and conditions contained therein.

      2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      Only those shareholders of record at the close of business on February 5, 1998 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of 75% of the outstanding shares of Towne common stock is required for approval of the Merger Agreement.

      Towne shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Towne common stock under the applicable provisions of Washington law. In order to perfect dissenters' rights, Towne shareholders must send a notice to Towne before the Special Meeting on March 10, 1998 and must not vote in favor of the Merger by proxy or
otherwise.   A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights" beginning on page 12. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

      The Board of Directors of Towne unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.


                                 By Order of the Board of Directors




Woodinville, Washington          Don Fitzpatrick, Jr.
February 6, 1998                 Secretary




Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a record shareholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                              TOWNE BANCORP, INC.
                                PROXY STATEMENT

                              -------------------

                FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC.
                                  PROSPECTUS
                     Up to 846,623 shares of Common Stock

      This Prospectus/Proxy Statement is being furnished by Towne Bancorp, Inc. ("Towne") to the holders of Towne common stock, par value $10.00 per share ("Towne Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Towne (the "Towne Board") for use at a special meeting of Towne shareholders to be held on March 10, 1998, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is first being mailed to shareholders on or about February 6, 1998.

      At the Special Meeting, shareholders of Towne will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 24, 1997 (the "Merger Agreement"), by and among First Savings Bank of Washington Bancorp, Inc. ("FWWB"), Towne and Towne Bank pursuant to which, among other things, Towne would be merged with and into FWWB (the "Merger") and shareholders of Towne will receive either cash, shares of FWWB common stock, par value $.01 per share ("FWWB Common Stock"), or a combination of cash and shares of FWWB Common Stock in exchange for their shares of Towne Common Stock.

      Upon consummation of the Merger, each outstanding share of Towne Common Stock will be converted into the right to receive either $91.62 in cash, 3.85 shares of FWWB common stock, or a combination of both cash and FWWB common stock. Towne shareholders will have the opportunity to indicate on a form of election whether they wish to receive cash or stock for each share of Towne Common Stock that they own. Elections will be subject to proration in the event that Towne shareholders elect to exchange more than 70% or less than 51% of the shares of Towne Common Stock for shares of FWWB Common Stock. The last reported sale price of FWWB Common Stock on the Nasdaq National Market on January 28, 1998 was $23.91 per share. For a more detailed description of the terms of the Merger, see "THE MERGER."

      FWWB has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 846,623 shares of FWWB Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement also constitutes the prospectus of FWWB filed as part of the Registration Statement.

                        ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
            STATEMENT.  ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.

                        ---------------------------

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS,
  OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT
   INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
      ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Towne upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.

      The date of this Prospectus/Proxy Statement is January 29, 1998.

                                     TABLE OF CONTENTS

                                    Page                                   Page
                                    ----                                   ----
Available Information. . . . . . . . iii  Special Meetings of Shareholders
Incorporation of Certain                   and Action Without a Meeting . .  20
 Documents By Reference. . . . . . . iii  Advance Notice Requirements for
Summary. . . . . . . . . . . . . . . v    Nominations of Directors and
Selected Historical Financial Data . ix    Presentation of New Business
Comparative Per Share Data . . . . . xii   at Meetings of Shareholders. . .  20
Comparative Market Price Data. . . . xiii Approval of Mergers, Consolidations,
The Special Meeting. . . . . . . . . 1     Sale of Substantially All Assets
  Place, Time and Date . . . . . . . 1     and Dissolution. . . . . . . . .  20
  Purpose. . . . . . . . . . . . . . 1    Limitation on Acquisitions of
  Record Date; Shares Entitled to Vote 1   Common Stock . . . . . . . . . .  21
  Vote Required. . . . . . . . . . . 1    Dissenters' Appraisal Rights. . .  22
  Proxies. . . . . . . . . . . . . . 1    Indemnification of Officers and
The Merger . . . . . . . . . . . . . 2     Directors and Limitation of
  General. . . . . . . . . . . . . . 2     Liability. . . . . . . . . . . .  22
  Merger Consideration . . . . . . . 2    Amendment of Certificate of
  Stock or Cash Election ;                 Incorporation and Bylaws . . . .  23
   Exchange of Certificates. . . . . 3    Certain Information Concerning
  Effective Date of the Merger . . . 5     FWWB . . . . . . . . . . . . . .  23
  Background and Reasons for the Merger.5 Legal Opinions. . . . . . . . . .  24
  Opinion of Financial Advisor . . . 6    Experts . . . . . . . . . . . . .  24
  Interests of Certain Persons            Other Matters . . . . . . . . . .  24
   in the Merger . . . . . . . . . . 8
  Certain Federal Income Tax              Appendix A - Agreement and Plan of
   Consequences. . . . . . . . . . . 8                 Merger
  Conduct of Business Pending             Appendix B - Chapter 13 of the
   the Merger. . . . . . . . . . . . 10                Washington Business
  Conditions to Consummation of                        Corporation Act
   the Merger. . . . . . . . . . . . 11   Appendix C - Fairness Opinion of
  Regulatory Requirements. . . . . . 11                Southard Financial
  No Solicitation. . . . . . . . . . 12   Appendix D - Financial Information
  Dissenters' Rights . . . . . . . . 12                for Towne Bancorp, Inc.
  Amendment; Waiver; Termination . . 13
  Termination Fee. . . . . . . . . . 14
  Resale of FWWB Common Stock. . . . 14
  Accounting Treatment . . . . . . . 15
  Expenses . . . . . . . . . . . . . 15
Business of the Parties to the Merger. . 15
  FWWB . . . . . . . . . . . . . . . 15
  Towne. . . . . . . . . . . . . . . 16
Voting Securities of Towne and Principal
 Holders Thereof . . . . . . . . . . 16
Description of FWWB Capital Stock. . 17
  Common Stock . . . . . . . . . . . 17
  Preferred Stock. . . . . . . . . . 18
Comparison of Shareholders' Rights . 18
  Payment of Dividends . . . . . . . 18
  Size of Board of Directors . . . . 18
  Classified Board of Directors. . . 19
  Cumulative Voting. . . . . . . . . 19
  Removal of Directors . . . . . . . 19
  Vacancies on the Board of Directors. . 19

     No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase a security, or a solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation.

      Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities made under this Prospectus/Proxy Statement shall, under any circumstances, create any implication that there has been no change in the affairs of FWWB or Towne or in the information set forth herein since the date of this Prospectus/Proxy Statement.


                             AVAILABLE INFORMATION

      FWWB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material also can be obtained at prescribed rates from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by FWWB are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by FWWB are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

      This Prospectus/Proxy Statement constitutes part of a Registration Statement on Form S-4 (File No. 333-43749) filed by FWWB with the Commission under the Securities Act. This Prospectus/Proxy Statement omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to FWWB and FWWB Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by FWWB with the Commission pursuant to the Exchange Act are incorporated in this Prospectus/Proxy Statement by reference:

      1.    FWWB's Annual Report on Form 10-K for the year ended March 31,
            1997; and

      2. FWWB's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, and September 30, 1997.

      3.    FWWB's Current Report on Form 8-K dated December 4, 1997.

      All documents filed by FWWB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

      As described above, this Prospectus/Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are specifically incorporated by reference into the text of such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus/Proxy Statement is delivered, upon written or oral request to D. Allan Roth, Corporate Secretary, First Savings Bank of Washington Bancorp, Inc., 10 S. First Avenue, Walla Walla, Washington 99362 (telephone number: (509) 527-3636). In order to ensure timely delivery of the documents, any request should be made by March 3, 1998.

                        -------------------------

      All information contained in this Prospectus/Proxy Statement with respect to FWWB has been supplied by FWWB, and Towne is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement with respect to Towne has been supplied by Towne, and FWWB is relying upon the accuracy of that information.

                                    SUMMARY

      The following summary of certain information relating to the Merger is not intended to be complete and is qualified by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto, and the documents incorporated herein by reference.

The Parties to the Merger

      FWWB. FWWB is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve"). The business of FWWB consists primarily of holding 100% of the capital stock of First Savings Bank of Washington ("First Savings") and Inland Empire Bank. At September 30, 1997, FWWB had total assets of $1.1 billion, total deposits of $568.5 million and stockholders' equity of $150.3 million. The principal executive offices of FWWB are located at 10 S. First Avenue, Walla Walla, Washington 99362 and its telephone number is (509) 527-3636.

      First Savings is a Washington-chartered savings bank. First Savings conducts business from its main office in Walla Walla, Washington and its fifteen branch offices and three loan production offices located in southeast, central, north central and western Washington. First Savings is a community oriented savings bank which has traditionally offered a wide variety of deposit products to its retail customers while concentrating its lending activities on real estate loans. Inland Empire Bank is an Oregon-chartered commercial bank. Inland Empire Bank conducts business from its main office in Hermiston, Oregon and its five branch offices and two loan production offices located in northeast Oregon. Inland Empire Bank is a community oriented commercial bank which historically has offered a wide variety of deposits and loan products to its consumer and commercial customers. Lending activities have included origination of consumer, commercial, agribusiness and real estate loans.

      See "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF THE PARTIES TO THE MERGER -- FWWB." Additional information concerning FWWB is included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      Towne. Towne is a bank holding company registered with the Federal Reserve. The business of Towne consists primarily of holding 100% of the capital stock of Towne Bank. Towne Bank is a Washington-chartered commercial bank regulated by the Washington Department of Financial Institutions ("Department of Financial Institutions") and the FDIC. At September 30, 1997, Towne had total consolidated assets of $128.1 million, total consolidated deposits of $116.5 million, and total consolidated stockholders' equity of $8.2 million. Towne Bank operates out of its main office in Woodinville and its three branch offices in Bellevue, Redmond and Renton,Washington. The principal executive offices of Towne are located at 17530 132nd Avenue, N.E., Woodinville, Washington 98072 and its telephone number is (425) 486-2265.

      Towne Bank is primarily engaged in providing a full range of banking services to individual and corporate customers in the area surrounding its offices. Towne Bank originates commercial, real estate and consumer loans. At September 30, 1997, commercial loans accounted for 55.5% of total loans.

      See "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF THE PARTIES TO THE MERGER -- Towne" and Appendix D.

Special Meeting

      Place, Time and Date; Purpose. The Special Meeting will be held on Tuesday, March 10, 1998 at 7:00 p.m., local time, at the Columbia Winery, 14030 145th Street, N.E., Woodinville, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and"--Purpose."

      Record Date; Shares Entitled to Vote. The Towne Board has fixed the close of business on February 5, 1998 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Towne Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Towne Common Stock will be entitled to one vote. Shareholders of record who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At the Record Date, there were 285,066 shares of Towne Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

      Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of 75% of the outstanding shares of Towne Common Stock. At the Record Date, the directors and executive officers of Towne and their affiliates beneficially owned 70,475 shares of Towne Common Stock, which represents 24.7% of the shares entitled to be voted at the Special Meeting. Simultaneous with the execution of the Merger Agreement, all of the directors of Towne entered into an agreement with FWWB pursuant to which each director agreed to vote his or her shares for the approval of the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required."

      A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

The Merger

      The Merger Agreement provides for the merger of Towne with and into FWWB. As a result of the Merger, Towne will cease to exist and Towne Bank will become a wholly-owned subsidiary of FWWB.

      Upon consummation of the Merger, each outstanding share of Towne Common Stock will be converted into the right to receive either $91.62 in cash, 3.85 shares of FWWB Common Stock, or a combination of both cash and FWWB Common Stock. Towne shareholders will have the opportunity to indicate on a form of election whether they wish to receive cash or stock for each share of Towne Common Stock that they own. Elections will be subject to proration in the event that Towne shareholders elect to exchange more than 70% or less than 51% of the shares of Towne Common Stock for shares of FWWB Common Stock. Each holder of Towne Common Stock who would otherwise be entitled to a fractional share of FWWB Common Stock will receive cash in lieu thereof determined by multiplying such fraction by $23.80. Upon completion of the Merger, shareholders of Towne will no longer own any stock in Towne.

      Towne shareholders should note that the FWWB Common Stock they may receive will continue to be subject to changes in market value and may, therefore, have a market value as of the date they receive certificates for their shares (or such shares are otherwise made available to them) that is less than, or greater than,the value of such stock as of the consummation of the Merger. See "THE MERGER."

Stock or Cash Election

      Each Towne shareholder is being given the opportunity to indicate whether such holder prefers to receive FWWB Common Stock or cash in exchange for his or her shares of Towne Common Stock. All such preference elections, however, will be subject to the requirement that no more than 70% and no fewer than 51% of the outstanding shares of Towne Common Stock may be exchanged for FWWB Common Stock. Each Towne shareholder as of the Record Date has been sent appropriate forms and other transmittal materials for the purpose of permitting such holder to elect to receive FWWB Common Stock or cash in exchange for such holder's shares of Towne Common Stock or to indicate that such holder makes no election. In the event the preference elections made by Towne shareholders do not result in the required proportions of stock and cash being payable, the Merger Agreement provides for an allocation method to reach the required result. The election procedures, which are set forth in detail in the Merger Agreement, are intended to permit each Towne shareholder to choose whether to receive FWWB Common Stock or cash for his or her Towne shares while at the same time permitting the Merger to constitute a tax free reorganization under applicable federal income tax law to the respective corporate entities involved and to those Towne shareholders who receive FWWB Common Stock for their Towne shares. To make an effective election, a Towne shareholder will be required to return a properly completed election form ("Election Form") to American Securities Transfer & Trust, Inc., acting in its capacity as Exchange Agent for the Merger (the "Exchange Agent"), by the"Election Deadline" (as defined below). An Election Form will be considered properly completed only if it is accompanied by certificates representing all shares of Towne Common Stock covered thereby. The "Election Deadline" will be 5:00 p.m., Mountain Time, on March 17, 1998. For a more complete discussion of the election and proration procedures, see "THE MERGER -- Stock or Cash Election; Exchange of Certificates."

Recommendation of the Towne Board

      The Towne Board has unanimously approved the Merger Agreement as advisable and in the best interests of Towne and the Towne shareholders and recommends that the shareholders of Towne vote FOR approval of the Merger Agreement.

      For a discussion of the circumstances surrounding the Merger and the factors considered by the Towne Board in making its recommendation, see "THE MERGER -- Background and Reasons for the Merger." Approval of the Merger Agreement by Towne shareholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors and officers of Towne may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

Opinion of Financial Advisor

      Southard Financial, Towne's financial advisor, has delivered a written opinion to the Towne Board, dated the date of this Prospectus/Proxy Statement,to the effect that the Merger consideration is fair to Towne shareholders from a financial point of view. A copy of Southard Financial's opinion, dated November 21, 1997, setting forth the assumptions made, matters considered,procedures followed and limits of its review, is attached hereto as Appendix C and should be read by shareholders in its entirety. See "THE MERGER --Opinion of Financial Advisor."

Interests of Certain Persons in the Merger

      Certain members of Towne's management and the Towne Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Towne generally. Following consummation of the Merger, S. Rick Meikle, the Chief Executive Officer and President of Towne, will enter into an employment agreement with FWWB and Towne Bank. In addition, FWWB has agreed to appoint Mr. Meikle to the Board of Directors of FWWB. FWWB has also agreed to assume existing options to purchase shares of Towne Common Stock and to continue all rights to indemnification now existing in Towne's Articles of Incorporation and Bylaws in favor of the directors and officers of Towne. See "THE MERGER -- Interests of Certain Persons in the Merger."

Effective Date of the Merger

       Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the "Effective Date" of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. The "Effective Time" of the Merger is the time on the Effective Date at which the Merger becomes effective. Either FWWB or Towne may terminate the Merger Agreement if the Effective Date does not occur on or before September 30, 1998.

Conditions to Consummation of the Merger

      Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than 75% of the outstanding shares of Towne Common Stock; (ii) receipt of all applicable regulatory approvals; (iii) receipt by FWWB and Towne of the opinion of Breyer& Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) S. Rick Meikle having entered into an employment agreement with FWWB and Towne Bank; (v) the absence of any material adverse change in the financial condition or results of operations of FWWB or Towne;and(vi) the number of shares for which dissenters' rights are exercised not exceeding 5% of the outstanding shares of Towne Common Stock. See "THE MERGER-- Conditions to Consummation of the Merger."

Accounting Treatment

      It is anticipated that the Merger will be accounted for as a purchase by FWWB under generally accepted accounting principles. See "THE MERGER --Conditions to Consummation of the Merger" and "-- Accounting Treatment."

Regulatory Requirements

      The Merger is subject to the receipt of certain prior approvals from the Federal Reserve and the Department of Financial Institutions. An application for approval of the Merger was filed with the Federal Reserve and the Board of Financial Institutions on January 22, 1998. There can be no assurance that such approvals will be obtained. See "THE MERGER -- Regulatory Requirements."

Certain Federal Income Tax Consequences

      Consummation of the Merger is conditioned, among other things, on receipt by FWWB and Towne of an opinion of Breyer & Aguggia, special counsel for FWWB,to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this opinion, (i) holders of Towne Common Stock who receive solely FWWB Common Stock in exchange for their shares will recognize no gain or loss on such exchange, (ii) holders of Towne Common Stock who receive solely cash in exchange for their shares will recognize gain or loss on such exchange, and(iii) holders of Towne Common Stock who receive a combination of FWWB Common Stock and cash in exchange for their shares will recognize gain, but will not recognize any loss, on such exchange. The federal income tax consequences to each Towne shareholder (including whether or not the transaction is taxable to such shareholder) will depend on whether the shareholder receives stock, cash,or a combination thereof and certain other facts which are described in further detail in "THE MERGER -- Certain Federal Income Tax Consequences." The actual federal income tax consequences to each Towne shareholder of making a "Cash Election," a "Stock Election" or a "Non-Election" will not be ascertainable at the time the election is made because shareholders of Towne will not know at such time if, or to what extent, the proration procedures will apply.

      Because certain tax consequences of the Merger may vary depending on the particular circumstances of each shareholder, each Towne shareholder is urged to consult his or her own tax advisor as to the specific tax consequences to such holder of the Merger, including the specific application and effect of state,local, foreign and other tax laws to such shareholder.

Dissenters' Rights

      Towne shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Towne Common Stock under the provisions of Chapter 13 of the Washington Business Corporation Act ("WBCA"). A shareholder's failure to follow exactly the procedures specified in Chapter 13 of the WBCA will result in the loss of such shareholder's dissenters' rights. Accordingly, Towne shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Chapter 13 of the WBCA set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Towne shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Towne Common Stock, FWWB may elect not to consummate the Merger. See "THE MERGER --Conditions to Consummation of the Merger."

Comparison of Shareholders' Rights

      The rights of Towne shareholders are currently determined by reference to the WBCA and Towne's Articles of Incorporation and Bylaws. Shareholders of Towne who receive shares of FWWB Common Stock in exchange for their shares of Towne Common Stock will have their rights as shareholders of FWWB determined by reference to the Delaware General Corporation Law (the "DGCL") and FWWB's Certificate of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of FWWB and Towne and an explanation of certain possible antitakeover effects of certain provisions in FWWB's Certificate of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

                           SELECTED HISTORICAL FINANCIAL DATA

      The following tables set forth selected historical consolidated financial data for FWWB and Towne. This information should be read in conjunction with the historical financial statements of FWWB and Towne, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement and in the other documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and Appendix D.

      The FWWB historical consolidated financial data as of and for the six months ended September 30, 1997 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods. The Towne historical consolidated financial data as of and for the nine months ended September 30, 1997 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

First Savings Bank of Washington Bancorp, Inc.
Selected Consolidated and Other Financial Data

                                At or For the              At or For the
                              Six Months Ended              Years Ended
                                September 30,                 March 31,
                              ----------------   ------------------------------------------------
                              1997       1996    1997       1996       1995       1994      1993
                                                   (Dollars in thousands, except for per share data)
Operating Data:
Interest income           $   41,373  $  30,433  $   67,292 $  41,409 $  33,652 $  31,342 $  31,422
Interest expense              22,475     16,573      36,372    23,287    18,230    15,707    16,630
                          ----------  ---------  ---------- --------- --------- --------- ---------
 Net interest income          18,898     13,860      30,920    18,122    15,422    15,635    14,792
Provision for loan losses        755        920       1,423       524       391       440     1,335
                          ----------  ---------  ---------- --------- --------- --------- ---------
 Net interest income after
  provision for loan losses   18,143     12,940      29,497    17,598    15,031    15,195    13,457
Gains (losses) from sale of
 loans  and securities           505         66         701       387      (121)    3,390     3,353
Other operating income         1,623        983       2,455     1,281     1,219     2,045       834
Other operating expense       10,107      9,745      19,416    10,383    10,022     8,610     8,390
                          ----------  ---------  ---------- --------- --------- --------- ---------
 Income before provision
  for income taxes and
   cumulative effect of
    change in accounting      10,164      4,244      13,237     8,883     6,107    12,020     9,254
Provision for income taxes     3,622      1,048       3,923     2,631     1,335     2,635     2,836
                          ----------  ---------  ---------- --------- --------- --------- ---------
 Income before cumulative
  effect of change in
   accounting                  6,542      3,196       9,314     6,252     4,772     9,385     6,418
Cumulative effect of change
 in accounting                    --         --          --        --       396        --        --
                          ----------  ---------  ---------- --------- --------- --------- ---------
Net income                $    6,542  $   3,196  $    9,314 $   6,252 $   5,168 $   9,385 $   6,418
                          ==========  =========  ========== ========= ========= ========= =========


Historical Per Share Data (1):
Net income                $     0.68  $    0.33  $    0.95  $    0.62    N/A       N/A       N/A
Stockholder's equity           15.83      14.87      15.25      15.30
Cash dividends                  0.14       0.10       0.22       0.10
Dividend payout ratio          20.59%     30.30%     23.16%     16.13%

Selected Ratios:
Return on average equity        8.63%      4.30%      6.30%      6.62%    10.85%    23.73%    20.04%
Return on average assets        1.24       0.78       1.04       1.11      1.12      2.32      1.76
Net interest margin             3.72       3.50       3.59       3.33      3.47      4.02      4.21
Average equity as a
 percentage of average
  assets                       14.32      18.24      16.58      16.75     10.34      9.77      8.77
Non-performing assets as
 a percentage of total assets   0.24       0.17       0.31       0.17      0.19      0.34      1.12

Financial Condition Data:
Total assets              $1,098,615 $  946,986 $1,007,633 $  743,176 $ 491,368 $ 425,936 $ 379,124
Loans receivable, net        732,479    571,925    645,881    415,295   299,403   246,264   235,960
Cash, interest-bearing
 deposits and securities     314,506    328,569    312,991    302,772   175,505   165,065   130,595
Deposits                     568,483    525,600    544,967    374,064   360,352   352,547   327,100
Borrowings                   360,859    254,072    293,700    199,071    70,338    17,655     6,515
Equity                       150,295    149,649    148,636    154,142    50,251    44,931    35,546

__________
(1)  First Savings Bank converted from mutual to stock ownership on October 31, 1995.  Per share data for fiscal 1996 represent pro forma calculations.

                                 -x-

Towne Bancorp, Inc. (1)
Selected Consolidated and Other Financial Data

                                 At or For
                                 the Nine               At or For the
                               Months Ended              Years Ended
                               September 30,             December 31,
                               -------------     -------------------------------------
                                1997   1996      1996    1995    1994    1993     1992
                                ----   ----      ----    ----    ----    ----     ----
                               (Dollars in thousands, except for per share data)
Operating Data:
Interest income                $  7,943 $ 5,212  $ 7,330 $ 4,729 $ 2,911 $ 1,602  $1,147
Interest expense                  2,941   2,039    2,810   1,876     894     514     392
                                 ------ -------  ------- ------- ------- -------  ------
  Net interest income             5,002   3,173    4,520   2,853   2,017   1,088     755
Provision for loan losses           485     323      635     325     147     172     113
                                 ------ -------  ------- ------- ------- -------  ------
  Net interest income after
    provision for loan losses     4,517   2,850    3,885   2,528   1,870     916     642
Other income                        545     488      618     502     436     338     173
Non-interest expense              3,155   2,225    3,135   2,286   1,755     989     764
Income tax expense                  660     375      465     251     185      18      --
                                 ------ -------  ------- ------- ------- -------  ------

  Net income                   $  1,247 $   738  $   903 $   493 $   366 $   247  $   51
                               ======== =======  ======= ======= ======= =======  ======

Historical Per Share Data:
Net income                     $   4.24 $  2.44  $  2.95 $  2.02 $  1.72 $  1.16  $ 0.42
Stockholders' equity              29.32   25.25    25.81   25.35   21.91   19.82   18.12
Dividends                            --      --       --      --      --      --      --
Dividend payout ratio                --      --       --      --      --      --      --

Selected Ratios:
Return on average equity          21.27%  16.89%   14.42%  13.78%  11.88%   8.91%   1.97%
Return on average assets           1.67    1.49     1.30    1.11    1.17    1.24    0.38

Financial Condition Data:
Assets                         $128,104 $77,235  $86,268 $53,599 $36,212 $25,548 $17,290
Loans receivable, net            99,600  62,191   68,039  40,929  26,189  19,143  11,513
Investment securities             6,518   8,081    5,771   7,127   5,547   2,968   3,700
Deposits                        116,522  68,834   77,893  49,208  31,484  22,528  14,575
Stockholders' equity              8,230   7,421    7,668   3,974   3,217   2,893   2,638


---------
(1)  Towne became the bank holding company for Towne Bank on January 1, 1997.  All financial data prior to
     January 1, 1997 are of Towne Bank.

                                 - xi-

                          COMPARATIVE PER SHARE DATA

      The following table sets forth selected comparative per share data for FWWB on both an historical and a pro forma combined basis and for Towne on both an historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. These tables should be read in conjunction with the historical financial statements of FWWB and Towne, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement, and the other documents incorporated by reference herein. The pro forma information has been prepared based on the exchange ratio of 3.85 shares of FWWB Common Stock for each share of Towne Common Stock and illustrates the exchange of 70% and 51% of the shares of Towne Common Stock for shares of FWWB Common Stock. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                            At or For the       At or For the
                                          Six Months Ended       Year Ended
                                         September 30, 1997    March 31, 1997
                                         ------------------   -----------------

Book value per share(1):
  FWWB historical                             $15.83              $15.25
  Towne historical                             29.32               26.54
  With 70% stock exchange:
  Pro forma combined                           16.34               15.64
  Towne pro forma equivalent                   62.91               60.21
  With 51% stock exchange:
  Pro forma combined                           16.26               15.64
  Towne pro forma equivalent                   62.60               60.21

Cash dividends declared per share(2):
  FWWB historical                              $0.14               $0.22
  Towne historical                                --                  --
  Pro forma combined                            0.14                0.22
  Towne pro forma equivalent                    0.54                0.85

Primary earnings per share(3):
  FWWB historical                               0.68                0.95
  Towne historical                              3.59                3.62
  With 70% stock exchange:
  Pro forma combined                            0.68                0.90
  Towne pro forma equivalent                    2.62                3.47
  With 51% stock exchange:
  Pro forma combined                            0.68                0.90
  Towne pro forma equivalent                    2.62                3.47

-------------
(1)     The pro forma combined book value per share of FWWB Common
        Stock is based upon the historical total common stockholders' equity for FWWB and the additional stockholder's equity resulting from the Merger divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Towne Common Stock represents the pro forma combined book value of FWWB Common Stock multiplied by the 3.85 exchange ratio.
(2) Pro forma combined dividends assumes no changes in FWWB's cash dividends per share. The pro forma equivalent cash dividends declared per share of Towne Common Stock represent the pro forma combined cash dividends declared per share of FWWB Common Stock multiplied by the 3.85 exchange ratio.
(3)     The pro forma combined earnings per share of FWWB Common
        Stock (based on primary earnings per share and weighted average shares outstanding) is based upon the combined pro forma net income for FWWB and Towne divided by the weighted average primary pro forma common shares of the combined entities and assumes that the shares issued by FWWB are treasury shares and/or shares repurchased in the open market. The pro forma equivalent earnings per share of Towne

        Common Stock represents the pro forma combined net income per share multiplied by the 3.85 exchange ratio. Fully diluted earnings per share are not significantly different from primary earnings per share.


                           COMPARATIVE MARKET PRICE DATA

       FWWB Common Stock is quoted on the Nasdaq National Market under the symbol FWWB. There is no established trading market for Towne Common Stock. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of FWWB Common Stock as reported on the Nasdaq National Market and the dividends per share declared on FWWB Common Stock in each such quarter. Towne has not paid any dividends. The market for shares of Towne Common Stock is highly illiquid and the shares are neither traded on an established exchange nor listed on the Nasdaq Stock Market. Management of Towne is aware of only a few trades in Towne Common Stock in the nine months ended September 30, 1997. Such trades were at prices ranging from $30.50 per share to $50.00 per share, with the most recent trade at $50.00 per share. Management of Towne has not ascertained that these transactions are the result of arm's length negotiations between the parties, thus these prices may not be indicative of the market value of Towne Common Stock. On May 27, 1997, Towne concluded a stock repurchase program which resulted in the acquisition of 19,335 shares of Towne Common Stock by Towne for $40.00 per share.

                                                        FWWB
                                                     Common Stock
                                        ---------------------------------------
                                        High            Low          Dividends
                                        ----            ---          ---------

Year Ended March 31, 1996:
Third Quarter                           13-1/4         12-7/16          0.05
Fourth Quarter                          13-1/2          12-3/8          0.05

Year Ended March 31, 1997:
First Quarter                           15-5/8          13-3/8          0.05
Second Quarter                          17-1/4          14-1/2          0.05
Third Quarter                               19         16-9/16          0.05
Fourth Quarter                          22-1/8              18          0.07

Year Ended March 31, 1998:
First Quarter                           22-1/4          18-3/4          0.07
Second Quarter                          24-7/8          21-5/8          0.07
Third Quarter                           28-9/16         23-1/4          0.07
Fourth Quarter (through
  January 28, 1998)                     27-5/8          23-1/2          --

       As of January 28, 1998, the 10,081,113 outstanding shares of FWWB Common Stock were held by approximately 784 holders of record and the 285,066 outstanding shares of Towne Common Stock were held by 291 holders of record.

       The following table sets forth the closing price per share for FWWB Common Stock, as reported on the Nasdaq National Market, and the equivalent pro forma per share price for Towne Common Stock on November 24, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on January 28, 1998, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. Holders of Towne Common Stock are urged to obtain current market quotations for shares of FWWB Common Stock.

                                    November 24, 1997      January 28, 1998
                                    -----------------      ----------------
Closing price per share:
  FWWB                                    $25.00                $23.91
  Equivalent pro forma per share
    of Towne Common Stock                  96.25(1)              92.05(1)

----------------
(1) Computed by multiplying the closing price per share of FWWB Common Stock by the 3.85 exchange ratio.

                                       THE SPECIAL MEETING

Place, Time and Date

       The Special Meeting will be held on Tuesday, March 10, 1998 at 7:00 p.m., local time, at the Columbia Winery, 14030 145th Street, N.E., Woodinville, Washington. This Prospectus/Proxy Statement is being sent to holders of Towne Common Stock and is accompanied by a form of proxy that is being solicited by the Towne Board for use at the Special Meeting and any adjournments or postponements thereof.

Purpose

       The purpose of the Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

Record Date; Shares Entitled to Vote

       The Towne Board has fixed the close of business on February 5, 1998 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Towne Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Towne Common Stock will be entitled to one vote. At the Record Date, there were 285,066 shares of Towne Common Stock outstanding and entitled to be voted at the Special Meeting.

Vote Required

       A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Towne shareholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Pursuant to Towne's Articles of Incorporation, approval of the Merger Agreement requires the affirmative vote of the holders of 75% of the outstanding shares of Towne Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

       As of the Record Date, the directors and executive officers of Towne and their affiliates beneficially owned an aggregate of 70,475 shares of Towne Common Stock, which represents 24.7% of the shares entitled to be voted at the Special Meeting. All of the directors of Towne have entered into agreements with FWWB pursuant to which each director agreed to vote his or her shares for approval of the Merger Agreement.

Proxies

       Holders of Towne Common Stock may vote either in person or by properly executed proxy. Shares of Towne Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Towne Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Towne Board knows of no such other matters.

       Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Towne, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Towne Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

       The proxy for the Special Meeting is being solicited on behalf of the Towne Board. The expense of soliciting proxies for the Special Meeting will be borne by Towne. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Towne in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Towne Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Towne will reimburse them for their expenses in doing so.


                        THE MERGER

       The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

General

       The Merger Agreement provides for the merger of Towne with and into FWWB. The separate existence of Towne will cease upon completion of the Merger. After the Merger, Towne Bank will operate as a wholly-owned subsidiary of FWWB. While FWWB and Towne believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms.
See "-- Conditions to Consummation of the Merger" and
"-- Regulatory Requirements."

Merger Consideration

       Upon consummation of the Merger, each outstanding share of Towne Common Stock will be converted into the right to receive either $91.62 in cash, 3.85 shares of FWWB Common Stock, or a combination of both cash and FWWB Common Stock. Towne shareholders will have the opportunity to indicate on a form of election whether they wish to receive cash or stock for each share of Towne Common Stock that they own. Elections will be subject to proration in the event that Towne shareholders elect to exchange more than 70% or fewer than 51% of the shares of Towne Common Stock for shares of FWWB Common Stock. Each holder of Towne Common Stock who would otherwise be entitled to a fractional share of FWWB Common Stock will receive cash in lieu thereof determined by multiplying such fraction by $23.80.

       On January 28, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of FWWB Common Stock, as reported on the Nasdaq National Market, was $23.91. Towne shareholders should note, however, that the market price of the FWWB Common Stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of FWWB, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their FWWB Common Stock certificates.

       The 3.85 exchange ratio is subject to proportional adjustment as a result of a stock split, stock dividend, reverse stock split or similar transaction by FWWB.

Stock or Cash Election; Exchange of Certificates

       Each Towne shareholder of record as of the Record Date has received with this Prospectus/Proxy Statement an Election Form and other appropriate transmittal materials for the purpose of permitting such holder to elect to receive either all cash, all stock, or a combination of cash and stock in exchange for such shareholder's shares of Towne Common Stock. The Election Form also permits Towne shareholders to make no election regarding the form of consideration they will receive. The allocation of cash and shares of FWWB Common Stock that a shareholder of Towne will receive will depend on the stated preferences of the Towne shareholders on the Election Forms and the proration procedures to be applied.

       To make an effective election, a Towne shareholder will be required to return a properly completed Election Form sufficiently in advance of the Election Deadline so that it is actually received by the Exchange Agent at or prior to the Election Deadline. An Election Form will be considered properly completed only if it is accompanied by certificates representing all shares of Towne Common Stock covered thereby. The Election Deadline is 5:00 p.m., Mountain Time, on March 17, 1998.

       Any Election Form will be permitted to be revoked or changed by written notice from the person submitting the Election Form to the Exchange Agent, but to be effective such notice must actually be received by the Exchange Agent at or prior to the Election Deadline. In such circumstances, the stock certificate(s) covered by a revoked Election Form will be returned to the person who submitted the Election Form to the Exchange Agent upon written request to that effect from such holder. The Exchange Agent will have discretion to determine whether any election, modification or revocation is timely received and whether any such election, modification or revocation has been properly made, and such determination will be final.

       Shareholders of Towne who make an effective "Cash Election" will receive (subject to the proration procedures described below), for each share of Towne Common Stock for which such election is made, $91.62 in cash. Shareholders of Towne who make an effective "Stock Election" will receive (subject to the proration procedures described below), for each share of Towne Common Stock for which such election is made, 3.85 shares of FWWB Common Stock. Shareholders of Towne who make an effective "Partial Cash and Stock Election" will receive (subject to the proration procedures described below) $91.62 in cash for the percentage of shares indicated on the Election Form for which such election is made and
3.85 shares of FWWB Common Stock for the remaining percentage. Shareholders of Towne who make an effective "Non-Election" will receive for each share of Towne Common Stock for which such election is made either $91.62 in cash, 3.85 shares of FWWB Common Stock or a combination of cash and stock, subject to the proration procedures described below. If a holder of Towne Common Stock does not return a properly completed Election Form, or properly revokes an effective, properly completed Election Form without timely submitting a revised, properly completed Election Form, such shareholder will be deemed to have made a Non-Election. Pursuant to the terms of the Merger Agreement, no more than 70% and no fewer than 51% of the outstanding shares of Towne Common Stock may be exchanged for FWWB Common Stock. Accordingly, if the elections made by Towne shareholders would result in fewer than 51% or more than 70% of the shares of Towne Common Stock being exchanged for shares of FWWB Common Stock, the elections of some Towne shareholders would be subject to proration so that the necessary number of shares of FWWB Common Stock can be issued.

       If the number of Cash Election shares (including shares to be exchanged for cash through Partial Cash and Stock Elections) exceeds 49% of the outstanding shares of Towne Common Stock, all Stock Election shares and all Non-Election shares will be converted into the right to receive 3.85 shares of FWWB Common Stock and all Cash Election shares will be converted into the right to receive
(i) an amount in cash equal to the product of $91.62 and a fraction ("Cash Fraction"), the numerator of which shall be 49% of the outstanding shares of Towne Common Stock and the denominator of which shall be the total number of Cash Election shares, and (ii) a number of shares of FWWB Common Stock equal to the product of
3.85 and a fraction equal to one minus the Cash Fraction.

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       If the number of Stock Election shares (including shares to be exchanged for stock through Partial Cash and Stock Elections) exceeds 70% of the outstanding shares of Towne Common Stock, all Cash Election shares and all Non-Election shares will be converted into the right to receive $91.62 in cash and all Stock Election shares will be converted into the right to receive (i) a number of shares of FWWB Common Stock equal to the product of 3.85 and a fraction ("Stock Fraction"), the numerator of which shall be 70% of the outstanding shares of Towne Common Stock and the denominator of which shall be the total number of Stock Election shares, and (ii) an amount in cash equal to the product of $91.62 and a fraction equal to one minus the Stock Fraction.

       If the number of Cash Election shares is less than 49% of the outstanding shares of Towne Common Stock and the number of Stock Election shares is less than 70% of the outstanding shares of Towne Common Stock, then all Cash Election shares will be converted into the right to receive $91.62 in cash and all Stock Election shares will be converted into the right to receive 3.85 shares of FWWB Common Stock. If the number of Cash Election shares plus the number of Non-Election shares is equal to or less than 49% of the outstanding shares of Towne Common Stock, then all Non-Election shares will be converted into the right to receive $91.62 in cash. If the number of Cash Election shares plus the number of Non-Election shares exceeds 49% of the outstanding shares of Towne Common Stock, then all Non-Election shares will be converted into the right to receive (i) an amount in cash equal to the product of $91.62 and a fraction ("Non-Election Fraction") the numerator of which shall be the excess of 49% of the outstanding shares of Towne Common Stock over the number of Cash Election shares and the denominator of which shall be the excess of the outstanding shares of Towne Common Stock over the sum of the total of Cash Election shares and Stock Election shares and (ii) a number of shares of FWWB Common Stock equal to the product of 3.85 and a fraction equal to one minus the Non-Election Fraction.

       The Exchange Agent will be instructed by FWWB to make the determinations and allocations of the Merger consideration described above, and to transmit the appropriate types and amounts of the Merger consideration as so determined to all Towne shareholders who have returned properly completed Election Forms prior to the Election Deadline, as soon as practicable after the Effective Time of the Merger.

       In the event the Merger Agreement is terminated prior to completion of the Merger, the Exchange Agent will promptly return all stock certificates submitted with Election Forms. In such event, shares of Towne Common Stock held in brokerage accounts are expected to be available for sale or transfer promptly following termination of the Merger Agreement; however, stock certificates held directly by Towne shareholders will be returned by registered mail (with attendant delay). The Exchange Agent and FWWB will use their commercially reasonable efforts to cooperate with Towne and Towne shareholders to facilitate return of stock certificates in the event of such termination, but return other than by registered mail will only be made at the expense, written direction and risk of Towne shareholders.

       As soon as practicable after the Effective Time of the Merger, the Exchange Agent will mail to holders of Towne Common Stock of record immediately prior to the Effective Time of the Merger who have not previously submitted a properly completed Election Form a letter of transmittal and instructions for surrendering their stock certificates. Upon delivery of stock certificates to the Exchange Agent accompanied by a properly executed letter of transmittal, the Exchange Agent will process such certificates and mail to the former Towne shareholder the shares of FWWB Common Stock to be issued and/or cash to be paid for the shares of Towne Common Stock represented by the certificates and the certificates so surrendered will be canceled. Stock certificates submitted after the Effective Time of the Merger will be treated as Non-Election shares. No interest will be paid or accrued on the cash amount to which the shareholder may become entitled at the Effective Date.

       All shares of FWWB Common Stock issued to the holders of Towne Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. FWWB dividends having a record date after the Effective Date will include dividends on all shares of FWWB Common
Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of FWWB Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Towne Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and,

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where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Towne will be closed, and there will be no transfers on the transfer books of Towne of the shares of Towne Common Stock that were outstanding immediately prior to the Effective Date.

Effective Date of the Merger

       Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second calendar quarter of 1998. Either FWWB or Towne may terminate the Merger Agreement if the Effective Date does not occur on or before September 30, 1998.

Background and Reasons for the Merger

       In late July 1997, FWWB's President and Chief Executive Officer, Gary Sirmon and Towne's President and Chief Executive Officer, Rick Meikle, were introduced for the first time. During the course of their conversations that day, Mr. Sirmon and Mr.
Meikle discussed the possibility of an acquisition of Towne by FWWB. In early August 1997, following the initial conversations between Mr. Sirmon and Mr. Meikle, Towne received a letter from FWWB in which FWWB expressed its desire to acquire Towne. Upon the receipt of that letter, the Towne Board engaged counsel to assist it in determining a course of action for responding to FWWB's acquisition overture. The Towne Board determined to commence negotiations with FWWB and a special acquisition committee of the Board was appointed which included Mr. Meikle along with directors Pete Botting, Don Fitzpatrick, Jr. and Brent Orrico. Towne's special counsel was instructed to assist the acquisition committee.

       In early September 1997, the acquisition committee met with senior management officials of FWWB in Walla Walla. Following that meeting, Towne received a letter from FWWB reaffirming its desire to acquire Towne and setting forth pricing parameters for consummating the acquisition. At that point, Towne and FWWB exchanged information about each other and further negotiations ensued which resulted in the negotiation and presentation of the proposed Merger Agreement which was reviewed and adopted by the Board at a special meeting on November 24, 1997.

       Prior to approving the Merger Agreement, the Towne Board did not solicit offers from other companies or determine whether other companies would be interested in acquiring Towne. The Towne Board considered soliciting other offers, but elected against such action because it believed (i) that FWWB's proposal was very strong, fair to shareholders and in the best interests of Towne and (ii) that FWWB was likely to withdraw its proposal if Towne initiated a bidding contest. Accordingly, rather than risk losing what it viewed as an advantageous transaction, the Towne Board determined to pursue negotiations with FWWB on an exclusive basis.

       In reaching its decision to approve the Merger and Merger
Agreement, the Towne Board consulted with its counsel as well as with Towne's management and considered a number of factors including, without limitation, the following, which constitute all of the material factors considered by the Towne Board:

       a. Towne Board's familiarity with and review of FWWB's business, operations, earnings and financial condition and future capital requirements;

       b. Towne Board's belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows those Towne shareholders who elect to receive FWWB Common Stock to become shareholders in FWWB, a company whose stock is listed on the Nasdaq National Market;

       c. FWWB's wide range of banking products and services and its dividend payment history;

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       d.      Towne Board's belief, based upon analysis of the
               anticipated financial effects of the Merger, that upon consummation of the Merger, FWWB and its financial institution subsidiaries would be well capitalized institutions, the financial positions of which will be well in excess of all applicable regulatory capital requirements.

       e. The current and prospective economic and regulatory environment and competitive restraints facing the banking industry and financial institutions in Towne's market area;

       f. Towne Board's belief that, in light of the reasons discussed above, FWWB is the most attractive choice as a long-term affiliation partner of Towne; and

       g. The expectation that the Merger will generally be a tax-free transaction to Towne and those of its shareholders to the extent they receive FWWB Common Stock in exchange for their shares of Towne Common Stock.

       The Towne Board did not sign any specific or relative weight to any of the factors discussed above in their considerations.

       For the reasons set forth above, the Towne Board has unanimously approved the Merger Agreement as advisable and in the best interests of Towne and its shareholders and recommends that the shareholders of Towne vote FOR the approval of the Merger Agreement.

Opinion of Financial Advisor

       Towne retained Southard Financial, a Memphis, Tennessee financial valuation consulting firm, to render its opinion as to the fairness, from a financial point of view to the holders of Towne Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific ratio of exchange between FWWB and Towne's respective common stocks or the cash price for Towne Common Stock and did not assist in the Merger negotiations. The consideration was determined by FWWB and Towne after arm's length negotiations. Towne did not place any limitations on the scope of Southard Financial's investigation or review.

       Southard Financial provided the Towne Board with a fairness opinion letter and supporting documentation. The full text of the opinion letter of Southard Financial, dated November 21, 1997, which sets forth certain assumptions made, matters considered and limitations on the review performed is attached as Appendix C and is incorporated herein by reference. The summary of the opinion of Southard Financial set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the opinion.

       In arriving at its opinion, Southard Financial conducted interviews with officers of FWWB and Towne and reviewed the documents indicated in the fairness letter. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of Towne.

       In connection with rendering its opinion, Southard Financial performed a variety of financial analyses which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Towne and FWWB. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

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       Under the Merger Agreement, no more than 70% and no fewer than
51% of the outstanding shares of Towne Common Stock may be exchanged for FWWB Common Stock. The ultimate mix of cash and FWWB Common Stock to be exchanged in the Merger is not currently known nor can it be reasonably foreseen. Therefore, the summary of Southard Financial's analysis set forth below is based on the total consideration to be paid in the Merger, regardless of the mix of cash and FWWB Common Stock.

       Dividend Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Towne, Southard Financial reviewed the dividend paying histories of Towne and FWWB. Since its formation, Towne Bank has paid no dividends, and since its formation, Towne has paid no dividends. In the year ended December 31, 1996, FWWB paid a dividend of $.20 per share. Had the Merger been consummated prior to January 1, 1996, each former share of Towne Common Stock would have received dividends of $.77 in 1996 (FWWB's dividends of $.20 per share times 3.85 equivalent shares). No dividend is expected to be paid by Towne to its shareholders prior to consummation of the Merger. FWWB's expected 1997 dividend is $.28 per share. Had the Merger been consummated prior to January 1, 1997, each former share of Towne Common Stock would be expected to receive dividends of $1.08 in 1997 (FWWB expected dividends of $.28 per share times 3.85 equivalent shares). The favorable dividend comparison is a major factor in favor of the Merger.

       Earnings Yield Analysis. Towne earned $2.95 per share in 1996 and FWWB earned $1.11 (adjusted for non-recurring charges in the fiscal year ended March 31, 1997). Had the Merger been consummated prior to January 1, 1996, each former Towne share would have earned $4.27 in 1996 (FWWB's earnings of $1.11 per share times
3.85 equivalent shares) or 44.8% more than Towne's earnings.

       Towne is expected to earn $5.40 per share in 1997, while the consensus analysts earnings projection for FWWB is $1.39 per share in the fiscal year ending March 31, 1998. Had the Merger been consummated prior to January 1, 1997, each former share of Towne Common Stock would have been expected to earn $5.35 (FWWB expected earnings of $1.39 per share times 3.85 equivalent shares), or .9% less than Towne's earnings.

       Book Value Analysis. In evaluating the impact of the proposed Merger on the shareholders of Towne, Southard Financial determined that shareholders of Towne who receive FWWB Common Stock would have seen an increase in the book value of their investment had the Merger been consummated as of December 31, 1997. Estimated book value of Towne Common Stock at December 31, 1997 is $29.00 per share (fully diluted). Estimated book value of FWWB is $16.10 per share at December 31, 1997. If the Merger were consummated as of December 31, 1997, each former share of Towne Common Stock would be expected to receive book value of $61.99 (FWWB estimated book value of $16.10 per share times 3.85 equivalent shares), or 214% of Towne's estimated book value per share at December 31, 1997.

       Analysis of Market Transactions. Based upon the Merger terms and the recent market price of FWWB Common Stock, Towne shareholders will receive 316% of estimated December 31, 1997 book value (fully diluted), 17.0 times estimated 1997 earnings, and 20.6% of assets. Based upon the review conducted by Southard Financial and given the financial characteristics of Towne, the pricing for Towne in the Merger is within the range of multiples seen in recent bank acquisitions.

       Fundamental Analysis. Southard Financial reviewed the financial characteristics of Towne and FWWB with respect to profitability, capital ratios, liquidity, asset quality and other factors. Southard Financial compared Towne and FWWB to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council. Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

       Liquidity. Unlike Towne Common Stock, FWWB Common Stock is traded on the Nasdaq Stock Market. Further, except in the case of officers, directors and certain large shareholders of Towne, shares of FWWB Common Stock received by Towne shareholders will be freely tradeable with no restrictions. Thus, any Towne shareholder electing to receive FWWB Common Stock will have a marketable security that can easily be sold.

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       Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided approximately 2,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services for approximately 120 financial institutions annually. For rendering its opinion, Southard Financial received a fee of $15,000, plus reasonable out-of-pocket expenses. Southard Financial has never been engaged previously by Towne or FWWB, and neither Southard Financial nor its principals own an interest in the securities of Towne or FWWB.

Interests of Certain Persons in the Merger

       The directors and executive officers of Towne, together with their affiliates, beneficially owned a total of 70,475 shares of Towne Common Stock (representing 24.7% of all outstanding shares of Towne Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares as the other shareholders of Towne.
Certain members of Towne's management and the Towne Board have certain interests in the Merger as described below that are in addition to their interests as shareholders of Towne generally.
The Towne Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

       Following the Merger, Rick Meikle, the President of Towne, will enter into an employment agreement with FWWB and Towne Bank. Pursuant to Mr. Meikle's employment agreement he will serve as President of Towne Bank for a period of three years commencing on the Effective Date. Mr. Meikle's initial base salary under the agreement will be $120,000. Pursuant to the agreement, on the Effective Date, Mr. Meikle will be granted options to acquire 80,000 shares of FWWB Common Stock under FWWB's 1996 Stock Option Plan. Mr. Meikle's employment agreement may be extended for an additional 12 months upon the expiration of the original term of the agreement and upon each anniversary of the expiration of the
agreement thereafter.   In addition, FWWB has agreed to appoint Mr.
Meikle to the Board of Directors of FWWB. FWWB intends to enter into similar employment agreements with other executive officers of Towne Bank, but is under no obligation to do so.

       At the Effective Time of the Merger, FWWB will assume each outstanding option to purchase shares of Towne Common Stock in such manner that it is converted into an option to purchase shares of FWWB Common Stock, except that each option will be exercisable for that number of shares of FWWB Common Stock equal to the number of shares of Towne Common Stock for which such option was exercisable multiplied by 3.85, and the exercise price of such Towne option will be equal to the exercise price of such option divided by 3.85.

       FWWB has agreed that all rights to indemnification existing in favor of the directors and officers of Towne as provided in Towne's Articles of Incorporation and Bylaws shall survive the Merger.
FWWB has also agreed to use its best efforts to continue the directors and officers liability insurance maintained by Towne for a period of two years, subject to certain limitations.

Certain Federal Income Tax Consequences

       The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Towne shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

       Consummation of the Merger is conditioned upon the receipt by FWWB and Towne of an opinion of Breyer & Aguggia, special counsel to FWWB, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Towne shareholders to the extent they receive shares of FWWB Common Stock in exchange for their shares of Towne Common Stock. FWWB and Towne may

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waive receipt of such tax opinion as a condition to consummating the Merger;
provided, however, that if the anticipated material federal income tax consequences of the Merger are significantly different than those described herein, Towne will resolicit the approval of its shareholders.

       Receipt of FWWB Common Stock in Exchange for Towne Common Stock. No gain or loss will be recognized by a holder who receives solely shares of FWWB Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Towne Common Stock. The tax basis of the shares of FWWB Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of FWWB Common Stock, as discussed below) to the basis of the Towne Common Stock surrendered in exchange therefor. The holding period of the FWWB Common Stock received will include the holding period of shares of Towne Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Time of the Merger.

       Receipt of Cash in Exchange for Towne Common Stock. A holder who receives solely cash in exchange for all of his or her shares of Towne Common Stock (and is not treated as constructively owning FWWB Common Stock after the Merger under the circumstances referred to below under "-- Certain Federal Income Tax Consequences -- Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such holder's tax basis in the Towne Common Stock surrendered in exchange therefor. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the holder at the Effective Time of the Merger. Such gain or loss will be long-term capital gain or loss if the holder's holding period is more than eighteen months at the Effective Time of the Merger or mid-term capital gain if held for more than one year, but less than eighteen months at the Effective Time. The Code contains limitations on the extent to which a holder may deduct capital losses from ordinary income.

       Receipt of FWWB Common Stock and Cash in Exchange for Towne Common Stock. A holder who receives a combination of FWWB Common Stock and cash in exchange for his or her Towne Common Stock will not be permitted to recognize any loss for federal income tax purposes. Such a holder will recognize gain, if any, equal to the lesser of (i) the amount of cash received or (ii) the amount of gain "realized" in the transaction. The amount of gain a holder "realizes" will equal the amount by which (a) the cash plus the fair market value at the Effective Time of the Merger of the FWWB Common Stock received exceeds (b) the holders' basis in the Towne Common Stock to be surrendered in the exchange therefor. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of FWWB Common Stock received by such holder will be the same as the basis of the shares of Towne Common Stock surrendered in exchange therefor, adjusted as provided in
Section 358(a) of the Code for the cash received in exchange for such shares of Towne Common Stock. The holding period for shares of FWWB Common Stock received by such holder will include such holder's holding period for the Towne Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Time of the Merger.

       A holder's federal income tax consequences will also depend on whether his or her shares of Towne Common Stock were purchased at different times at different prices. If they were, the holder could realize gain with respect to some of the shares of Towne Common Stock and loss with respect to other shares. Such holder would have to recognize such gain to the extent such holder receives cash with respect to those shares in which the holder's adjusted tax basis is less than the amount of cash plus the fair market value at the Effective Time of the Merger of the FWWB Common Stock received, but could not recognize loss with respect to those shares in which the holder's adjusted tax basis is greater than the amount of cash plus the fair market value at the Effective Time of the Merger of the FWWB Common Stock received. Any disallowed loss would be included in the adjusted basis of the FWWB Common Stock. Such a holder is urged to consult his or her own tax advisor respecting the tax consequences of the Merger on that holder.

    Possible Dividend Treatment. In certain circumstances, a holder who receives solely cash or a combination of cash and FWWB Common Stock in the Merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that holder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the holder's

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proportionate interest in FWWB after the Merger with the proportionate interest the holder would have had if the holder had received solely FWWB Common Stock in the Merger. For purposes of this comparison, the holder may be deemed to constructively own shares of FWWB Common Stock held by certain members of the holder's family or certain entities in which the holder has an ownership or beneficial interest and certain stock options may be aggregated with the holder's shares of FWWB Common Stock. The amount of the cash payment that may be treated as a dividend is limited to the holder's ratable share of the accumulated earnings and profits of Towne at the Effective Time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the holder's shares were held as capital assets at the Effective Time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each holder, holders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger.

       Cash in Lieu of Fractional Shares. A holder who holds Towne Common Stock as a capital asset and who receives in the Merger, in exchange for such stock, solely FWWB Common Stock and cash in lieu of a fractional share interest in FWWB Common Stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

       The foregoing is a general summary of all of the material federal income tax consequences of the Merger to Towne shareholders, without regard to the particular facts and circumstances of each shareholder's tax situation and status. Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each shareholder, each Towne shareholder should consult his or her own tax advisor regarding such shareholder's specific tax situation and status, including the specific application and effect of state, local and foreign laws to such shareholder and the possible effect of changes in federal and other tax laws.

Conduct of Business Pending the Merger

       Towne has agreed in the Merger Agreement not to take certain actions relating to its operations without the prior approval of FWWB pending consummation of the Merger. The Merger Agreement provides that, except with the written consent of FWWB, each of Towne and Towne Bank, respectively, may not, among other things, (i) amend its articles of incorporation or bylaws;
(ii) impose any lien on any share of stock held by it; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a cash or stock dividend on Towne Common Stock; (iv) acquire direct or indirect control over any entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in Towne's or Towne Bank's fiduciary capacity; (v) issue or sell any Towne Common Stock or sell or otherwise dispose of a substantial part of Towne's or Towne Bank's assets or earnings power; (vi) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vii) incur any additional debt except in the ordinary course of business; (viii) increase compensation, pay bonuses or enter into severance arrangements; (ix) amend any existing employment contract with any person or enter into any new employment contract unless Towne or its subsidiaries may terminate the same at will without liability; (x) adopt any new benefit plan or make any material change to an existing benefit plan; (xi) enter into any new material service contract, purchase or sale agreement or lease agreement; (xii) make any capital expenditures exceeding $15,000 individually or $35,000 in the aggregate; (xiii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of Towne Common Stock if such extension of credit would exceed 2% of the capital of Towne or Towne Bank, or amend the terms of any such credit; (xiv) settle any claim for money damages in excess of $25,000; or (xv) change its method of accounting except as required by
generally accepted, or regulatory, accounting principles.   Moreover, Towne is
required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

Conditions to Consummation of the Merger

       The obligations of Towne and FWWB to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Towne Common Stock; (ii) receipt of all applicable regulatory approvals and the expiration of all required waiting periods; (iii) no proceeding is pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger; and (iv) receipt by FWWB and Towne of the opinion of Breyer
& Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger.

       The obligations of FWWB are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Towne of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Towne; (iii) Rick Meikle having entered into an employment agreement with Towne Bank and FWWB; (iv) the absence of any material adverse change in the financial position or results of operations of Towne; (v) the number of Dissenting Shares not exceeding 5% of the outstanding shares of Towne Common Stock; and (vi) Towne Bank having terminated its employee stock purchase plan.

       The obligations of Towne are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by FWWB of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of FWWB; and (iii) the absence of any material adverse change in the financial position or results of operations of FWWB.

       FWWB and Towne may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

Regulatory Requirements

       The Merger is subject to prior approval by the Federal Reserve and the Department of Financial Institutions. An application for approval of the Merger was filed with the Federal Reserve and the Department of Financial Institutions on January 22, 1998.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

       FWWB and Towne are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

       The Merger Agreement provides that if the Merger has not been consummated by September 30, 1998, the Merger Agreement may be terminated by FWWB or Towne. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Towne's shareholders, there can be no assurance that the Merger will be consummated by September 30, 1998. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

No Solicitation

       Towne has agreed in the Merger Agreement that it will not solicit, initiate or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Towne or any merger or other business combination with Towne.

Dissenters' Rights

       In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Towne's shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Towne Common Stock.

       If Towne shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Towne Common Stock, FWWB may elect not to consummate the Merger. Towne shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Towne and FWWB will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Towne shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix B hereto.

       A shareholder who wishes to assert dissenters' rights must (a) deliver to Towne before the vote is taken by Towne shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Towne at the following address:

                         Towne Bancorp, Inc.
                       17530 132nd Avenue, N.E.
                    Woodinville, Washington  98072
           Attn: Don Fitzpatrick, Jr., Corporate Secretary

       A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Towne in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Towne the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

       A shareholder who does not deliver to Towne prior to the vote being taken by Towne shareholders a written notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the Merger or abstain from voting.

       If the Merger is effected, FWWB as the surviving corporation shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which FWWB must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

       A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

       Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, FWWB shall pay each dissenter with properly perfected dissenters' rights FWWB's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Towne shares prior to the public announcement of the Merger, FWWB is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which FWWB can borrow money from other banks. It is the current intention of FWWB to estimate the fair value of Towne Common Stock to be $50.00 per share, which represents the price paid for Towne
Common Stock in the last transaction for which a price is known to Towne management prior to the date on which the Merger Agreement was signed.

       A dissenter who is dissatisfied with FWWB's estimate of the fair value or believes that interest due is incorrectly calculated may notify FWWB of the dissenter's estimate of the fair value and amount of interest due. If FWWB does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then FWWB must within 60 days petition a court to determine the fair value.

       In view of the complexity of Chapter 13 of the WBCA, shareholders of Towne who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Amendment; Waiver; Termination

       FWWB may elect to modify the structure of the Merger; provided, however, that FWWB shall not have the right to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Towne shareholders are entitled to receive. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefitted by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of FWWB and Towne. After approval of the Merger Agreement by the shareholders of Towne, the Merger Agreement may not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Towne shareholders in exchange for their Towne Common Stock.

       The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Towne shareholders, as follows: (i) by the mutual consent of the parties; (ii) by FWWB if Towne fails to conduct its business pursuant to the covenants made in the Merger Agreement and such failure cannot be or has not been cured with 15 days after written notice of such failure; (iii) by either party if the Merger is not consummated by September 30, 1998; (iv) by either party upon denial of any required regulatory approval; (v) by FWWB if its conditions to consummate the Merger are not satisfied as of the closing date or by Towne if its conditions to consummate the Merger are not satisfied as of the closing date; (vi) by FWWB upon the occurrence of any event that may restrict FWWB's voting power or other rights normally enjoyed by holders of Towne Common Stock; (vii) by either party if the other party has committed a material breach that has not been cured within 30 days after the giving of written notice of such breach; (viii) by FWWB if Towne enters any agreement with a view toward being acquired or effecting a business combination with any other person; or (xv) by FWWB if Towne enters into any supervisory agreement, cease and desist order, memorandum of understanding or similar arrangement with any bank regulatory agency.

       In the event of the valid termination of the Merger Agreement by either FWWB or Towne, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

Termination Fee

       As a condition and inducement to FWWB's entering into the Merger Agreement and in consideration thereof, Towne has agreed to pay to FWWB a termination fee under certain circumstances. A fee of $250,000 may be demanded by FWWB in the event that (i) the Merger Agreement is terminated because Towne and Towne Bank do not use their best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; (ii) Towne terminates the Merger Agreement for any reason other than the grounds for termination set forth in the Merger Agreement; or (iii) the Towne shareholders do not approve the Merger Agreement. FWWB has agreed to pay to Towne a termination fee of $250,000 in the event that (i) the Merger Agreement is terminated because FWWB does not use its best efforts to consummate the Merger in accordance with the terms of the Merger Agreement or (ii) FWWB terminates the Merger Agreement for any reason other than the grounds for termination set forth in the Merger Agreement.

       In addition, Towne has agreed to pay to FWWB a termination fee of $1,350,000 under certain circumstances. Such fee may be demanded by FWWB in the event that the Merger is not completed by May 24, 1999 and any of the following occurs: (i) a third party acquires beneficial ownership of 25% or more of the then outstanding Towne Common Stock; (ii) Towne, without the written consent of FWWB, enters into or recommends to Towne shareholders an agreement with a third party providing for certain actions (each an "Acquisition Transaction"), including a merger or similar transaction involving Towne, the purchase, acquisition or lease of substantially all of the assets of Towne or the purchase or other acquisition of securities representing 10% or more of the voting power of Towne; or (iii) a bona fide proposal to engage in an Acquisition Transaction is made to Towne by a third party, and after such proposal is made either Towne willfully breaches the Merger Agreement and such breach entitles FWWB to terminate the Merger Agreement, Towne shareholders fail to approve the Merger Agreement at the Special Meeting, the Special Meeting is cancelled without the fault of FWWB, or the Towne Board withdraws or modifies in a manner adverse to FWWB its recommendation to shareholders to approve the Merger Agreement.

       Towne will not be required to pay the termination fee if, prior to the occurrence of any of the events described above, Towne validly terminates the Merger Agreement (i) with the mutual consent of FWWB, or (ii) because of a material breach by FWWB that cannot be or has not been cured within 30 days after written notice of such breach (but only if at such time as Towne exercises its right to terminate the Merger Agreement FWWB is not entitled to terminate the Merger Agreement either because of a material breach by Towne, because the Merger has not been consummated by September 30, 1998 or because a required regulatory approval has been denied). The termination fee is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Towne from potential third party acquirors because the termination fee could increase the cost of such acquisition. To the best of Towne's knowledge, no event that would permit FWWB to demand payment of the termination fee has occurred as of the date of this Prospectus/Proxy Statement.

Resale of FWWB Common Stock

       The shares of FWWB Common Stock to be issued to shareholders of Towne upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Towne or FWWB as that term is defined in the rules under the Securities Act. FWWB Common Stock received by those shareholders of Towne who are deemed to be "affiliates" of Towne on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Towne generally include individuals or entities that control, are controlled by or are under common control with, Towne, and may include the executive officers and directors of Towne and certain of their affiliates as well as certain principal shareholders of Towne. In the Merger Agreement, Towne has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Towne to enter into an agreement with FWWB providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of FWWB Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of FWWB Common Stock received by affiliates of Towne.

Accounting Treatment

       The Merger, if completed as proposed, will be treated as a purchase in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Towne will be recorded on the books of FWWB at their respective fair values at the time of consummation of the Merger.

Expenses

       The Merger Agreement provides that FWWB and Towne each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.


             BUSINESS OF THE PARTIES TO THE MERGER

FWWB

       FWWB is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiaries, First Savings and Inland Empire Bank. During fiscal 1996 FWWB completed its sale of stock in connection with converting from a mutual holding company to the stock holding company form of organization. First Savings is a Washington-chartered savings bank the deposits of which are insured by the FDIC under the Savings Association Insurance Fund. First Savings conducts business from its main office in Walla Walla, Washington and its fifteen branch offices and three loan production offices located in southeast, central, north central and western Washington. Inland Empire Bank is an Oregon-chartered commercial bank whose deposits are insured by the FDIC under the Bank Insurance Fund. Inland Empire Bank conducts business from its main office in Hermiston, Oregon and its five branch offices and two loan production offices located in northeast Oregon.

       First Savings is a community oriented savings bank which has traditionally offered a wide variety of deposit products to its retail customers while concentrating its lending activities on real estate loans. Lending activities have been focused primarily on the origination of loans secured by one- to four-family residential dwellings, including emphasis on loans for construction of residential dwellings. To a lesser extent, lending activities also have included the origination of multi-family, commercial real estate and consumer loans. First Savings' primary business has been that of a traditional thrift institution, originating loans for portfolio in its primary market area. First Savings has also been an active participant in the secondary market, originating residential loans for sale and on occasion acquiring loans for portfolio. More recently, First Savings has begun making non-mortgage commercial and agribusiness loans to small businesses and farmers. In addition First Savings has maintained a significant portion of its assets in marketable securities. The securities portfolio has been weighted toward mortgage-backed securities secured by one- to four-family residential properties. This portfolio also has included a significant amount of tax exempt municipal securities, primarily issued by entities located in the State of Washington. In addition to interest income on loans and investment securities, First Savings receives other income from deposit service charges, loan servicing fees and from the sale of loans and investments. First Savings has sought to increase its other income by retaining loan servicing rights on some of the loans that it has sold and to a lesser extent by purchasing mortgage servicing rights. First Savings also has a wholly-owned subsidiary, Northwest Financial Corporation, which serves as the trustee under First Savings' mortgage loan documents, is engaged in real estate sales, and receives commissions from the sale of annuities.

       Inland Empire Bank is a community oriented commercial bank which historically has offered a wide variety of deposits and loan products to its consumer and commercial customers. Lending activities have included origination of consumer, commercial, agribusiness and real estate loans. Inland Empire Bank also has engaged in mortgage banking activity with respect to residential lending within its local markets, originating loans for sale generally on a servicing released basis. Additionally, Inland Empire Bank has maintained a significant portion of its assets in marketable securities, particularly U.S. Treasury and government agency securities as well as tax exempt municipal securities issued primarily by entities located in the State of Oregon. Inland Empire Bank operates a division, Inland Financial Services, which offers insurance and brokerage services to its customers.

       Financial and other information relating to FWWB is set forth in FWWB's Annual Report on Form 10-K for the year ended March 31, 1997, and Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997, copies of which may be obtained from FWWB as indicated under "AVAILABLE INFORMATION" on page (iii) hereof.

Towne

       Towne, a Washington corporation, was organized in 1996 for the purpose of becoming the holding company for Towne Bank. Towne became the holding company for Towne Bank effective on January 1, 1997. Towne engages in no significant activity other than holding the stock of Towne Bank.

       Towne Bank was incorporated in 1991 as a state chartered bank under the laws of Washington. While Towne Bank's business emphasis is in providing full service banking services to business and commercial customers, Towne Bank provides a full array of financial products and services to commercial and consumer customers. Towne Bank grants commercial, installment and real estate loans to customers principally located in the King County/Seattle and southern Snohomish County area. As of September 30, 1997, on a consolidated basis, Towne had a total of $100.8 million of loans outstanding, an allowance for loan losses of $1.2 million, total deposits of $116.5 million and total stockholders' equity of $8.2 million.

       Financial and other information relating to Towne is set forth in Appendix D.


     VOTING SECURITIES OF TOWNE AND PRINCIPAL HOLDERS THEREOF

       The following table sets forth, as of the Record Date, information as to the shares of Towne Common Stock beneficially owned by each person who, to the knowledge of Towne, is the owner of more than 5% of the outstanding shares of Towne Common Stock, by each director of Towne, by the Chief Executive Officer of Towne, and by all executive officers and directors of Towne as a group.



                                     Number of Shares        Percent of Shares
Name                                 Beneficially Owned (1)     Outstanding
----                                 ----------------------  -----------------

Beneficial Owners of More Than 5%

Phyllis R. Orrico Children's                17,931                     6.29%
  Irrevocable Trust and the
  Phyllis R. Orrico Grandchildren
  Irrevocable Trust, FAO
  Corporation, Trustee
419 Occidental Ave., So. #609
Seattle, WA 98104

                               (table continued on following page)

                                     Number of Shares        Percent of Shares
Name                                 Beneficially Owned (1)     Outstanding
----                                 ----------------------  -----------------

Directors

Pete Botting                           11,703                     3.73%
Don Fitzpatrick, Jr.                   11,963                     3.81
Margaret Langlie                        3,634                     1.16
S. Rick Meikle                          7,545                     2.40
Brent Orrico                           22,925                     8.04
Richard Rising                          5,254                     1.67
John Stoutenberg                        9,386                     2.99
Z. Ted Szatrowski                      12,470                     3.97

All directors and executive
officers as a group (10 persons)       91,191                    29.02

___________
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Towne Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms or ownership, over which shares the persons named in the table possess voting and/or investment power. The amounts shown also include the following amounts of Towne Common Stock which the indicated individuals have the right to acquire within 60 days of the Towne Record Date through the exercise of stock options granted pursuant to Towne's stock option plans: Mr. Botting, 1,390; Mr. Fitzpatrick, 470; Ms. Langlie, 1,500; Mr. Meikle, 6,375; Mr. Rising, 1,720; Mr. Stoutenberg, 1,785; Mr. Szatrowski, 2,260; and all executive officers and directors as a group, 20,716.


               DESCRIPTION OF FWWB CAPITAL STOCK

       FWWB is authorized to issue 25,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $0.01 per share. FWWB Common Stock is listed for trading on the Nasdaq National Market under the symbol "FWWB." Each share of FWWB Common Stock has the same relative rights and is identical in all respects with every other share of FWWB Common Stock. The following summary does not purport to be a complete description of the applicable provisions of the FWWB Certificate of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

Common Stock

       Voting Rights. The holders of FWWB Common Stock possess exclusive voting rights in FWWB. Each holder of FWWB Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of FWWB Common Stock.
Holders of shares of FWWB Common Stock are not entitled to cumulate votes for the election of directors.

       Dividends. The holders of FWWB Common Stock are entitled to such dividends as the FWWB Board may declare from time to time out of funds legally available therefor. Dividends from FWWB depend upon the receipt by FWWB of dividends from its subsidiaries because FWWB has no source of income other than dividends from its subsidiaries.

       Liquidation. In the event of liquidation, dissolution or winding up of FWWB, the holders of shares of FWWB Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of FWWB.

       Other Characteristics. Holders of FWWB Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of FWWB Common Stock which may be issued. Therefore, the Board of Directors of FWWB may authorize the issuance and sale of shares of common stock of FWWB without first offering them to existing shareholders of FWWB. FWWB Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of FWWB Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

Preferred Stock

       FWWB's Certificate of Incorporation authorizes the Board of Directors of FWWB to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of FWWB in any transaction not approved by the Board of Directors of FWWB.


                  COMPARISON OF SHAREHOLDERS' RIGHTS

       FWWB is incorporated under the laws of the State of Delaware and, accordingly, the rights of FWWB's shareholders are governed by FWWB's Certificate of Incorporation, Bylaws and the DGCL. Towne is incorporated under the laws of the State of Washington and, accordingly, the rights of Towne's shareholders are governed by Towne's Articles of Incorporation, Bylaws, the WBCA.

       Upon consummation of the Merger, shareholders of Towne who receive shares of FWWB Common Stock in exchange for their shares of Towne Common Stock will have their rights as shareholders of FWWB governed by FWWB's Certificate of Incorporation, Bylaws and the DGCL. The following is a summary of material differences between the rights of a FWWB shareholder under FWWB's Certificate of Incorporation and Bylaws and under the DGCL, on the one hand, and the rights of a Towne shareholder under Towne's Articles of Incorporation and Bylaws and the WBCA, on the other hand. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing law and the certificate or articles of incorporation and bylaws of each corporation.

Payment of Dividends

       FWWB. Under Delaware law, dividends may be paid either out of surplus (defined as the excess of the net assets of the corporation over the stated capital of the corporation) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

       Towne. Under Washington law, dividends may be paid only if, after giving effect to the dividend, Towne will be able to pay its debts as they become due in the ordinary course of business and Towne's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Towne were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

Size of Board of Directors

       FWWB. FWWB's Certificate of Incorporation provides that its Board of Directors shall consist of not less than five nor more than 25 members. The Bylaws of FWWB provide that the Board of Directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by an amendment to FWWB's Certificate of Incorporation, which must be approved by at least 80% of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of FWWB through an increase in the number of FWWB's directors and election of such person's or entity's nominees to fill the newly created vacancies.

       Towne. Towne's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 15 members. Changes in the size of the range may be made by amendment to Towne's Articles of Incorporation. The current number of directors is set at eight.

Classified Board of Directors

       FWWB. FWWB's Certificate of Incorporation provides for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the Certificate of Incorporation classifying the Board, all of the directors would be elected each year.

       Towne. Towne's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years.

Cumulative Voting

       FWWB. FWWB's Certificate of Incorporation eliminates cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholder's shares of common stock multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the FWWB Board.

       Towne. Towne's Articles of Incorporation eliminate cumulative voting.

Removal of Directors

       FWWB. FWWB's Certificate of Incorporation provides that at a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed only for cause and only by a vote of the holders of at least 80% of the shares then entitled to vote at such meeting. The requirement that directors may be removed only for cause and only upon an 80% vote makes it difficult for a person or entity immediately to acquire control of the FWWB Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

       Towne. Towne's Articles of Incorporation provide that directors may be removed from office only for cause. Under the WBCA, shareholders may remove a director only at a special meeting called for that purpose.

Vacancies on the Board of Directors

        FWWB. The Certificate of Incorporation of FWWB provides that any vacancy on the Board of Directors may be filled by the affirmative vote of two-thirds of the remaining directors, and any director so appointed is to hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

       Towne. Towne's Articles of Incorporation provide that any vacancy on the Board of Directors may be filled by the affirmative vote of two-thirds of the remaining directors.

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
Special Meetings of Shareholders and Action Without a Meeting

       FWWB. The Certificate of Incorporation of FWWB provides that special meetings of shareholders may be called only by the board of directors. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of FWWB by making it more difficult for a person or entity to obtain immediate control of FWWB between one annual meeting and the next. Pursuant to FWWB's Certificate of Incorporation, the power of shareholders to take action by written consent is denied.

       Towne. The Bylaws of Towne provide that special meetings of shareholders may be called by the President, a resolution of the Board of Directors or shareholders holding a majority of the voting stock of Towne. Pursuant to the WBCA, any action that may be taken by shareholders may be taken without a meeting if a consent in writing is signed by all of the holders of outstanding stock entitled to vote thereon.

Advance Notice Requirements for Nominations of Directors and
Presentation of New Business at Meetings of Shareholders

       FWWB. The Certificate of Incorporation of FWWB generally provides that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to FWWB at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of FWWB and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

       Towne. Towne's Articles of Incorporation and Bylaws do not establish advance notice requirements for nominations of directors and presentation of new business at meetings of shareholders. The WBCA requires that a notice of a special meeting of shareholders describe the purpose of the meeting.

Approval of Mergers, Consolidations, Sale of Substantially All
Assets and Dissolution

       FWWB. FWWB's Certificate of Incorporation requires the approval of the holders of (i) at least 80% of FWWB's outstanding shares of voting stock, and (ii) at least a majority of FWWB's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the FWWB Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Delaware law would apply, or, for certain transactions, no shareholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of FWWB. These provisions apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of FWWB with or into any Related Person; (ii) any sale, lease, exchange, transfer, or other disposition of all or a substantial part of the assets of FWWB or any of its subsidiaries to any Related Person (the term "substantial part" is defined to include more than 25% of FWWB's total assets); (iii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to FWWB or any subsidiary of FWWB; (iv) the issuance of any securities of FWWB or a subsidiary of FWWB to a Related Person; (v) the acquisition by FWWB of any securities of a Related Person; (vi) any reclassification of FWWB Common Stock; and
(vii) any agreement, contract or other arrangement providing for any of the transactions described above. The increased shareholder vote required to approve a Business

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
Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

       Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the corporation and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to shareholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% shareholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% shareholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of the corporation.

       FWWB's Articles of Incorporation require FWWB's Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

       Towne. Towne's Articles of Incorporation require the approval of two-thirds of the total shares entitled to be voted in an election of directors for the approval of certain "Business Combinations" unless the Business Combination is approved by a vote of at least two-thirds of the Towne Board or the fair market value of the property, securities or other consideration to be received, per share, in the Business Combination is not less than the highest price per share paid by the other party to the Business Combination in acquiring any of its holding of Towne Common Stock and a proxy statement meeting the requirements of the Exchange Act has been mailed to the shareholders of Towne for the purpose of soliciting shareholder approval of the Business Combination. The term
"Business Combination" is defined to include (i) any merger or consolidation of Towne; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part (the term "substantial part" is defined to mean more than 10% of Towne's total assets) of the assets of Towne or of a subsidiary; (iii) any merger or consolidation with or into another corporation; (iv) the issuance of any securities to Towne or any of its subsidiaries to any person or entity, except pursuant to stock benefit plans or warrant agreements approved by the Towne Board; or (v) any agreement, contract or other arrangement providing for any of the transactions described above.

       Pursuant to the WBCA, a plan of merger or share exchange must be recommended for approval by the board of directors and approved by each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group. Action by the shareholders of the surviving corporation on a plan of merger is not required if certain conditions are met.

       Towne's Articles of Incorporation require the Towne Board to consider all relevant factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer, including the social and economic effects of the transaction on the community, employees, customers and other constituents of Towne and its subsidiaries.

Limitation on Acquisitions of Common Stock

       FWWB. FWWB's Certificate of Incorporation provides that for a period of five years from the effective date of its conversion to the stock holding company form of organization (which occurred on October 31, 1995), no person may acquire directly or indirectly the beneficial ownership of more than 10% of any class of equity security of FWWB, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of FWWB's
Continuing Directors (as defined in the Certificate of Incorporation). This provision does not apply to any employee stock benefit plan of FWWB. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by FWWB's Board of Directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Additionally, FWWB's Certificate of Incorporation provides for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of FWWB beyond five years after the Conversion. Specifically, the Certificate of Incorporation provides that if, at any time after five years from the stock holding company conversion, any person acquires the beneficial ownership of more than 10% of any class of equity security of FWWB, then, with respect to each vote in excess of 10%, the record holders of voting stock of FWWB beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of FWWB which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of FWWB's
"Continuing Directors." Under FWWB's Certificate of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the Board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of FWWB Common Stock in a proxy contest.

       Towne. Towne's Articles of Incorporation do not contain any limitation on the acquisition of Towne Common Stock.

Dissenters' Appraisal Rights

       FWWB. Under the DGCL, appraisal rights are available for the shares of any class or series of stock of a corporation that is a party to a merger or consolidation, other than a merger of a parent corporation and a 90% or more owned subsidiary. However, shareholders generally will not have appraisal rights if the corporation's stock is listed on a national securities exchange or the Nasdaq National Market or is held of record by more than 2,000 holders, or if shareholder approval is not required by the DGCL for the corporate action. Shareholders of FWWB do not have appraisal rights in connection with the Merger.

       Towne. Under the WBCA, shareholders of Towne generally have dissenter's appraisal rights in connection with (i) a plan of merger to which Towne is a party; (ii) a plan of share exchange to which Towne is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of Towne's property other than in the regular course of business; and (iv) amendments to Towne's Articles of Incorporation effecting a reverse stock split. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required for the corporate action. Shareholders of Towne have dissenters' rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."

Indemnification of Officers and Directors and Limitation of Liability

       FWWB. Pursuant to FWWB's Certificate of Incorporation, FWWB will indemnify the officers, directors and employees of FWWB for expenses, settlements, judgments and fines in suits which are not shareholders' derivative suits if the person is successful on the merits or if he or she acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal suit if he or she had no reasonable cause to believe his or her conduct was unlawful. In the case of a shareholders' derivative suit FWWB will indemnify any of the aforementioned persons for expenses if such person is successful on the merits or otherwise or if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of FWWB, but no such indemnification may be given if the person is judged liable for negligence or misconduct in the performance of his or her duty to FWWB, unless the court determines the person is fairly and reasonably entitled to indemnification. In addition, FWWB's Certificate of Incorporation provides that the directors of FWWB shall not be personally liable for monetary damages to FWWB for certain breaches of their fiduciary duty as directors, except for liabilities that involve a breach of the director's duty of loyalty to FWWB or its shareholders, actions not in good faith, intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might,

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
in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted
FWWB.

         Towne. Towne's Articles of Incorporation provide that Towne shall indemnify any person made a party to any proceeding by reason of the fact that such person was or is a director, officer, trustee, employee or agent of Towne, or any subsidiary, partnership, joint venture, trust, employee benefit plan or other enterprise on behalf of Towne against judgements, penalties, fines, settlement and reasonable expense actually incurred by such person in connection with such proceeding. Indemnification will be available only if such person conducted himself or herself in good faith and, in the case of conduct in his or her official capacity with Towne, he or she reasonably believed his or her conduct to be in the best interests of Towne, or, in all other cases, he or she reasonably believed his or her conduct to be at least not opposed to the best interests of Towne; and in the case of any criminal proceeding, he or she has no reasonable cause to believe that his or her conduct was unlawful. No indemnification will be made in respect to any proceeding in which such person is adjudged to be liable to Towne, or in connection with any other proceeding charging personal benefit to a director in which the director was adjudged liable on the basis that personal benefit was improperly received by a director.

Amendment of Certificate of Incorporation and Bylaws

       FWWB. FWWB's Certificate of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of FWWB Common Stock, except that the provisions of the Certificate of Incorporation governing (i) meetings of shareholders and cumulative voting, (ii) notice requirements for nominations and proposals,
(iii) the number, filling of vacancies and staggered terms of directors, (iv) removal of directors, (v) acquisition of FWWB Common Stock; (vi) approval of certain business combinations, (vii) evaluation of business combinations, (viii) indemnification of officers and directors, (ix) elimination of directors' liability,
(x) amendments to bylaws, and (xi) the manner of amending the Certificate of Incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of FWWB. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of any provision of the Certificate of Incorporation. The Bylaws of FWWB may be amended by a majority vote of the Board of Directors or by the holders of at least 80% of the outstanding shares of FWWB.
This provision is intended to prevent the holders of less than 80% of the outstanding stock of FWWB from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of FWWB's voting stock to prevent amendments to FWWB's Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

       Towne. Towne's Articles of Incorporation may be amended by a two-thirds vote of the outstanding shares of Towne Common Stock, except for any amendment to Article XII of the Articles dealing with Business Combinations. Any amendment to Article XII requires a seventy-five percent vote of the shareholders. Towne's Bylaws may be amended, altered or repealed by the Towne Board or by the affirmative vote of a majority of shareholders.


              CERTAIN INFORMATION CONCERNING FWWB

       Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of FWWB, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is set forth in or incorporated by reference in FWWB's Annual Report on Form 10-K for the year ended March 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders desiring copies of such documents may contact FWWB as indicated under "AVAILABLE INFORMATION."

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                            LEGAL OPINIONS

       The validity of the FWWB Common Stock to be issued in the Merger is being passed upon for FWWB by Breyer & Aguggia, Washington, D.C. Breyer & Aguggia will deliver an opinion concerning certain federal income tax consequences of the Merger.


                               EXPERTS

       The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference from FWWB's Annual Report on Form 10-K for the year ended March 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements of Towne as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, have been included in this Prospectus/Proxy Statement, in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                            OTHER MATTERS

       The Towne Board is not aware of any business to come before the Towne Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Towne Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                                                   Appendix A

                    AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and entered into this 24th day of November, 1997, by and between FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC. ("Acquiror"), a corporation chartered and existing under the laws of the State of Delaware, TOWNE BANCORP, INC., a corporation chartered and existing under the laws of the State of Washington ("Towne") and TOWNE BANK OF WOODINVILLE (the "Bank"), a commercial bank chartered and existing under the laws of the State of Washington.


                              RECITALS

     A. Acquiror, Towne and the Bank, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which Acquiror will acquire all of the shares of Towne Common Stock (as hereinafter defined) outstanding at the Effective Time (as hereinafter defined) at a purchase price per share equal to the amount set forth in Section 2.3(a) hereof.

     B. To effect the acquisition, Towne shall be merged with and into Acquiror (the "Merger") pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit A. Acquiror will be the surviving corporate entity in the Merger (the "Surviving Corporation").

     C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     D. Concurrently with the execution and delivery of this Merger Agreement, and as an inducement to Acquiror's willingness to enter into this Merger Agreement, each member of the Board of Directors of Towne has entered into an agreement with Acquiror pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Merger Agreement at the Shareholders Meeting (as hereinafter defined).

     E. The respective Boards of Directors of Acquiror, Towne and the Bank have duly approved this Merger Agreement and have duly authorized its execution and delivery.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                             AGREEMENT

                             ARTICLE 1

                            DEFINITIONS

          1.1  Definitions.  As used in this Merger Agreement, the following
               -----------
terms have the definitions indicated:

          "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control, with that party.

          "Acquiror" shall mean First Savings Bank of Washington Bancorp, Inc., a Delaware-chartered bank holding company having its principal place of business in Walla Walla, Washington.

          "Acquiror Common Stock" shall mean the common stock, par value $0.01 per share, of Acquiror.

          "Acquiror Due Diligence Review" shall have the meaning assigned to such term in Section 8.1(j) of this Merger Agreement.

          "Acquiror Due Diligence Review Period" shall have meaning assigned to such term in Section 8.1(j) of this Merger Agreement.

          "Acquiror Fee" shall have the meaning assigned to such term in
Section 8.4 of this Merger Agreement.

          "Acquiror Option" shall mean an option to acquire shares of Acquiror Common Stock.

          "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4 of this Merger Agreement.

          "Applicable Environmental Laws" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Balance Sheet Date" shall have the meaning assigned to such term in Section 4.9 of this Merger Agreement.

          "Bank" shall mean Towne Bank of Woodinville, a commercial bank chartered and existing under the laws of the State of Washington.

          "Bank Common Stock" shall have the meaning assigned to such term in
Section 4.21 of this Merger Agreement.

          "Bank Financial Statements" shall have the meaning assigned to such term in Section 4.8 of this Merger Agreement.

          "BHCA" shall mean the Bank Holding Company Act.

          "CERCLA" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

          "Certificate" shall have the meaning assigned to such term in
Section 2.10 of this Merger Agreement.

          "Closing" shall have the meaning assigned to such term in Section
2.11 of this Merger Agreement.

          "Closing Date" shall have the meaning assigned to such term in
Section 2.11 of this Merger
Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the Bank.

          "Derivatives Contract" shall have the meaning assigned to such term in Section 4.34 of this
Merger Agreement.

          "Dissenting Shares" shall have the meaning assigned to such term in
Section 2.5 of this Merger
Agreement.

          "Effective Date of the Merger" shall mean that date on which the Effective Time shall have occurred.

          "Effective Time" shall have the meaning assigned in Section 2.2 of this Merger Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Agent" shall mean the independent agent selected by Acquiror to effect the exchange of certificates representing Towne Common Stock for the consideration described in Section 2.3.

          "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

          "FRB" shall mean the Board of Governors of the Federal Reserve
System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "Government Approvals" shall have the meaning assigned to such term in Section 3.4 of this
Merger Agreement.

          "Hazardous Substances" shall have the meaning set forth in Section 4.16(a) of this Merger
Agreement.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Loan Property" shall have the meaning assigned to such term in
Section 4.16(a) of this Merger
Agreement.

          "Merger" shall, as described in Section 2.1 of this Merger Agreement, mean the merger of Towne with and into Acquiror, which shall survive the Merger as the Surviving Corporation.

          "Merger Agreement" means this Agreement and Plan of Merger together with the Plan of Merger
(Exhibit A) and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Merger
Agreement.

          "NASD" means the National Association of Securities Dealers, Inc.

          "Officer" shall have the meaning set forth in Section 4.9(k) of this Merger Agreement.

          "Parties" shall mean Towne, the Bank and Acquiror collectively; Towne or the Bank on the one hand, or Acquiror on the other hand, may sometimes be referred to as a "Party."

          "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section
3(2) of ERISA which is maintained by the referenced Party.

          "Person" shall mean any natural person, fiduciary, corporation,partnership, joint venture, association, business trust or any other entity of any kind.

          "Plan of Merger" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of Towne and Acquiror and filed with the Secretary of State of the State of Washington along with the Articles of Merger in accordance with Washington law and with the Secretary of State of the State of Delaware along with a Certificate of Merger in accordance with Delaware law and providing for the Merger of Towne with and into Acquiror as contemplated by Section 2.1 of this Merger Agreement.

          "Property" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

          "Proxy Statement/Prospectus" shall mean the proxy statement to be used by Towne to solicit proxies with a view to securing the approval of the Towne Shareholders of this Merger Agreement and the Plan of Merger, which shall also serve as the prospectus for the shares of Acquiror Common Stock to be issued to the Towne Shareholders.

          "Realty" means the real property of the Bank owned or leased by the Bank or any Subsidiary of the Bank.

          "Records" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of Towne and the Bank, original instruments and other documentation, pertaining to Towne and the Bank, Towne's and the Bank's assets (including plans and specifications relating to the Realty), and liabilities, the Towne Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of Towne's and the Bank's business by Acquiror and the Bank on and after the Effective Time as it was conducted prior to the Closing Date.

          "Registration Statement" shall have the meaning assigned to such term in Section 5.2 of this Merger Agreement.

          "Regulatory Authorities" shall mean, collectively, the Department of Justice, the FRB, the FDIC, the SEC, the Washington Department, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Merger Agreement.

          "Release" shall have the meaning assigned to such term in Section 4.16(b)(i) of this Merger Agreement.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "Securities Laws" shall mean the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended, ("1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

          "Shareholders Meeting" shall mean the special meeting of Towne Shareholders to be held pursuant to Section 6.1 of this Merger Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all of those corporations, or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent.

          "Surviving Corporation" shall mean Acquiror as the corporation resulting from the consummation of the Merger as set forth in Section 2.1 of this Merger Agreement.

          "Towne" shall mean Towne Bancorp, Inc., a Washington-chartered bank holding company having its principal place of business in Woodinville, Washington.

          "Towne Common Stock" has the meaning assigned to such terms in
Section 2.3(a) of this Merger Agreement.

          "Towne Option" shall mean an option granted by Towne to purchase shares of Towne Common Stock.

          "Towne Shareholders" shall mean the holders of the Towne Common
Stock.

          "WBCA" shall mean the Washington Business Corporation Act.

          "Washington Department" shall mean the Department of Financial Institutions of the State of Washington.


                             ARTICLE 2

                   THE MERGER AND RELATED MATTERS

          2.1  Merger.  Subject to the terms and conditions of this Merger
               ------
Agreement, and pursuant to the provisions of the WBCA, the DGCL, the BHCA and the rules and regulations promulgated thereunder, at the Effective Time (as hereinafter defined):

               (a)  Surviving Corporation.  Towne shall be merged with and
                    ---------------------
into Acquiror pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A. Upon consummation of the Merger, the separate existence of Towne shall cease and Acquiror shall continue as the Surviving Corporation.

               (b)  Certificate of Incorporation and Bylaws.  The certificate
                    ---------------------------------------
of incorporation and bylaws of Acquiror, in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation.

               (c)  Effects of the Merger.  The separate existence of Towne
                    ---------------------
shall cease, and Towne shall be merged with and into Acquiror which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Acquiror and Towne.

               (d)  Transfer of Assets.  All rights, assets, licenses,
                    ------------------
permits, franchises and interests of Acquiror and Towne in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Acquiror as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

               (e)  Assumption of Liabilities.  The Surviving Corporation
                    -------------------------
shall become and be liable for all debts, liabilities, obligations and contracts of Acquiror as well as those of Towne, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Acquiror or Towne.

          2.2  Effective Time.  As soon as practicable after each of the
               --------------
conditions set forth in Article 7 hereof have been satisfied or waived, the Parties will file, or cause to be filed, with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware such articles of merger and certificate of merger as they may deem necessary or appropriate for the Merger which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the WBCA and the DGCL. The Merger shall become effective at such time as may be specified in such articles of merger and certificate of merger (the "Effective Time").

          2.3  Conversion of Towne Common Stock.  At the Effective Time:
               --------------------------------
               (a) Each share of common stock of Towne, $10.00 par value per share ("Towne Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined herein) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Acquiror either (1) $91.62 in cash, without interest ("Per Share Cash Amount"), (2) 3.85 shares of Acquiror Common Stock ("the Exchange Ratio"), or (3) a combination of shares of Acquiror Common Stock and cash, all as determined in accordance with Section 2.9.

               Notwithstanding any other provision of this Merger Agreement, any shares of Towne Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Acquiror, Towne or by any direct or indirect Subsidiary of any of them or are held in the treasury of Towne shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

               (b) The holders of certificates representing shares of Towne Common Stock shall cease to have any rights as stockholders of Towne, except such rights, if any, as they may have pursuant to the WBCA. Except as provided above, until certificates representing shares of Towne Common Stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount of consideration into which their shares of Towne Common Stock shall have been converted by the Merger as provided above.

               (c) The stock transfer books of Towne shall be closed and no transfer of shares of Towne Common Stock shall be made thereafter.

          2.4 Acquiror Common Stock. At the Effective Time, the shares of --------------------- Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as shares of Acquiror Common Stock.

          2.5  Dissenting Shares.  Any shares of Towne Common Stock held by a
               -----------------
holder who dissents from the Merger in accordance with the WBCA and becomes entitled to obtain payment for the fair value of such shares of Towne Common Stock pursuant to the applicable provisions of the WBCA shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Merger Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the WBCA.

          2.6  Fractional Shares.  Notwithstanding any other provision hereof,
               -----------------
no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Acquiror shall pay to each holder of Towne Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by $23.80.

          2.7  Anti-Dilution Provisions.  In the event Acquiror changes the
               ------------------------
number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of Acquiror Common Stock into which each share of Towne Common Stock may be converted shall be proportionately adjusted.

          2.8  Options.  At the Effective Time, by virtue of the Merger, and
               -------
without any action on the part of any holder of an option, each Towne Option that is then outstanding and unexercised shall be converted into and become an Acquiror Option on the same terms and conditions as are in effect with respect to the Towne Option immediately prior to the Effective Time, except that (i) each such Towne Option assumed may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to such Towne Option shall be equal to the number of shares of Towne Common Stock subject to such Towne Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such Acquiror Option shall be adjusted by dividing the per share exercise price of the Towne Option by the Exchange Ratio, and rounding up to the nearest cent.
It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code, as to any Towne Stock Option that is an incentive stock option. The number of shares of Towne Common Stock which are issuable upon exercise of Towne Options as of the date hereof is set forth on Schedule 2.8.
                                                    ------------

          2.9  Elections and Proration.
               -----------------------
               (a) The number of shares of Towne Common Stock to be converted into the right to receive cash in the Merger shall not be more than 49% ("Maximum Cash Election Number") nor less than 30% of the number of shares of Towne Common Stock outstanding immediately prior to the Effective Time, and the number of shares of Towne Common Stock to be converted into the right to receive Acquiror Common Stock in the Merger shall not be more than 70% ("Maximum Stock Election Number") nor less than 51% of the number of shares of Towne Common Stock outstanding immediately prior to the Effective Time. Notwithstanding any other provision of this Merger Agreement, if the number of Dissenting Shares and/or the application of the provisions of this Section would result in the aggregate amount of cash to be paid to Towne Shareholders pursuant to this Merger Agreement exceeding 49% of the aggregate value of the total consideration to be paid to Towne Shareholders, then the number of shares of Towne Common Stock to be converted into the right to receive cash in the Merger shall be adjusted so that the aggregate amount of cash to be paid to Towne Shareholders equals 49% of the aggregate value of the total consideration to be paid to Towne Shareholders.

               (b) Subject to the allocation and election procedure set forth in this Section 2.9, each record holder of Towne Common Stock immediately prior to the Effective Time will be entitled (1) to elect to receive cash for all of such shares ("Cash Election"), (2) to elect to receive Acquiror Common Stock for all of such shares ("Stock Election"), (3) to elect to receive Acquiror Common Stock for a stated percentage of such shares ("Partial Stock Election") and to receive cash for a stated percentage of such shares ("Partial Cash Election") or (4) to indicate that such record holder has no preference as to the receipt of cash or Acquiror Common Stock for such shares ("Non-Election"). All such elections shall be made on a form designated for that purpose ("Form of Election"). Holders of record of shares of Towne Common Stock who hold such shares a nominees, trustees or in any other representative capacities ("Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers the shares of Towne Common Stock held by each Representative for a particular beneficial owner.

               (c) If the sum of the number of shares covered by Cash Elections and Partial Cash Elections ("Cash Election Shares") exceeds the Maximum Cash Election Number, all shares of Towne Common Stock covered by Stock Elections and Partial Stock Elections ("Stock Election Shares") and all shares of Towne Common Stock covered by Non-Elections ("Non-Election Shares") shall be converted into the right to receive Acquiror Common Stock and the Cash Election Shares shall be converted into the right to receive Acquiror Common Stock and cash in the following manner:

          Each Cash Election Share shall be converted into the right to receive
          (i) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (x) the Per Share Cash Amount and
          (y) a fraction ("Cash Fraction"), the numerator of which shall be the Maximum Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Acquiror Common Stock equal to the product (rounded to the nearest one-thousandth) of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

               (d) If the aggregate number of Stock Election Shares exceeds the Maximum Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Acquiror Common Stock and cash in the following manner:

          Each Stock Election Share shall be converted into the right to receive (i) a number of shares of Acquiror Common Stock equal to the product (rounded to the nearest one-thousandth) of (x) the Exchange Ratio and (y) a fraction ("Stock Fraction"), the numerator of which shall be the Maximum Stock Election and the denominator of which shall be the total number of Stock Election Shares, and
          (ii) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (x) the Per Share Cash Amount and
          (y) a fraction equal to one minus the Stock Fraction.

               (e) In the event that neither Section 2.9(c) nor Section 2.9(d) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Acquiror Common Stock, and the Non-Election Shares, if any, shall be converted into the right to receive either cash or cash and Acquiror Common Stock in the following manner:

                    (1) If the sum of the number of Cash Election Shares plus the number of Non-Election Shares is equal to or less than the Maximum Cash Election Number, then all Non-Election Shares shall be deemed to be Cash Election Shares and each Non-Election Share shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Cash Amount, or

                    (2) If the number of the Cash Election Shares plus the Non-Election Shares exceeds the Maximum Cash Election Number, then each Non-Election Share shall be converted into the right to receive (i) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction ("Non-Election Fraction") the numerator of which shall be the excess of the (a) Maximum Cash Election Number over (b) the number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of shares of Towne Common Stock outstanding immediately prior to the Effective Time over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election Shares and (ii) a number of shares of Acquiror Common Stock equal to the product (rounded to the nearest one-thousandth) of (x) the Exchange Ratio and
(y) a fraction equal to one minus the Non-Election Fraction.

               (f) Elections shall be made by holders of Towne Common Stock by mailing to the Exchange Agent, the Form of Election delivered to the shareholders of Towne with the Prospectus/Proxy Statement for the Merger. To be effective, a Form of Election must be properly completed, signed and submitted by the shareholder (or by an appropriate trust company in the United States or a member of a registered national securities exchange or the NASD) together with the certificate or certificates representing the shares of Towne Common Stock for which an election is made to the Exchange Agent not later than seven days following the date of the Shareholders Meeting ("Election Deadline"). Acquiror shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted for a vote and to disregard immaterial defects in Forms of Election. The decision of Acquiror, or the Exchange Agent, as to such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent also shall make all computations contemplated by this Section 2.9 and all such computations shall be conclusive and binding on the holders of Towne Common Stock.

               (g) For the purposes hereof, a holder of Towne Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election shall for purposes hereof be deemed to have made a Non-Election.

               (h) Acquiror and Towne shall mail the Form of Election with the Prospectus/Proxy Statement to all holders of Towne Common Stock on the Record Date for the Towne shareholders meeting and shall make the Form of Election available to all persons who become holders of Town Common Stock subsequent to such day and no later than the close of business on the business day prior to the Election Deadline. All elections may be revoked until the Election Deadline.

          2.10 Exchange of Towne Common Stock
               ------------------------------

               (a) As soon as practicable after the Effective Time, each holder of record of certificates formerly representing shares of Towne Common Stock (the "Certificates") who has not previously submitted properly completed an Election Form accompanied by all Certificates representing the shares of Towne Common Stock held of record by such person shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Acquiror shall deliver or cause to be delivered to such holder. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

               (b) After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the consideration payable in respect of the shares represented thereby. At or before the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Towne Common Stock, an amount of cash equal to the product of the number of Cash Election Shares and the Per Share Cash Amount.

               (c) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Acquiror or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Acquiror or the Exchange Agent may reasonably require in accordance with customary and prudent exchange procedures.

               (d) Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to Acquiror or the Exchange Agent be deemed to evidence the right to receive the consideration specified herein.

               (e) After the Effective Time, holders of Certificates shall cease to have rights with respect to Towne Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the consideration specified herein. After the Effective Time, there shall be no further transfer on the records of Towne of Certificates, and if such Certificates are presented to Towne for transfer, they shall be canceled against delivery of such consideration. Acquiror shall not be obligated to deliver the consideration to any holder of Towne Common Stock until such holder surrenders the Certificates as provided herein. Any portion of the aggregate consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of Towne for twelve (12) months after the Effective Time shall be repaid by the Exchange Agent to Acquiror. Any shareholders of Towne who have not theretofore complied with this Section 2.9 shall thereafter look only to Acquiror for payment of their consideration deliverable in respect of each share of Towne Common Stock such stockholder holds as determined pursuant to this Merger Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Neither the Exchange Agent nor any party to this Merger Agreement nor any affiliate thereof shall be liable to any holder of Towne Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of Towne to establish the identity of those persons entitled to receive the consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          2.11 Closing.  Subject to the provisions of Article 7 hereof, the
               -------
closing of the transactions contemplated by this Merger Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as is mutually agreed to by Acquiror and Towne. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute the Plan of Merger for filing with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware and promptly thereafter shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Merger Agreement. The Parties shall thereupon take such other and further actions as may be required by law or this Merger Agreement to consummate the transactions contemplated herein. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          2.12 Reservation of Right to Revise Transaction.  Acquiror shall
               ------------------------------------------
have the unilateral right to revise the method of effecting the Merger in order to achieve tax benefits or for any other reason which Acquiror may deem advisable; provided, however, that Acquiror shall not have the right, without the prior written approval of the Board of Directors of Towne and, if required, the approval of the Towne Shareholders, to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Towne Shareholders are entitled to receive (determined in the manner provided in Section 2.3 of this Merger Agreement). Acquiror may exercise this right of revision by giving written notice thereof to Towne in the manner provided in
Section 9.1 of this Merger Agreement.

                             ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Acquiror represents and warrants to Towne and the Bank as follows:

          3.1  Organization and Corporate Authority.  Acquiror is a corporation
               ------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse affect on the condition (financial or otherwise), affairs, business, assets or prospects of Acquiror and; (iii) has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its businesses as they are currently being conducted. The Certificate of Incorporation and Bylaws of Acquiror, as amended to date, are in full force and effect as of the date of this Merger Agreement.

          3.2  Authorization, Execution and Delivery; Merger Agreement Not in
               --------------------------------------------------------------
Breach.
------

               (a) Acquiror has all requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. This Merger Agreement, and all other agreements and instruments contemplated to be executed in connection herewith by Acquiror, have been (or upon execution will have been) duly executed and delivered by Acquiror, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and no other corporate proceedings on the part of Acquiror are (or will be) necessary to authorize such execution and delivery, and, subject to receipt of any required Government Approvals, constitute (or upon execution will constitute) legal, valid and enforceable obligations of Acquiror, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

               (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, (i) any material mortgage, lease, covenant, agreement, indenture or other instrument to which Acquiror is a party or by which it or its property or any of its assets are bound, (ii) the Certificate of Incorporation or Bylaws of Acquiror, (iii) any material judgment, decree, order or award of any court, governmental body or arbitrator by which Acquiror is bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Acquiror or its properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of Acquiror, except that the Government Approvals shall be required in order for Acquiror to consummate the Merger.

          3.3  No Legal Bar.  Acquiror is not a party to, subject to or bound
               ------------
by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Merger Agreement by Acquiror, its delivery to Towne and the Bank or (upon receipt of Governmental Approvals) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or threatened against Acquiror in which the validity of this Merger Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

          3.4  Government Approvals.  No consent, approval, order or
               --------------------
authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Acquiror in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby by Acquiror, except for the prior approval of the FRB, the FDIC, the Washington Department and such other agencies as may have jurisdiction (collectively, the "Government Approvals"). Acquiror is not aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

          3.5  Acquiror Financial Statements.  The consolidated balance sheets

               -----------------------------
of Acquiror as of March 31, 1997 and 1996, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Acquiror for the years ended March 31, 1997, 1996 and 1995 included in Acquiror's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 as filed with the SEC and the comparative interim financial statements for any subsequent quarter ending after March 31, 1997 and prior to the date hereof included in Acquiror's Quarterly Reports on Form 10-Q as filed with the SEC (collectively, the "Acquiror Financial Statements") (i) were prepared from the books and records of Acquiror, which are complete and accurate in all material respects and have been maintained in accordance with good business practices;
(ii) were prepared in accordance with GAAP; (iii) accurately present Acquiror's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby (subject, in the case of financial statements for interim periods, to normal recurring adjustments); (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Acquiror's consolidated financial condition and the consolidated results of Acquiror's operations and cash flows for the periods covered by the Acquiror Financial Statements; (v) do contain and reflect adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

          3.6  Absence of Certain Changes.  Since March 31, 1997 there has not
               --------------------------
been any material adverse change in the financial condition or results of operations of Acquiror and its subsidiaries taken as a whole.

          3.7  Tax Matters.  As of the date of this Merger Agreement, there is
               -----------
no audit, examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Acquiror or any Acquiror Subsidiary except as fully reserved for in the Acquiror Financial Statements.

          3.8   Litigation.  There is no action, suit or proceeding pending,
                ----------
or to the best knowledge of Acquiror, threatened against Acquiror or any Acquiror Subsidiary before any court or arbitrator or any governmental body, agency or official which, in the aggregate, will have, or is reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of Acquiror and its subsidiaries taken as whole.

          3.9   Capitalization of Acquiror.  The authorized capital stock of
                --------------------------
Acquiror consists of 25,000,000 shares of Acquiror Common Stock and 500,000 shares of preferred stock having a par value of $.01 per share. As of the close of business on September 30, 1997, 10,246,513 shares of Acquiror Common Stock were issued and outstanding, 664,112 shares of Acquiror Common Stock were held by Acquiror as treasury stock and no shares of the preferred stock were issued and outstanding.

          3.10 Disclosure.  The information concerning, and the
               ----------
representations or warranties made by Acquiror as set forth in this Merger Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by Acquiror to Towne and the Bank pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Towne and the Bank by Acquiror pursuant hereto were complete and accurate copies of such documents.

          3.11 Absence of Regulatory Actions.  Neither Acquiror nor any
               -----------------------------
Acquiror Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar
undertaking.          3.12 Reports.  Since April 1, 1994, Acquiror and each
Acquiror
               -------
Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC; (ii) the FDIC; (iii) the FRB; and (iv) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.13 Year 2000 Issues.  Expenses associated with resolving Year 2000
               ----------------
technology issues are not expected to have a material adverse effect on the financial condition or results of operations of Acquiror, nor are Year 2000 technology issues expected to have a material adverse effect on the operations of Acquiror.


                             ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF TOWNE AND THE BANK

     Each of Towne and the Bank hereby represents and warrants to Acquiror as follows:

          4.1  Organization and Qualification of Towne and Subsidiaries.
               --------------------------------------------------------
Towne is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Towne is registered as a bank holding company with the FRB and engages only in activities permitted by the BHCA and the rules and regulations promulgated by the FRB thereunder. Towne
(a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Towne, the Bank and all Towne Subsidiaries, taken as a whole. Each Towne Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and
(a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or other), affairs, business, assets or prospects of Towne, the Bank and the Towne Subsidiaries taken as a whole. The activities of the Towne Subsidiaries are permitted for subsidiaries of bank holding companies pursuant to the BHCA.

          4.2  Organization and Qualification of the Bank.  The Bank is a
               ------------------------------------------
Washington-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Washington and engages only in activities (and holds properties only of the types) permitted by Washington law and the rules and regulations promulgated by the Washington Department thereunder or the FDIC for insured depository institutions. The Bank (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted (including all requisite authority to operate branches in the State of Washington) and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of the Bank and all Towne Subsidiaries, taken as a whole. The Bank's deposit accounts are insured by the Bank Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law.

        4.3  Authorization, Execution and Delivery; Merger Agreement Not in
               --------------------------------------------------------------
Breach.
------

               (a) Towne and the Bank have all requisite corporate power and authority to execute and deliver this Merger Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Merger Agreement and the Plan of Merger and the consummation of the proposed transaction have been duly authorized by the Boards of Directors of Towne and the Bank and, except for the approval of the Towne Shareholders, no other corporate proceedings on the part of Towne and the Bank are necessary to authorize the execution and delivery of this Merger Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Merger Agreement and all other agreements and instruments herein contemplated to be executed and delivered by Towne and the Bank have been (or upon execution and delivery will have been) duly executed and delivered by Towne and the Bank and (subject to any requisite shareholder approval and Government Approvals hereof) constitute (or upon execution and delivery will constitute) legal, valid and enforceable obligations of Towne and the Bank, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

               (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under (i) any mortgage, lease, covenant, agreement, indenture or other instrument to which Towne, the Bank or any Towne Subsidiary is a party or by which Towne, the Bank or any Towne Subsidiary is bound, (ii) the Articles of Incorporation or Bylaws of Towne and the Bank, (iii) any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator or, (iv) (subject to the receipt of the Government Approvals) any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Towne, the Bank or any Towne Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Towne, the Bank or any Towne Subsidiary.

          4.4  No Legal Bar.   Neither Towne nor the Bank is a party to, or
               ------------
subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Merger Agreement or the Plan of Merger by Towne or the Bank, the delivery thereof to Acquiror, or (upon receipt of Government Approvals) the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against Towne or the Bank in which the validity of this Merger Agreement, the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transactions contemplated hereby is at issue.

          4.5  Government and Other Approvals.  Except for the Government
               ------------------------------
Approvals described in Section 3.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Towne or the Bank in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to Towne or the Bank in order to avoid forfeiture or impairment of such rights. Neither Towne nor the Bank is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

          4.6  Compliance With Law.  Towne, the Bank and all Towne
               -------------------
Subsidiaries hold all licenses, franchises, permits and authorizations necessary for them to own or lease their respective properties and assets and for the lawful conduct of their respective businesses, as they are presently conducted, and Towne and the Bank have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Towne and the Bank's properties or over any other part of Towne's and the Bank's assets, liabilities or operations.
The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and, to the best knowledge of Towne and the Bank, may continue to be enjoyed by Towne and the Bank subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither Towne, the Bank nor any Towne Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

          4.7  Charter Documents.  Included in Schedule 4.7 hereto are true
               -----------------
and correct copies of the Articles of Incorporation and Bylaws of Towne and the Bank. The Articles of Incorporation and Bylaws of Towne and the Bank, as amended to date, are in full force and effect.

          4.8  Financial Statements.
               --------------------

               (a)  Attached as Schedule 4.8(a) hereto are true copies of the
                                ---------------
consolidated balance sheets of the Bank as of December 31, 1996 and 1995, and the related consolidated statements of income and changes in stockholders' equity and cash flows of the Bank for the years ended December 31, 1996, 1995 and 1994 ("Bank Financial Statements"). Such financial statements (i) were prepared from the books and records of the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present the Bank's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of the Bank's consolidated financial condition and the consolidated results of the Bank's operations and cash flows for the periods covered by the Bank Financial Statements; (v) do contain and reflect adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

               (b) Towne has delivered to Acquiror (or will deliver, when available, with respect to periods ended after the date of this Merger Agreement) true, correct and complete copies of (i) all Call Reports, including any amendments thereto, filed with any Regulatory Authorities by the Bank and
(ii) all reports, including any amendments thereto filed with any Regulatory Authorities by Towne, each for any quarter ending after December 31, 1996.
Such reports (i) were (or will be) prepared from the books and records of Towne or the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) accurately present (or, when prepared, will present) Towne's and the Bank's consolidated financial condition and the consolidated results of its operations and changes in stockholders' equity at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Towne's or the Bank's consolidated financial condition and the consolidated results of Towne's or the Bank's operations for the periods covered thereby; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and
(vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

          4.9  Absence of Certain Changes.  Except as disclosed in Schedule
               --------------------------
4.9 or as provided for or contemplated in this Merger Agreement, since December 31, 1996 (the "Balance Sheet Date") there has not been:

               (a) any material transaction by Towne or the Bank not in the ordinary course of business and in conformity with past practice;

               (b) any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of Towne or the Bank;

               (c) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of Towne and the Bank or their future use and operation by Towne and the Bank;

               (d) any acquisition or disposition by Towne or the Bank of any property or asset of Towne or the Bank, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;

               (e) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Towne or the Bank, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

               (f) any amendment, modification or termination of any contract or agreement, relating to Towne or the Bank, to which Towne or the Bank is a party which would have a material adverse effect upon the financial condition or operations of Towne and the Bank;

               (g) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Towne or the Bank, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of five percent (5%) per annum or $5,000 for any of them individually;

               (h) any incurring of, assumption of, or taking of, by Towne or the Bank, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

               (i) any material alteration in the manner of keeping the books, accounts or Records of the Bank, or in the accounting policies or practices therein reflected;

               (j) any release or discharge of any obligation or liability of any person or entity related to or arising out of any loan made by the Bank of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

               (k) any loan by the Bank to any Officer, director or 2% shareholder of the Bank or any Affiliate of the Bank; or to any member of the immediate family of such Officer, director or 2% shareholder of the Bank or any Affiliate of the Bank; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used herein, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, chief financial officer, secretary, cashier or treasurer.

          4.10 Deposits.  Except as set forth in Schedule 4.10, none of the
               --------
Bank Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process and no portion of the Deposits represents a Deposit by any Affiliate of the Bank.

          4.11 Properties.  Except as described in Schedule 4.11 hereto or
               ----------                          -------------
adequately reserved against in the Bank Financial Statements, Towne, the Bank and each Towne Subsidiary have good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of its properties and assets, tangible or intangible, other than as reflected in the Bank Financial Statements. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Towne, the Bank and the Towne Subsidiaries, taken as a whole, held under leases or subleases by Towne, the Bank or any Towne Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending).

          4.12 Towne Subsidiaries.  Schedule 4.12 hereto lists all of the
               ------------------   -------------
active and inactive Towne Subsidiaries as of the date of this Merger Agreement and describes generally the business activities conducted, or permitted to be conducted, by each Towne Subsidiary. No equity securities of any of the Towne Subsidiaries are or may become required to be issued (other than to the Bank) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Towne Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any Towne Subsidiary is bound to issue (other than to the Bank) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Towne Subsidiary held by the Bank or by any Towne Subsidiary are fully paid and nonassessable and are owned by the Bank or such Towne Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not. Except as set forth on
Schedule 4.12, neither the Bank nor any Towne Subsidiary holds any interest in a partnership or joint venture of any kind.

          4.13 Condition of Fixed Assets and Equipment.  Except as disclosed
               ---------------------------------------
in Schedule 4.13 hereto, all of Towne's, the Bank's and the Towne Subsidiaries'
   -------------
buildings, structures and equipment in regular use are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of Towne, the Bank or any Towne Subsidiary violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

          4.14 Tax Matters.  Except as described in Schedule 4.14 hereto:
               -----------                          -------------

               (a) All federal, state, local, and foreign tax returns and information returns required to be filed by or on behalf of Towne, the Bank and each Towne Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid or adequately provided for. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Towne, the Bank or any Towne Subsidiary except as fully reserved for in the Bank Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded tax litigation have been paid.

               (b) Neither Towne, the Bank nor any Towne Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

               (c) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Towne, the Bank and all Towne Subsidiaries for all periods through and including December 31, 1996, has been made and is reflected on the December 31, 1996 financial statements included in the Bank Financial Statements and has been and will continue to be made with respect to periods ending after December 31, 1996 and subsequent periods.

               (d) Deferred taxes of Towne, the Bank and each Towne Subsidiary have been and will be provided for in accordance with GAAP.

               (e) To the best knowledge of Towne and the Bank, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against Towne, the Bank or any Towne Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Towne or the Bank by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Towne, the Bank or any Towne Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Bank Financial Statements.

          4.15  Litigation.  Except as set forth in Schedule 4.15 hereto,
                ----------                          -------------
there is no action, suit or proceeding pending, or to the best knowledge of Towne and the Bank, threatened against Towne, the Bank or any Towne Subsidiary before any court or arbitrator or any governmental body, agency or official, including, but not limited to, any action suit or proceeding that (i) has been brought by or on behalf of any person employed or formerly employed by Towne, the Bank or any Towne Subsidiary or (ii) purports or seeks to enjoin or restrain the transactions contemplated by this Merger Agreement. Except as set forth on Schedule 4.15 there are no actions, suits, or proceedings pending or,
         -------------
to the best knowledge of Towne and the Bank, threatened against any officers or directors of Towne, the Bank or any Towne Subsidiary by any stockholder of Towne, the Bank or any Towne Subsidiary (or by any former stockholder of Towne, the Bank or any Towne Subsidiary) relating to or arising out of such person's status as a stockholder.

          4.16 Hazardous Materials.
               -------------------

               (a) To the best knowledge of Towne and the Bank, Towne, the Bank and all the Towne Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by them with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by Towne, the Bank or any Towne Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and, to the best of knowledge of Towne and the Bank, is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 4.16 hereto. For purposes hereof,
                                 -------------
the following terms shall have the following meanings:

                    "Applicable Environmental Laws" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery
             -- ---
Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution
                            -- ---
Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
                                    -- ---
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
             -- ---
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section
             -- ---
2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42
     -- ---
U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42
                     -- ---
U.S.C. Section 4321 et seq.; (i) the Rivers and Harbors Act of 1899, 33 U.S.C.
                    -- ---
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
            -- ---
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f)
            -- ---
et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and
-- ---                                                             -- ---
(m) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                    "Hazardous Substances" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of Towne, the Bank or any Towne Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                    "Loan Property" means any property in which Towne, the Bank or a Towne Subsidiary holds a security interest.

                    "Property" means any real property owned, controlled, leased or held by Towne, the Bank or a Towne Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

               (b) In addition, except as set forth in Schedule 4.16(b) hereto:

                    (i) No notice, notification, demand, request for information, citation, summons or order has been received by Towne or the Bank, no complaint has been filed and served on the Bank, no penalty has been assessed and to the best knowledge of Towne and the Bank no investigation or review is pending by any governmental or other entity with respect to any alleged failure by Towne, the Bank or any Towne Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of Towne, the Bank or any Towne Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances at any Property or any Loan Property;

                    (ii) To the best of knowledge of Towne and the Bank, no Property or Loan Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to Towne's, the Bank's or any Towne Subsidiary's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of the Bank or any Towne Subsidiary, except in compliance with all Applicable Environmental Laws;

                    (iii) To the best knowledge of Towne and the Bank, there are no Hazardous Substances being stored at any Property or Loan Property or located in, on or upon, any Property or Loan Property (including the subsurface thereof) or installed or affixed to structures or equipment on any Property or Loan Property; and, to the best knowledge of Towne and the Bank, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                    (iv) To the best knowledge of Towne and the Bank, no Hazardous Substances have been Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

               (c) Neither Towne, the Bank nor any Affiliate of Towne has knowingly transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               (d) No Hazardous Substances have been knowingly generated, recycled, treated, stored, disposed of or Released by, Towne, the Bank or any Affiliate of Towne in violation of Applicable Environmental Laws.

               (e) No oral or written notification of a Release of Hazardous Substances has been given or filed by or on behalf of Towne, the Bank or any Affiliate of Towne relating to any Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

               (f) To the best knowledge of Towne and the Bank, there are no liens arising under or pursuant to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of Towne and the Bank, threatened, or are in process which could subject any Property to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

               (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Towne, the Bank or any Affiliate of Towne and the Bank in relation to any Property, which have not been made available to Acquiror.

               (h) Neither Towne nor the Bank is aware of any facts which might suggest that Towne, the Bank or any Towne Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Towne, the Bank or any Towne Subsidiary or any Property or Loan Property to any liability under any Applicable Environmental Laws.

          4.17  Insurance.  Towne, the Bank and all of Towne's and the Bank's
                ---------
material assets, businesses, real property and other material properties are insured against fire, casualty, theft, liability, loss, interruption, title and such other events against which it is customary in the banking industry to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience. Set forth on Schedule 4.17 is a
                                                            -------------
list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure) maintained by or for the benefit of Towne, the Bank or any of the Towne Subsidiaries or their respective directors, officers, employees or agents. All such insurance policies are in full force and effect. Each of Towne, the Bank and the Towne Subsidiaries has taken or will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Merger Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Towne or the Bank. Neither Towne, the Bank nor any of the Towne Subsidiaries has had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied. The fidelity bonds in effect as to which the Bank is a named insured are believed by Towne and the Bank to be sufficient.

          4.18  Labor and Employment Matters.  Except as reflected in Schedule
                ----------------------------                          --------
4.18 hereto, there is no (i) collective bargaining agreement or other labor
----
agreement to which Towne, the Bank or any Towne Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which Towne, the Bank or any Towne Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of Towne, the Bank or any Towne Subsidiary. Neither Towne nor the Bank has received any notice that any party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither Towne, the Bank nor any Towne Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. Towne, the Bank and each Towne Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and Towne, the Bank and each Towne Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of Towne, the Bank and each Towne Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule
                                                                     --------
4.18, there is no: unfair labor practice complaint against Towne, the Bank or
----
any Towne Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or, to the best of knowledge of Towne and the Bank, other labor trouble affecting Towne, the Bank or any Towne Subsidiary; labor grievance pending against Towne, the Bank or any Towne Subsidiary; to the best knowledge of Towne and the Bank, pending representation question respecting the employees of Towne, the Bank or any Towne Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which Towne, the Bank or any Towne Subsidiary is a party, or to the best knowledge of Towne and the Bank, any basis for which a claim may be made under any collective bargaining agreement to which Towne, the Bank or any Towne Subsidiary is a party.

          4.19 Records and Documents.  The Records of Towne and the Bank are
               ---------------------
and will be sufficient to enable the Bank to continue conducting its business as a commercial bank under similar standards as Towne and the Bank has heretofore conducted such business.

          4.20  Capitalization of Towne.  The authorized capital stock of Towne
                -----------------------
consists of 600,000 shares of Towne Common Stock. As of the date of this Merger Agreement, 282,191 shares of the Towne Common Stock were issued and outstanding, no shares of the Towne Common Stock were held by Towne as treasury stock and no shares of the preferred stock were issued and outstanding. All of the outstanding Towne Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any Towne Shareholder. Except as described on Schedule 4.20 hereto, as of the
                                               -------------
date hereof, there are no outstanding securities or other obligations which are convertible into Towne Common Stock or into any other equity or debt security of Towne, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Towne Common Stock or any other equity or debt security of Towne. Accordingly, immediately prior to the Effective Time, there will be not more than 314,025 shares of Towne Common Stock issued and outstanding.

          4.21  Capitalization of the Bank.  The authorized capital stock of
                --------------------------
the Bank consists of 600,000 shares of common stock having a par value of $10.00 per share (the "Bank Common Stock"). As of the date of this Merger Agreement, 297,125 shares of Bank Common Stock were issued and outstanding and no shares of Bank Common Stock were held by the Bank as treasury stock. All of the outstanding Bank Common Stock is held beneficially and of record by Towne, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any shareholder of the Bank. There are no outstanding securities or other obligations which are convertible into Bank Common Stock or into any other equity or debt security of the Bank, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Bank Common Stock or any other equity or debt security of the Bank.

          4.22 Sole Agreement.  With the exception of this Merger Agreement,
               --------------
neither Towne, the Bank nor any Towne Subsidiary has been a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of Towne, the Bank or any Towne Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating Towne or the Bank to issue or sell or authorize the sale or transfer of Bank Common Stock. Except as described in
Schedule 4.22 hereto, there are no (nor will there be at the Effective Time
-------------
any) shares of capital stock or other equity securities of the Bank outstanding, except for shares of the Bank Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Towne or the Bank is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Towne or any Towne Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any Towne Subsidiary, and there are no (nor will there be at the Effective Time any) contracts, agreements, understandings or commitments relating to the right of Towne or the Bank to vote or to dispose of any such shares.

          4.23 Disclosure.  The information concerning, and representations
               ----------
and warranties made by, Towne and the Bank set forth in this Merger Agreement, or in the Schedules of Towne and the Bank hereto, or in any document, statement, certificate or other writing furnished or to be furnished by Towne and the Bank to Acquiror pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Acquiror by Towne and the Bank pursuant hereto were or will be complete and accurate copies of such documents.

          4.24 Absence of Undisclosed Liabilities.  Except as described in
               ----------------------------------
Schedule 4.24 hereto, neither Towne, the Bank nor any Towne Subsidiary has any
-------------
obligation or liability (contingent or otherwise) that is material to the financial condition or operations of Towne, the Bank or any Towne Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Towne, the Bank or any Towne Subsidiary (i) except as disclosed in the Bank Financial Statements delivered to Acquiror prior to the date of this Merger Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Merger Agreement. Since December 31, 1996, neither Towne, the Bank nor any Towne Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of Towne, the Bank or such Towne Subsidiary, except for obligations paid by the Bank under the terms of this Merger Agreement (all such obligations or payments are fully described by the Bank in Schedule 4.24 hereto) or in connection with transactions made by it
            -------------
in the ordinary course of its business consistent with past practices, laws and regulations applicable to the Bank or any Towne Subsidiary.

          4.25 Allowance for Loan Losses.  The allowance for loan losses shown
               -------------------------
on the Bank Financial Statements is (with respect to periods ended on or before December 31, 1996) or will be (with respect to periods ending subsequent to December 31, 1996) adequate in all respects to provide for anticipated losses inherent in loans outstanding or for commitments to extend credit or similar off-balance sheet items (including accrued interest receivable) as of the dates thereof and is in compliance with the requirements of GAAP. Except as disclosed in Schedule 4.25 hereto, as of the date thereof, the Bank does not
              -------------
have any loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Special Mention," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

          The allowance for possible losses on other real estate owned ("OREO") shown on the Bank Financial Statements is (with respect to periods ended on or before December 31, 1996) or will be (with respect to periods ending subsequent to December 31, 1996) adequate in all respects to provide for anticipated losses inherent in OREO or held by the Bank or any Towne Subsidiary and the net book value of OREO on the Balance Sheet of the Bank Financial Statements is the fair value of the OREO in accordance with Statement of Position 92-3.

          4.26 Compliance with Laws.  Except as disclosed in Schedule 4.26,
               --------------------                          -------------
Towne, the Bank and each Towne Subsidiary:

               (a) Is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of Towne, the Bank or any Towne Subsidiary, or which would or could reasonably be expected to subject Towne, the Bank or any Towne Subsidiary or any of its directors or officers to civil money penalties;

               (b) Has received no notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that Towne, the Bank or any Towne Subsidiary is or may not be in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on Towne, the Bank or any Towne Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Towne, the Bank or any Towne Subsidiary, or (iii) requiring Towne, the Bank or any Towne Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding; and

               (c) Is in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and the Bank currently has a CRA rating of satisfactory or better. To the best knowledge of Towne and the Bank, there is no fact or circumstance or set of facts or circumstances which would cause the Bank to fail to comply with such provisions or cause the CRA rating of the Bank to fall below satisfactory.

          4.27 Absence of Regulatory Actions.  Neither Towne, the Bank nor any
               -----------------------------
of the Towne Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          4.28 Employee Benefit Plans.
               ----------------------

               (a) Towne and the Bank have previously provided to Acquiror true and complete copies of each "employee pension benefit plan," as defined in
Section 3(2) of ERISA which, to the best of knowledge of Towne and the Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Towne, the Bank or any Towne Subsidiary or any other entity which is a member of a controlled group or is under common control with Towne, the Bank or any Towne Subsidiary in the manner defined and further described in
Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan is listed in Schedule 4.28(a) hereto. Towne and the Bank have also provided to Acquiror true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

               To the best knowledge of Towne and the Bank, each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code have been provided to Acquiror. Requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely filed and have been received by Towne, the Bank and the Towne Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to Acquiror. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

               Each of the Employee Pension Benefit Plans has been operated in substantial conformity with the written provisions of the applicable plan documents which have been delivered to Acquiror and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in
Schedule 4.26(a) hereto.  All such deviations have been made in conformity with
----------------
applicable laws, including ERISA and the Internal Revenue Code.

               With respect to Employee Pension Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to Acquiror. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to Acquiror.

               With respect to all Employee Pension Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were or will be required to be filed with the Department of Labor and distributed to participants and beneficiaries have been filed and timely distributed. Copies of all such summary plan descriptions have been delivered to Acquiror. No Employee Pension Benefit Plan constitutes a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

               No Employee Pension Benefit Plan subject to Part III of Subtitle B of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Internal Revenue Code
Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made. Any penalties or taxes which have been incurred by Towne, the Bank or any Towne Subsidiary or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Internal Revenue Code Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

               No "reportable event" (as described in Section 4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in Section 4975 of the Internal Revenue Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom neither Towne, the Bank nor any Towne Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code.

               No condition exists with regard to any Employee Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to
Section 4042 of ERISA.

               No Employee Pension Benefit Plan is subject to Title IV of
ERISA.

               No tax has been, will be, or is reasonably anticipated to be imposed under Internal Revenue Code Section 4978, 4978A, 4978B, or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by Towne, the Bank or any Towne Subsidiary which is an employee stock ownership plan ("ESOP").

               Except as disclosed in Schedule 4.28(a) hereto, all Employee
                                      ----------------
Pension Benefit Plans were in effect for substantially all of calendar year 1996. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 1996 for each such Employee Pension Benefit Plan.

               Towne and the Bank have provided to Acquiror copies of the annual actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Internal Revenue Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to Acquiror.

               Towne and the Bank have provided to Acquiror copies of all filings regarding the Employee Pension Benefit Plans which have been made with the Regulatory Authorities for the three (3) plan years preceding the current date.

          (b) Towne and the Bank have furnished to Acquiror true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best knowledge of Towne and the Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Towne, the Bank or any Towne Subsidiary or members of a controlled group or entities under common control with Towne, the Bank or the Towne Subsidiaries in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans", and each such Employee Welfare Benefit Plan is listed in Schedule 4.28(b) hereto.
                  ----------------

               Towne and the Bank have also provided to Acquiror true and complete copies of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Internal Revenue Code Section 125), and voluntary employee beneficiary associations (pursuant to Internal Revenue Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents which have been delivered to Acquiror and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in Schedule 4.28(b) hereto. Towne and the Bank have provided any
          ----------------
notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed to comply with the requirements of any Internal Revenue Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

               With respect to all Employee Welfare Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to Acquiror. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to Acquiror.

               Except as disclosed in Schedule 4.28(b) hereto, all Employee
                                      ----------------
Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 1996. Except as disclosed in Schedule 4.28(b) hereto, there
                                               ----------------
has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

               No Employee Welfare Benefit Plan or any trust created thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither Towne, the Bank nor any Towne Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to Towne, the Bank or any Towne Subsidiary that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

               Neither Towne, the Bank nor any Towne Subsidiary has failed to make any contribution to, or pay any amount due and owing by Towne, the Bank or a Towne Subsidiary under the terms of, an Employee Welfare Benefit Plan.
Except as disclosed in Schedule 4.28(b) hereto, no claims have been incurred
                       ----------------
with respect to any Employee Welfare Benefit Plan which may, to the best knowledge of Towne and the Bank, constitute a liability for Towne, the Bank or any Towne Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

               Except as disclosed in Schedule 4.28(b) hereto, to the best
                                      ----------------
knowledge of Towne and the Bank, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither Towne, the Bank nor any Towne Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Internal Revenue Code
Section 4980B with respect to any current or former employee of Towne, the Bank or any Towne Subsidiary, or the beneficiaries of such employee.

          (c) Towne and the Bank have furnished to Acquiror true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by Towne, the Bank or any Towne Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of Towne, the Bank or any Towne Subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of Towne, the Bank and the Towne Subsidiaries are listed on
Schedule 4.28(c) hereto.  Except as disclosed in Schedule 4.28(c) hereto, there
----------------                                 ----------------
are no other benefit arrangements of Towne and the Bank and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1996. Except as disclosed in Schedule 4.28(c) hereto, there has
                                            ----------------
been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997. There has been no material increase in the base salary and wage levels of Towne, the Bank or any Towne Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1996. Except as disclosed in Schedule
                                                                 --------
4.28(c) hereto, there has been no material increase in the compensation of, or
-------
benefits payable to, any senior executive employee of Towne, the Bank or any Towne Subsidiary on or after January 1, 1997, nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 1997.

               With respect to all Benefit Arrangements which are subject to the annual return requirement of Internal Revenue Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan years immediately preceding the current date have been delivered to Acquiror.

          (d)  Listed in Schedule 4.28(d) hereto are all Employee Pension
                         ----------------
Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits which become effective upon a change in control of Towne, the Bank or any Towne Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as disclosed in Schedule 4.28(d)
                                                          ----------------
hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of Towne, the Bank or any Towne Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment", as such term is defined in Section 280G of the Internal Revenue Code and Regulations proposed pursuant to that section.

          (e)  Except as described in Schedule 4.28(e) hereto, each Employee
                                      ----------------
Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by Towne or the Bank within a period of no more than thirty (30) days following the effective time of the merger, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by Towne, the Bank or any Towne Subsidiary to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements. No Employee Pension Benefit Plan which is qualified under Section 401(a) of the Internal Revenue Code is a qualified defined benefit pension plan.

          (f)  Except as disclosed in Schedule 4.28(f) hereto, neither Towne,
                                      ----------------
the Bank nor any Towne Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.

               Except as disclosed in Schedule 4.28(f) hereto, no suits,
                                      ----------------
actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best knowledge of Towne and the Bank, anticipated to be filed.

          4.29 Material Contracts.      (a)  Except as set forth on Schedule
               ------------------                                   --------
4.29 (and with a true and correct copy of the document or other item in
----
question attached to such Schedule), neither Towne, the Bank nor any Towne Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                    (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Towne, the Bank or any Towne Subsidiary is or may become obligated to invest in or contribute capital to any Towne Subsidiary or any other entity;

                    (ii) any agreement, indenture or other instrument not disclosed in the Bank Financial Statements relating to the borrowing of money by Towne, the Bank or any Towne Subsidiary or the guarantee by Towne, the Bank or any Towne Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Towne Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);

                    (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

                    (iv) any contract containing covenants which limit the ability of Towne, the Bank or any Towne Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Towne, the Bank or any Towne Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                    (v) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                    (vi) any lease with annual rental payments aggregating $25,000 or more;

                    (vii) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $25,000 per annum;

                    (viii) any agreement with any executive officer or other key employee of Towne, the Bank or any Towne Subsidiary the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Towne, the Bank or any of the Towne Subsidiaries of the nature contemplated by this Merger Agreement;

                    (ix) any agreement with respect of any executive officer of Towne, the Bank or any Towne Subsidiary providing any term of Employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per annum;

                    (x) any agreement with any director or executive officer of Towne, the Bank or any Towne Subsidiary providing for indemnification of such person; or

                    (xi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Merger Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Merger Agreement.

               (b)  Except as disclosed on Schedule 4.29, no officer or
                                           -------------
director of Towne, the Bank or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Towne, the Bank or any of the Towne Subsidiaries.

          4.30 Material Contract Defaults.  Neither Towne, the Bank nor any
               --------------------------
Towne Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the condition (financial or other) of Towne, the Bank or any Towne Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.31 Reports.  Since January 1, 1994, Towne and the Bank have filed
               -------
all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC; (ii) the FRB; and (iii) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Towne and the Bank have previously provided to Acquiror true and correct copies of all such reports and any amendments thereto filed by Towne or the Bank after January 1, 1994.

          4.32 Statements True and Correct.  None of the information prepared
               ---------------------------
by, or on behalf of, Towne, the Bank or any Towne Subsidiary regarding Towne, the Bank or any Towne Subsidiary included in the Proxy Statement/Prospectus mailed to Towne's shareholders in connection with the Shareholders Meeting, and any other documents filed with the FRB, the FDIC or any other Regulatory Authority in connection with the transaction contemplated herein (if applicable), will be, at the respective times such documents are filed, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Towne, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, false or misleading with respect to any material fact, or omit to state any material fact necessary to make any statements therein, in light of the circumstances under which they were made, not misleading.

          4.33 Brokers and Finders.  Neither Towne, the Bank nor any Towne
               -------------------
Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Towne, the Bank or any Towne Subsidiary, in connection with this Merger Agreement or the transactions contemplated hereby.

          4.34 Derivatives Contracts; Structured Notes; Etc.  Neither Towne,
               --------------------------------------------
the Bank nor any Towne Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) on Schedule 4.34.
           -------------

          4.35 Year 2000 Issues.  Expenses associated with resolving Year 2000
               ----------------
technology issues are not expected to have a material adverse effect on the financial condition or results of operations of Towne or the Bank, nor are Year 2000 technology issues expected to have a material adverse effect on the operations of Towne or the Bank.

                             ARTICLE 5

                       COVENANTS OF ACQUIROR

          5.1  Regulatory Approvals.  Within a reasonable time after execution
               --------------------
of this Merger Agreement, Acquiror shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Merger Agreement and the Plan of Merger with reasonable promptness. Acquiror shall pay all fees and expenses arising in connection with such applications for regulatory approval. Acquiror agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with Acquiror's applications for regulatory approval and Acquiror agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in
                                             --------  -------
this Section 5.1 shall be construed to obligate Acquiror to take any action to meet any condition required to obtain prior regulatory approval if any such condition materially differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated by this Merger Agreement, constitutes a significant impediment upon Acquiror's ability to carry on its business or acquisition programs (as may be determined in the sole discretion of Acquiror) or requires Acquiror to increase the Bank's capital ratios to amounts in excess of the FDIC's minimum capital ratio guidelines which may be in effect from time to time.

          5.2  Preparation of Registration Statement.  Acquiror, in
               -------------------------------------
cooperation with Towne, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of Acquiror Common Stock to be issued in the Merger ("Registration Statement"). Such Registration Statement shall contain a Proxy Statement/Prospectus which shall serve as the proxy statement of Towne for the Shareholders Meeting and as the prospectus of Acquiror for the shares of Acquiror Common Stock to be issued in the Merger. Acquiror shall use its best efforts to cause the Registration Statement to become effective.

          5.3  Registration Statement Effectiveness.  Acquiror will advise
               ------------------------------------
Towne, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          5.4  Employees.  Upon consummation of the Merger, all employees of
               ---------
Towne, the Bank and the Towne Subsidiaries shall be deemed to be at-will employees except for those employees who are parties to a written employment agreement. After the Effective Date of the Merger, Acquiror will maintain the existing retirement, welfare benefit and similar plans of Towne and the Bank for the benefit of eligible employees of the Bank; provided, however, that Acquiror may, in its sole discretion, combine such plans with similar plans of Acquiror or its subsidiaries or otherwise substitute such plans for plans providing substantially similar benefits. In the event that Towne's existing plans are combined with similar plans of Acquiror or its subsidiaries, then (i) for the purpose of determining eligibility to participate in Acquiror's plans and the vesting of benefits under Acquiror's plans (but not for the accrual of benefits under such plans), Acquiror shall give effect to years of service with the Bank, as if such service were with Acquiror or its subsidiaries and (ii) there shall be no exclusion from coverage under Acquiror's health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Towne or the Bank prior to the Effective Date of the Merger.

          5.5  Reasonable Efforts to Close.  Subject to the terms and
               ---------------------------
conditions of this Merger Agreement, Acquiror agrees to use all its best efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such
                                                   --------  -------
efforts do not impose unreasonable expense or obligations on Acquiror.
Acquiror shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Merger Agreement.

          5.6  Addition to Board of Directors.  As promptly as practicable
               ------------------------------
following the Effective Time, Acquiror shall take such action as may be necessary to cause the size of Acquiror's Board of Directors to be increased by one person and to cause the appointment of Rick Meikle to the Board of Directors of Acquiror.

          5.7  Indemnification and Insurance.
               -----------------------------

               (a) Acquiror agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Towne and the Bank as provided in their respective articles, bylaws, indemnification agreements or other written agreements in effect as of the date hereof with respect to matters occurring prior to the Closing Date shall survive the Merger and shall continue in full force and effect. If Acquiror or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, Acquiror shall use its best efforts to cause the successor and assigns of Acquiror to assume the obligations set forth in this Section 5.7.

               (b) Acquiror shall use its best efforts to cause the persons serving as officers and directors of Towne and the Bank immediately prior to the Closing Date to be covered for a period of two years after the Closing Date by the current policies of directors and officers liability insurance maintained by Towne with respect to acts or omissions occurring prior to the Closing Date which were committed to such officers and directors in their capacity as such (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing the terms and conditions which are no less advantageous to such officers and directors); provided, however, that Acquiror shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Towne for such insurance. The provision of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Towne and the Bank and each such person's respective heirs and representatives.

          5.8  Access.  Upon notice of at least 48 hours, Acquiror shall
               ------
afford Towne and its representatives access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books and records, provided that no investigation pursuant to this Section 5.8 shall affect or be deemed to modify or waive any representation or warranty made by Acquiror in this Merger Agreement or the conditions to the obligations of Acquiror to consummate the transactions contemplated by this Merger Agreement.

                             ARTICLE 6

                  COVENANTS OF TOWNE AND THE BANK

          6.1  Shareholders Meeting.  Towne shall call a special meeting of the
               --------------------
holders of Towne Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Towne shall use its best efforts to solicit and obtain the votes of the holders of Towne Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Towne shall recommend approval of such transactions by such holders. In connection with the Shareholders Meeting, the Acquiror and Towne shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of the Acquiror and Towne, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the shareholders of Towne.

          6.2  Conduct of Business -- Affirmative Covenants.  Unless the prior
               --------------------------------------------
written consent of Acquiror shall have been obtained, and, except as otherwise contemplated herein:

               (a) Towne and the Bank shall, and shall cause each Towne Subsidiary to:

                    (i) Operate its business only in the usual, regular, and ordinary course;

                    (ii) Preserve intact its business organizations and assets and to maintain its rights and franchises;

                    (iii) Take no action, unless otherwise required by law, rules or regulation, that would (A) materially adversely affect the ability of any of them or Acquiror to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Merger Agreement;

                    (iv) Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                    (v) Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of the Towne, Bank or such Towne Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                    (vi) Use its best efforts to retain the Bank's present customer base and to facilitate the retention of such customers after the Effective Time;

                    (vii) Maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Towne and the Bank or Acquiror and Acquiror's Subsidiaries at and after the Effective Time, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of the Bank's customer relationships; and

               (b) Towne and the Bank agree to use their best efforts to assist Acquiror in obtaining the Government Approvals necessary to complete the transactions contemplated hereby, and Towne and the Bank shall provide to Acquiror or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

               (c) Towne and the Bank, at their own cost and expense, shall use their best efforts to secure all consents and releases, if any, of third parties necessary or desirable for the consummation of the transactions contemplated by this Merger Agreement and shall comply with all applicable laws, regulations and rulings in connection with this Merger Agreement and the consummation of the transactions contemplated hereby;

               (d) At all times to and including, and as of, the Closing, Towne and the Bank shall inform Acquiror in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the representations and warranties and information provided in the schedules remain true and correct in all respects; provided, however, that any such updates to Schedules shall be
              --------  -------
required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be
-------- -------
deemed to be a part of this Merger Agreement, Acquiror shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement;

               (e) At all times to and including, and as of, the Closing, Towne and the Bank shall give such further assistance to Acquiror and shall execute, acknowledge and deliver all such documents and instruments as Acquiror may reasonably request and take such further action as may be reasonably necessary or appropriate effectively to consummate the transactions contemplated by this Merger Agreement;

               (f) Towne and the Bank have taken or will take all steps necessary to exempt the transactions contemplated by this Merger Agreement from any applicable state takeover or similar law or takeover or similar provision in the charter documents or bylaws of Towne and the Bank, including without limitation any provisions of the Articles of Incorporation of Towne restricting the ownership or acquisition of Towne's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements;

               (g) Subject to the terms and conditions of this Merger Agreement, Towne and the Bank agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or

--------  -------
obligations on Towne and the Bank.

               (h) At the request of Acquiror, Towne and the Bank shall hire an outside consultant reasonably acceptable to Acquiror to undertake to determine as soon as reasonably practicable but in any event prior to Closing whether or not there are any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazard substances, as defined in the Model Toxic Control Act, CERCLA or any other applicable Environmental Laws, present at or on any of the "other real estate owned" of Towne, the Bank or any Towne Subsidiary (excluding any one- to four-family residential property with appraised value less than $150,000) or at or on any of the branch or office facilities owned by Towne, the Bank or any Towne Subsidiary. Such investigation shall be conducted in a manner reasonably satisfactory to Acquiror, and the results of such investigation shall be set forth in a written report delivered to Acquiror prior to Closing. The scope and detail of such report shall be reasonably satisfactory to Acquiror. It is understood that the investigation shall be a "Phase I." In the event the transaction contemplated by this Merger Agreement is not consummated and the failure to consummate is not due to an adverse environmental assessment or other actions on the part of Towne, Acquiror will reimburse Towne for the cost of any environmental assessment requested by Acquiror pursuant to this section.


          6.3  Conduct of Business -- Negative Covenants.  From the date of
               -----------------------------------------
this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, Towne and the Bank covenant and agree they will neither do, nor agree or commit to do, nor permit any Towne Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Acquiror:

               (a) Except as expressly contemplated by this Merger Agreement or the Plan of Merger, amend its Articles of Incorporation or Bylaws; or

               (b) Impose, or suffer the imposition, on any share of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

               (c) (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Merger Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Towne Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Towne Common Stock; or

               (d) Except as expressly permitted by this Merger Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by Acquiror, (ii) internal reorganizations or consolidations involving existing Subsidiaries,
(iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, (iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Merger Agreement; or

               (e) Except as expressly permitted by this Merger Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Towne Common Stock (other than the issuance of shares upon the exercise of outstanding stock options and pursuant to the Towne Bank Employee Stock Purchase Plan) or any other capital stock of Towne, the Bank or of any Towne Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to Towne, the Bank or any Towne Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Towne, the Bank or of any Towne Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of Towne, the Bank or any Towne Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

               (f) Incur, or permit any Towne Subsidiary to incur, any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Towne, the Bank or such Towne Subsidiary consistent with past practices; or

               (g) Except as described in Schedule 4.9, grant any increase in compensation or benefits to any of its employees or officers; pay any bonus; enter into any severance agreements with any of its officers or employees; grant any increase in fees or other increases in compensation or other benefits to any director of Towne, the Bank or of any Towne Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

               (h) Amend any existing employment contract between it and any person (unless such amendment is required by law); enter into or amend any indemnification agreement with any person; or enter into any new employment contract with any person that Towne or the Bank (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

               (i) Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan (except for a termination resulting from Acquiror's decision not to continue any such plan); or

               (j) Enter into any new service contracts, purchase or sale agreements or lease agreements that are material to Towne, the Bank or any Towne Subsidiary; or

               (k) Make any capital expenditure except for ordinary purchases, repairs, renewals or replacements in an amount less than $15,000 per individual expenditure and $35,000 in the aggregate; or

               (l) Other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any person, except pursuant to contracts or agreements in force at the date of this Merger Agreement; or

               (m) Other than as contemplated by this Merger Agreement, enter into, renew or terminate any material contract or agreement or make any change in any of its material leases or contracts; or

               (n) Settle any claim, action or proceeding involving any liability of Towne, the Bank or any Towne Subsidiaries for money damages in excess of $25,000 or agree in connection with any such settlement to material restrictions upon the operations of Towne, the Bank or any Towne Subsidiaries; or

               (o) Change its method of accounting in effect at December 31, 1996, except as required by changes in GAAP as concurred in by Towne's independent auditors or as required by regulatory accounting principles or regulatory requirements; or

               (p) Enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice; or

               (q) Except in the ordinary course of business, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing; or

               (r)  Enter into, renew or purchase any Derivatives Contracts; or


               (s) Purchase any investment securities other than in the ordinary course of business consistent with past practices; or

               (t) Enter into any transactions other than in the ordinary course of business; or

               (u) Grant or commit to grant any new extension of credit to any officer, director or holder of 2% or more of the outstanding the Towne Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of the Bank or amend the terms of any such credit outstanding on the date hereof; or

               (v) Agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article 4 of this Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

          6.4  Conduct of Business -- Certain Actions.
               --------------------------------------

               (a) Towne and the Bank shall not, and shall use their best efforts to ensure that their directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or, except for actions reasonably considered by the Boards of Directors of Towne and the Bank based upon the written advice of outside legal counsel to be required in order to fulfill its fiduciary obligations, provide any confidential or non-public information to or negotiate with, any corporation, partnership, person or other entity or group (other than to Acquiror or any Acquiror Subsidiary) concerning any "Acquisition Proposal" (as defined below). Towne and the Bank shall notify Acquiror immediately if any Acquisition Proposal has been or should hereafter be received by Towne or the Bank, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of Towne's and the Bank's Boards of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than Acquiror or any Acquiror Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Towne or the Bank; (ii) acquire the right to vote ten percent (10%) or more of the outstanding Towne Common Stock; (iii) acquire a significant portion of the assets or earning power of the Bank; or (iv) acquire in excess of ten percent (10%) of the outstanding Towne Common Stock.

               (b) Towne and the Bank shall immediately terminate all negotiations or discussions concerning any Acquisition Proposal with parties other than Acquiror and enforce the terms of all confidentiality agreements with such other parties.

          6.5  Accruals and Reserves.  At the request of Acquiror, Towne and
               ---------------------
the Bank shall establish such additional accruals and reserves as may be necessary to conform Towne's and the Bank's accounting and credit loss reserve practices and methods to those of Acquiror; provided, however, that Towne and the Bank shall not be required to take such action until all of the conditions to the Closing shall have been satisfied or waived and all Government Approvals shall have been received.

          6.6  Access; Information.  Upon reasonable notice, Towne and the
               -------------------
Bank shall afford Acquiror and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Towne, the Bank and the Towne Subsidiaries and, during such period, Towne and the Bank shall furnish promptly to Acquiror (i) a copy of each material report, schedule and other document filed by Towne, the Bank and the Towne Subsidiaries with any Regulatory Authority and (ii) all other information concerning the business, properties and personnel of Towne, the Bank and the Towne Subsidiaries as Acquiror may reasonably request, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or waive any representation or warranty made by Towne and the Bank in this Merger Agreement or the conditions to the obligations of Towne and the Bank to consummate the transactions contemplated by this Merger Agreement.

          6.7  Affiliate Agreements.  Towne will cause each person who is an
               --------------------
affiliate of Towne for purposes of Rule 145 under the 1933 Act to execute and deliver to the Company on or before the mailing of the Proxy Statement/Prospectus for the Shareholders Meeting an agreement in the form attached hereto as Exhibit B restricting the disposition of the shares of Acquiror Common Stock to be received by such person in exchange for such person's shares of Towne Common Stock. Schedule 6.7 hereto lists the affiliates of Towne as of the date hereof.

          6.8  Addition to Board of Directors.  As soon as practicable
               ------------------------------
following the Effective Time, the Bank shall take such action as may be necessary to cause the size of the Board of Directors of the Bank to be increased by one or more persons and to cause the appointment of Gary Sirmon to the Board of Directors of the Bank.

          6.9  Employee Stock Purchase Plan.  The Bank shall suspend the
               ----------------------------
operation of the Towne Bank Employee Stock Purchase Plan as of January 1, 1998 so that no additional shares may be purchased pursuant to such plan after such date.

                             ARTICLE 7

                       CONDITIONS TO CLOSING

          7.1  Conditions to the Obligations of Towne and the Bank.  Unless
               ---------------------------------------------------
waived in writing by Towne and the Bank, the obligations of Towne and the Bank to consummate the transaction contemplated by this Merger Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a)  Performance.  Each of the material acts and undertakings
                    -----------
of Acquiror to be performed at or prior to the Closing Date pursuant to this Merger Agreement shall have been duly performed;

               (b)  Representations and Warranties.  The representations and
                    ------------------------------
warranties of Acquiror contained in Article 3 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Effective Time with the same effect as though made on and as of the Effective Time;

               (c)  Documents.  In addition to the other deliveries of
                    ---------
Acquiror described elsewhere in this Merger Agreement, Towne and the Bank shall have received the following documents and instruments:

                    (i) a certificate signed by the Secretary or an assistant secretary of Acquiror dated as of the Closing Date certifying that:

                         (A) Acquiror's Board of Directors has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                         (B) each person executing this Merger Agreement on behalf of Acquiror is an officer of Acquiror holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                         (C) the charter documents of Acquiror attached to such certificate remain in full force and effect.

                    (ii) a certificate signed by a duly authorized officer of Acquiror stating that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(e) of this Merger Agreement have been fulfilled;

               (d)  Opinion of Acquiror's Counsel.  Towne and the Bank shall
                    -----------------------------
have been furnished with an opinion of counsel to Acquiror, dated as of the Closing Date, addressed to and in form and substance satisfactory to Towne and the Bank, to the effect that:

                    (i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in the State of Washington.

                    (ii) The execution and delivery of the Merger Agreement by Acquiror, and the consummation by Acquiror of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Acquiror.

                    (iii) The Merger Agreement has been duly executed and delivered by Acquiror and is a valid and binding obligation of Acquiror enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally and (2) general principles of equity, whether applied by a court of law or equity.

                    (iv) Except for the filing of articles of merger with the Secretary of State for the State of Washington and a certificate of merger with the Secretary of State for the State of Delaware, no consent or approval under any statutory law or regulation applicable to Acquiror, other than such consents and approvals as have been obtained, is required for Acquiror to consummate the transactions provided for in the Merger Agreement.

                    (v) The Registration Statement has become effective under the 1933 Act, and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

                    (vi) The shares of Acquiror Common Stock to be issued in exchange for shares of Towne Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Agreement will be validly issued, fully paid and non-assessable, and conform as to legal matters in all material respects to the description of such shares contained in the Registration Statement.

                    (vii) The execution, delivery and performance of the Merger Agreement by Acquiror did not, and the consummation of the transactions contemplated thereby by Acquiror does not and will not (i) violate any statutory law or regulation applicable to Acquiror or any judgment, decree or order that specifically names Acquiror, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of Acquiror and its subsidiaries, taken as a whole; (ii) violate the Certificate of Incorporation or Bylaws of Acquiror; or (iii) require any consent or approval under any such law or regulation or under any such judgment, decree or order other than such consents and approvals as have been obtained.

                    (viii) To the best of such counsel's knowledge, there is no litigation or proceeding against Acquiror or any Acquiror Subsidiary pending before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition or results of operations of Acquiror and its subsidiaries, taken as a whole.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Acquiror or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the laws of the States of Washington and Delaware; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991); and

               (e)  No Material Adverse Change.  No material adverse change in
                    --------------------------
the financial condition or results of operations of Acquiror and its subsidiaries, taken as a whole, shall have occurred since the date of this Merger Agreement. In the event of such a material adverse change with respect to Acquiror, Towne may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty.

          7.2  Conditions to the Obligations of Acquiror.  Unless waived in
               -----------------------------------------
writing by Acquiror, the obligation of Acquiror to consummate the transactions contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a)  Performance.  Each of the material acts and undertakings of
                    -----------
Towne and the Bank to be performed at or before the Closing Date pursuant to this Merger Agreement shall have been duly performed;

               (b)  Representations and Warranties.  The representations and
                    ------------------------------
warranties of Towne and the Bank contained in Article 4 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

               (c)  Documents. In addition to the documents described
                    ---------
elsewhere in this Merger Agreement, Acquiror shall have received the following documents and instruments:

                    (i) a certificate signed by the Secretary or an assistant secretary of Towne and the Bank dated as of the Closing Date certifying that:

                         (A) Towne's and the Bank's Boards of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                         (B) each person executing this Merger Agreement on behalf of Towne and the Bank, is an officer of Towne or the Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                         (C) the charter documents of Towne and the Bank attached to such certificate remain in full force and effect; and

                     (ii) a certificate signed by the President, Chief Executive Officer or an Executive Vice President of Towne and the Bank stating that the conditions set forth in Section 7.2(a), Section 7.2(b) and
   Section 7.2(f) this Merger Agreement have been satisfied.

               (d)  Destruction of Property.  Between the date of this Merger
                    -----------------------
Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of Towne and the Bank which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of Towne, the Bank and the Towne Subsidiaries taken as a whole; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, Acquiror may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

               (e)  Inspections Permitted.  Between the date of this Merger
                    ---------------------
Agreement and the Closing Date, Towne and the Bank shall have afforded Acquiror and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Towne and the Bank. Towne and the Bank shall have caused all Towne and Bank personnel to provide reasonable assistance to Acquiror in its investigation of matters relating to Towne and the Bank;

               (f)  No Material Adverse Change.  No material adverse change in
                    --------------------------
the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of Towne and the Bank shall have occurred since the date of this Merger Agreement. In the event of such a material adverse change with respect to Towne and the Bank, Acquiror may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

               (g)  Opinion of Towne's and the Bank's Counsel.  Acquiror shall
                    -----------------------------------------
have been furnished with an opinion of legal counsel to Towne and the Bank, dated the Closing Date, addressed to and in form and substance satisfactory to Acquiror, to the effect that:

                    (i) Towne is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

                    (ii) The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Washington.

                    (iii) Each of the Towne Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization.

                    (iv) The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.
                    (v) The execution and delivery of the Merger Agreement by Towne and the Bank, and the consummation by Towne and the Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Towne and the Bank.

                    (vi) The Merger Agreement has been duly executed and delivered by Towne and the Bank and is a valid and binding obligation of Towne and the Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and (2) general principles of equity, whether applied by a court of law or equity.

                    (vii) The execution, delivery and performance of the Merger Agreement by Towne and the Bank did not, and the consummation of the transactions contemplated thereby by Towne and the Bank does not and will not (i) violate any statutory law or regulation applicable to Towne, the Bank or any of the Towne Subsidiaries or any judgment, decree or order that specifically names Towne or the Bank, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of Towne, the Bank and the Towne Subsidiaries, taken as a whole; (ii) constitute a breach of or default under any agreement or other arrangement that is listed on Schedule 4.27 to
                                                              -------------
   the Merger Agreement, which breach or default is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Towne, the Bank and the Towne Subsidiaries, taken as a whole; (iii) violate the Articles of Incorporation, Charter or Bylaws of Towne, the Bank or any of the Towne Subsidiaries; or (iv) require any consent or approval under any such law or regulation or under any such judgment, decree or order, or the consent or approval of any other party to any such agreement or other arrangement, other than such consents and approvals as have been obtained.

                    (viii) To the best of such counsel's knowledge: (i) there is no litigation or proceeding against Towne, the Bank or any Towne Subsidiary pending before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition or results of operations of Towne, the Bank and the Towne Subsidiaries, taken as a whole, or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Towne Reinvestment Act and the Home Mortgage Disclosure Act, and no such litigation or proceeding has been threatened; (ii) neither Towne, the Bank nor any Towne Subsidiary or any of its or their properties, officers, directors, or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority; and (iii) neither Towne, the Bank nor any Towne Subsidiary has been advised by any such Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                    (ix) The Merger has been duly approved by the Towne Shareholders.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Towne and the Bank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Washington and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

               (h)  Other Business Combinations, Etc.  Other than as
                    --------------------------------
contemplated hereunder, subsequent to the date of this Merger Agreement, neither Towne nor the Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Towne or the Bank would merge; consolidate with; effect a business combination with; sell any substantial part of Towne's or the Bank's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of Towne and the Bank or the benefits of acquiring the Towne Common Stock;

               (i)  Maintenance of Certain Covenants, Etc.  At the time of
                    -------------------------------------
Closing (i) neither Towne nor the Bank shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than 314,025 shares of Towne Common Stock validly issued and outstanding at the Effective Time); and (ii) from December 31, 1996, there shall have been no extraordinary sale of assets.

               (j)  Dissenting Shares.  Towne Shareholders holding or
                    -----------------
controlling no more than five percent (5%) of the shares of the Towne Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected and maintained in perfected status their dissenters' rights in accordance with the WBCA;

               (k)  Accruals and Reserves.  Towne and the Bank shall have
                    ---------------------
established the accruals and reserves described in Section 6.5; and

               (l)  Employment Agreements.  The Employment Agreements between
                    ---------------------
Acquiror, the Bank and S. Rick Meikle and other senior executive officers of the Bank designated by Acquiror substantially in the form attached as Exhibit C
                                                                      ---------
shall have been duly executed and delivered by all parties to such agreements;

               (m)  Receipt of Affiliate Agreements.  Acquiror shall have
                    -------------------------------
received from each affiliate of Towne the agreements referred to in Section 6.7; and

               (n)  Employee Stock Purchase Plan.  The Bank shall have
                    ----------------------------
terminated the Towne Bank Employee Stock Purchase Plan as of the Effective Time of the Merger.

          7.3  Conditions to Obligations of All Parties.  The obligation of
               ----------------------------------------
each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

               (a)  No Pending or Threatened Claims.  That no claim, action,
                    -------------------------------
suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Merger Agreement or the obtaining of material damages or other relief in connection therewith; and

               (b)  Government Approvals and Acquiescence Obtained.  The
                    ----------------------------------------------
Parties hereto shall have received all applicable Government Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.

               (c)  Effective Registration Statement.  The Registration
                    --------------------------------
Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

               (d)  Tax Opinion.  Acquiror and Towne shall have received an
                    -----------
opinion from Breyer & Aguggia to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by Towne Shareholders to the extent they receive shares of the Acquiror Common Stock in exchange for their shares of Towne Common Stock, and, in rendering their opinion, Breyer & Aguggia may require and rely upon representations contained in certificates of officers of the Company, Towne and others.

               (e)  Shareholder Vote.  The Towne Shareholders shall have
                    ----------------
approved of the transactions contemplated hereby by the requisite vote.


                             ARTICLE 8

                            TERMINATION

          8.1  Termination.  This Merger Agreement and the Plan of Merger may
               -----------
be terminated at any time prior to the Closing, as follows:

               (a)  By mutual consent in writing of the Parties;

               (b) By Acquiror, should Towne, the Bank or any Towne Subsidiary fail to conduct its business pursuant to the covenants made in Article 6 if such failure cannot be or has not been cured with fifteen (15) days after the giving of written notice to Towne by Acquiror of such failure;

               (c) By Acquiror or Towne in the event the Closing shall not have occurred by September 30, 1998, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner. If Acquiror shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then Towne and the Bank shall, upon Acquiror's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired.

               (d) By either Acquiror or Towne, upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Acquiror or Towne may, upon written notice to the other, extend the term of this Merger Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

               (e)  By Acquiror in the event the conditions set forth in
Section 7.2 or Section 7.3 are not satisfied in all material respects as of the Closing Date, or by Towne if the conditions set forth in Section 7.1 or Section
7.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

               (f) By Acquiror upon the occurrence of any event or circumstance which may have the effect of limiting or restricting Acquiror's voting power or other rights normally enjoyed by the registered holders of the Towne Common Stock which are the subject of this transaction;

               (g) By Acquiror or Towne in the event that there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

               (h) By Acquiror should Towne, the Bank or any Towne Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or

               (i) By Acquiror should Towne, the Bank or any Towne Subsidiary enter into any formal agreement, letter of understanding, supervisory agreement, cease and desist order, consent agreement, memorandum or other similar arrangement with any bank regulatory agency.

               (j) By Acquiror in the event that (i) any situation, event, circumstance or other matter shall come to the attention of Acquiror during the course of the Acquiror Due Diligence Review which Acquiror shall, in a good faith exercise of its reasonable discretion, believe (A) to be inconsistent in any material respect with any of the representations and warranties of Towne and the Bank, (B) to be of such significance as to have a material adverse effect on the financial condition, prospects, results of operations or business of Towne and the Bank, or (C) is a material deviation from the Bank Financial Statements, and (ii) Acquiror notifies Towne and the Bank of such matters within five (5) business days after the end of the Acquiror Due Diligence Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof to Towne and the Bank. For purposes of this Section, (i) "Acquiror Due Diligence Review" shall mean a review by Acquiror of Towne's and the Bank's operations, business affairs, prospects and financial condition, including without limitation, those matters which are the subject of the representations and warranties of Towne and the Bank and (ii) "Acquiror Due Diligence Review Period" shall mean a fifteen (15) day period beginning on the date of this Merger Agreement. Notwithstanding anything in this Section contained or implied to the contrary, the Acquiror Due Diligence Review shall not limit, restrict or preclude Acquiror, at any time or from time to time, from conducting such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Acquiror Due Diligence Review Period of any event or condition which was not detected in the Acquiror Due Diligence Review by Acquiror and which constitutes a breach of any representation or warranty of Towne and the Bank under this Merger Agreement.

If a Party should elect to terminate this Merger Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 8.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 9.1 ("Notices") of this Merger Agreement.

          8.2  Effect of Termination.  In the event that this Merger Agreement
               ---------------------
should be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties under this Merger Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under
                                   --------  -------
Section 8.1 hereof shall not relieve any Party of any liability for a breach of this Merger Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

          8.3  Termination Fee.  The parties hereby acknowledge that, in
               ---------------
negotiating and executing this Merger Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, the Parties have incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of employee and management time) and will forego discussions with respect to other potential acquisitions.

               (a) To compensate Acquiror for such costs and to induce it to forego initiating discussions regarding other acquisitions, if (i) this Merger Agreement terminates because Towne and the Bank do not use their best efforts to consummate the transactions contemplated by this Merger Agreement in accordance with the terms of this Merger Agreement (unless a condition set forth in Section 7.1 is not satisfied and such non-satisfaction has not been the result of the failure of Towne and the Bank to use their best efforts to consummate this Merger Agreement in accordance to the terms of this Merger Agreement); (ii) Towne terminates this Merger Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(c), 8.1(d), 8.1(e) or 8.1(g) or (iii) the Towne Shareholders do not approve the Merger, then Towne and the Bank shall be obligated to pay Acquiror on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Fifty Thousands and No/100 Dollars ($250,000.00). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Towne and the Bank complying with their fiduciary duties.

               (b) To compensate Towne for such costs and to induce it to forego initiating discussions regarding other acquisitions, if (i) this Merger Agreement terminates because Acquiror does not use its best efforts to consummate the transactions contemplated by this Merger Agreement in accordance with the terms of this Merger Agreement (unless a condition set forth in Section 7.2 is not satisfied and such non-satisfaction has not been the result of the failure of Acquiror to use its best efforts to consummate this Merger Agreement in accordance to the terms of this Agreement); or (ii) Acquiror terminates this Merger Agreement for any reason other than the grounds for termination set out in Sections 8.1, then Acquiror shall be obligated to pay Towne on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Fifty Thousands and No/100 Dollars ($250,000.00).

          8.4  Acquiror Fee.  Towne and the Bank hereby agree to pay Acquiror
               ------------
on demand (and in no event more than three days after such demand) in immediately available funds $1,350,000 (the "Acquiror Fee") if within 18 months after the date hereof the Merger has not been completed and there occurs any of the events set forth in subparagraphs (a), (b) or (c) below.

          (a) Any person other than Acquiror or an affiliate of Acquiror acquires beneficial ownership of 25% or more of the then-outstanding Towne Common Stock;

          (b) Towne or the Bank, without having received Acquiror's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this section having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Acquiror or any of its Subsidiaries, or Towne's Board of Directors recommends that the Towne Shareholders approve or accept any Acquisition Transaction with any person other than Acquiror or any of its Subsidiaries.
For purposes of this section, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving Towne or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Towne or the Bank, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Towne or the Bank; or

          (c) A bona fide proposal is made by a third party to Towne or the Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Towne or the Bank willfully breaches this Merger Agreement and such breach entitles Acquiror to terminate this Merger Agreement; the Towne Shareholders do not approve this Merger Agreement at the Shareholders Meeting; the Shareholders Meeting is not held or is canceled prior to termination of this Merger Agreement for reasons other than the fault of Acquiror; or Towne's Board of Directors modifies in a manner adverse to Acquiror its recommendation with respect to this Merger Agreement.

     Notwithstanding the foregoing, Towne and the Bank shall not be obligated to pay to Acquiror the Acquiror Fee if, prior to the occurrence of any of the events specified in 8.4(a), (b), or (c), Towne validly terminates this Merger Agreement pursuant to Section 8.1(a) or 8.1(g) (but only in the event that Acquiror materially breaches a representation, warranty or covenant contained herein and, as a result thereof, Towne exercises its right to terminate this Merger Agreement under Section 8.1(g) at a time when Acquiror was not entitled to terminate this Merger Agreement under Section 8.1(c), 8.1(g)) or Section 8.1(d). The parties further agree that this Section 8.4 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Merger Agreement.

                             ARTICLE 9

                         GENERAL PROVISIONS

          9.1    Notices.  Any notice, request, demand and other communication
                 -------
which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to Towne and the Bank:     Towne Bancorp, Inc.
                              Towne Bank of Woodinville
                              17530 132nd Avenue NE
                              Woodinville, Washington 98072
                              Fax:  (206) 483-9745
                              Attn: S. Rick Meikle, President and
                                      Chief Executive Officer

With a copy to:               Gerrish & McCreary
                              700 Colonial Road, Suite 200
                              Memphis, Tennessee  38117
                              Fax: (901) 684-2339
                              Attn: Jeffrey C. Gerrish, Esq.

If to Acquiror:               First Savings Bank of Washington Bancorp, Inc.
                              10 South First Avenue
                              Walla Walla, Washington
                              Fax:  (509) 527-3633
                              Attn: Gary Sirmon, President and
                                      Chief Executive Officer

With a copy to:               Breyer & Aguggia
                              1300 I Street, N.W.
                              Suite 470 East
                              Washington, D.C. 20005
                              Fax:  (202) 737-7979
                              Attn: John F. Breyer, Jr., Esq.

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

          9.2    Assignability and Parties in Interest.  This Merger Agreement
                 -------------------------------------
shall not be assignable by any of the Parties hereto; provided, however, that
                                                      --------  -------
Acquiror may assign, set over and transfer all, or any part of its rights and obligations under this Merger Agreement to any one or more of its present or future Affiliates. This Merger Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

          9.3    Governing Law.  This Merger Agreement shall be governed by,
                 -------------
and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Washington, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Merger Agreement shall be heard in a court of competent jurisdiction located in Walla Walla County, Washington.

          9.4    Counterparts.  This Merger Agreement may be executed
                 ------------
simultaneously in one or more counterparts (any of which may be facsimile copies), each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          9.5    Best Efforts.  Towne, the Bank and Acquiror each agrees to use
                 ------------
its best efforts to complete the transactions contemplated by this Merger Agreement; provided, however, that the use of best efforts by Acquiror shall
           --------  -------
not obligate Acquiror to obtain or to provide Towne additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which Acquiror shall deem, in good faith, to be unreasonable in the circumstances.

          9.6    Publicity.  The Parties agree that press releases and other
                 ---------
public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

          9.7    Entire Agreement.  This Merger Agreement, together with the
                 ----------------
Plan of Merger which is Exhibit A hereto, the Schedules, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with Section 9.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The schedules, annexes, exhibits and certificates attached hereto or furnished pursuant to this Merger Agreement are hereby incorporated as integral parts of this Merger Agreement. Except as provided herein, by specific language and not by mere implication, this Merger Agreement is not intended to confer upon any other person not a Party to this Merger Agreement any rights or remedies hereunder.

          9.8    Severability.  If any portion or provision of this Merger
                 ------------
Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.9    Modifications, Amendments and Waivers.  At any time prior to
                 -------------------------------------
the Closing or termination of this Merger Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

               (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto;

               (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Merger Agreement or in the Schedules or Exhibits hereto or any other document delivered pursuant to this Merger Agreement;

               (c) waive compliance with any of the covenants or agreements of the other Party contained in this Merger Agreement; and

               (d) amend or add to any provision of this Merger Agreement or the Plan of Merger; provided, however, that no provision of this Merger
                    --------  -------
Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Merger Agreement.

          9.10 Interpretation.  The headings contained in this Merger
               --------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

          9.11 Payment of Expenses.  Except as set forth herein, Acquiror and
               -------------------
Towne and the Bank shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

          9.12 Equitable Remedies.  The Parties hereto agree that, in the
               ------------------
event of a breach of this Merger Agreement by Towne and the Bank, Acquiror will be without an adequate remedy at law by reason of the unique nature of Towne and the Bank. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to Acquiror, Acquiror shall be entitled, at its sole discretion, either (i) to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Merger Agreement by Towne or the Bank or (ii) if applicable, to receive the payment described in Section 8.3 hereof. Towne and the Bank covenant that they shall not contend in any such proceeding that Acquiror is not entitled to a decree of specific performance by reason of having an adequate remedy at law. Notwithstanding the foregoing, if Towne and the Bank accept an Acquisition Proposal from a third party and Acquiror receives an opinion of counsel from Towne and the Bank that the failure of the Boards of Directors of Towne and the Bank to accept such Acquisition Proposal would constitute a breach of such directors' fiduciary duty to the shareholders of Towne, Acquiror shall not be entitled to the equitable remedy of specific performance. No attempt on the part of Acquiror to obtain such equitable relief shall be deemed to constitute an election of remedies by Acquiror which would preclude Acquiror from obtaining any remedies at law to which it would otherwise be entitled.

          9.13 Attorneys' Fees.  If any Party hereto shall bring an action at
               ---------------
law or in equity to enforce its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

          9.14 No Waiver.  No failure, delay or omission of or by any Party in
               ---------
exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Merger Agreement must be in writing and must be executed by the Parties to this Merger Agreement and shall be effective only to the extent specifically set forth in such writing.

          9.15 Remedies Cumulative.  All remedies provided in this Merger
               -------------------
Agreement, by law, equity or otherwise, shall be cumulative and not alternative.

          9.16 Non-Survival of Representations and Warranties.  No
               ----------------------------------------------
representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith shall survive the Closing. This
Section 9.16 shall not apply to covenants and agreements which by their terms are intended to be performed after the Closing or the termination of this Merger Agreement. Nothing in this Section 9.16 shall limit Towne's or Acquiror's rights or remedies for misrepresentations, breaches of this Merger Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Merger Agreement or has caused this Merger Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                                   TOWNE BANCORP, INC.




                              By:   /s/ S. Rick Meikle
                                    --------------------
                                    S. Rick Meikle
                              Its:  President

ATTEST:


/s/ Pete Botting
-----------------------
Chairman of the Board
                                   TOWNE BANK OF WOODINVILLE


                              By:  /s/ S. Rick Meikle
                                   ----------------------------
                                   S. Rick Meikle
                              Its: President and Chief Executive Officer

ATTEST:


/s/ Pete Botting
-----------------------
Chairman of the Board


                               FIRST SAVINGS BANK OF WASHINGTON
                               BANCORP, INC.



                               By: /s/ Gary Sirmon
                                   -------------------------------------
                                   Gary Sirmon
                              Its: President and Chief Executive Officer



ATTEST:


/s/ D. Allan Roth
--------------------------
D. Allan Roth, Secretary

                                                                    Appendix B

             Chapter 13 of the Washington Business Corporation Act


23B.13.010  Definitions.  As used in this chapter:

      (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

      (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

           (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

           (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

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
           (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through
25.10.955 the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

           (a) The proposed corporate action is abandoned or rescinded;

           (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

           (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

           (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

           (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

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
23B.13.220 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

      (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

           (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

           (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

           (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

           (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

           (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

      (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

      (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

      (2) The payment must be accompanied by:

           (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

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

           (b) An explanation of how the corporation estimated the fair value of the shares;

           (c) An explanation of how the interest was calculated;

           (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

           (e) A copy of this chapter.

23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

           (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

           (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

           (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

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
      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

           (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

           (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

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
                                                                    Appendix C


                                          November 21, 1997



Board of Directors
Towne Bancorp, Inc.
Woodinville, Washington

RE:   Fairness Opinion Relative to Pending Agreement of Towne Bancorp, Inc.,
      ----------------------------------------------------------------------
      Woodinville, Washington, to Merge with and into First Savings Bank of
      ---------------------------------------------------------------------
      Washington Bancorp, Inc., Walla Walla, Washington.
      -------------------------------------------------

Directors:

The Board of Directors of Towne Bancorp, Inc. ("TBI" or the "Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of TBI by First Savings Bank of Washington Bancorp, Inc. ("FWWB"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either TBI or FWWB. This opinion is issued based upon financial data as of September 30, 1997. This opinion is being issued prior to the execution of a "Definitive Agreement" for the merger. The analysis presented in this opinion reflects Southard Financial's understanding of the terms of the merger that will be in the Definitive Agreement.

Approach to Assignment

The approach to this assignment was to consider the following factors:

  - A review of the financial performance and position of TBI and the value of its common stock;

  - A review of the financial performance and position of FWWB and the value of its common stock;

  -   A review of recent Bank merger transactions;

  - A review of the current and historical market prices of bank holding companies in Washington and surrounding states;

  - A review of the investment characteristics of the common stock of TBI and FWWB;

  -   A review of the terms of merger agreement between TBI and FWWB;

  - An evaluation of the impact of the merger on the expected return to the current shareholders of TBI; and,

  - An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of FWWB for the outstanding common stock of TBI constitutes a non-taxable exchange for federal income tax purposes. The exchange of TBI stock for cash may have tax consequences.

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Board of Directors
Towne Bancorp, Inc.
Page 2


DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to TBI and in Exhibit 2 pertaining to FWWB.

Review of Towne Bancorp, Inc.

Southard Financial visited with the management of TBI, the parent company of Towne Bank of Woodinville, in Woodinville, Washington. Discussions included questions regarding the current and historical financial position and performance of TBI, its outlook for the future, and other pertinent factors.

Review of First Savings Bank of Washington Bancorp, Inc.

Southard Financial visited with the management of First Savings Bank of Washington Bancorp, Inc. in Walla Walla, Washington. Discussions included questions regarding the current and historical financial position and performance of FWWB, its outlook for the future, and other pertinent factors. Southard Financial also reviewed publicly available information relative to FWWB and its stock.

Merger Documentation

Southard Financial reviewed the proposed merger terms with the management of TBI and with legal counsel for TBI. As indicated above, the Definitive Agreement had not been executed when this opinion was prepared. The analysis in this opinion reflects the proposed merger terms as outlined below. All references to the Agreement and Plan of Merger, or the Agreement, represent Southard Financial's understanding of the terms and conditions that will be contained in the Definitive Agreement when it is executed. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

Southard Financial did not independently verify the information reviewed, but relied on such information as complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FWWB or TBI, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding TBI, FWWB, and the proposed merger. The major considerations are as follows:

Towne Bancorp, Inc.

  -   Historical earnings;
  -   Historical dividend payments;
  -   Outlook for future performance, earnings, and dividends;
  -   Economic conditions and outlook in TBI's market;
  -   The competitive environment in TBI's market;
  -   Comparisons with peer banks;
  -   Potential risks in the loan and securities portfolios;
  -   Recent minority stock transactions in TBI's common stock; and,
  - Other such factors as were deemed appropriate in rendering this opinion.

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
Board of Directors
Towne Bancorp, Inc.
Page 3


First Savings Bank of Washington Bancorp, Inc.

  -   Historical earnings;
  -   Historical dividend payments;
  -   Outlook for future performance, earnings, and dividends;
  -   Economic conditions and outlook in FWWB's market;
  -   The competitive environment in FWWB's market;
  -   Comparisons with peer banks;
  -   Recent minority stock transactions in FWWB's common stock; and,
  - Other such factors as were deemed appropriate in rendering this opinion.

Common Factors

  -   Historical and current bank merger pricing; and,
  - Current market prices for minority blocks of common stocks of regional bank holding companies in Washington and surrounding states.

The Proposed Merger

  -   The terms of the Agreement and Plan of Merger;
  -   The specific pricing of the merger;
  -   Adequacy of the consideration to be paid to the shareholders of TBI;
  -   The assumption that the merger will be treated as a tax-free exchange;
  -   The impact on FWWB's capital and liquidity positions;
  - The historical dividend payments of FWWB and the likely impact on the dividend income of the current shareholders of TBI (equivalency of cash dividends);
  - Pro-forma combined income statements for FWWB post merger and the expected returns to TBI shareholders (equivalency of earnings yield);
  -   The market for minority blocks of FWWB common stock; and,
  -   Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of TBI and FWWB. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-5.)

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Board of Directors
Towne Bancorp, Inc.
Page 4

                           ADEQUACY OF TOTAL PRICE

The key consideration in this fairness opinion is the adequacy of the total price paid by FWWB. The following factors were considered:

Analysis of Market Transactions

Based upon the merger terms and the recent market price of FWWB common stock, TBI shareholders will receive 316% of estimated December 31, 1997 book value (diluted), 17.0 times estimated 1997 earnings, and 20.6% of assets. Based upon the review conducted by Southard Financial, and given the financial characteristics of TBI, the pricing for TBI in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 5). Further, the terms of the merger (cash option) make the price comparison a key factor in assessing the financial fairness of the merger.

Liquidity

Unlike TBI stock, FWWB shares are traded in the NASDAQ market. Further, except in the case of officers, directors, and certain large shareholders of TBI, FWWB shares received will be freely tradeable with no restrictions. Thus, any shareholder electing to receive FWWB stock will have a marketable security that can easily be sold (adequate volume of FWWB trading).

Merger Premium

The proposed transaction represents a premium of approximately 125% over the most recent minority trading price of TBI shares. The merger premium for TBI compares favorably with normal ranges observed for similar transactions.

Analysis of Alternatives

In evaluating the fairness of the proposed merger to the shareholders of TBI, Southard Financial reviewed with TBI management the negotiation process. Negotiations took place with FWWB over about a three and one-half month period before a definitive agreement was reached.

                  IMPACT OF AN EXCHANGE OF TBI STOCK FOR FWWB STOCK

In evaluating the impact of receiving FWWB common stock in the merger, the following factors are relevant:

Dividend Yield Analysis

In evaluating the impact of the proposed merger on the shareholders of TBI, Southard Financial reviewed the dividend paying histories of TBI and FWWB. TBI does not pay dividends to its shareholders. Therefore, the impact on the dividends received by TBI shareholders who elect to receive FWWB common stock will be decidedly positive. This is predicated on the assumption that FWWB will continue per share dividends at or above current levels (see Exhibit 4).

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
Board of Directors
Towne Bancorp, Inc.
Page 5


Earnings Yield Analysis

In evaluating the impact of the proposed merger on the shareholders of TBI, Southard Financial determined that, based upon an exchange ratio of 3.85, the shareholders of TBI would have seen a 0.9% decrease in earnings per share (defined as post merger combined earnings per share times the assumed exchange ratio), had the merger been consummated prior to January 1, 1997 (see Exhibit
4).

Book Value Analysis

In evaluating the impact of the proposed merger on the shareholders of TBI, Southard Financial determined that the shareholders of TBI are expected to experience a two-fold increase in the book value of their investment, based upon estimated book values of TBI and FWWB at December 31, 1997 (see Exhibit
4).

Fundamental Analysis

Southard Financial reviewed the financial characteristics of TBI and FWWB with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared TBI and FWWB to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, but are based upon the best information available as of the date of this opinion. Southard Financial did not appraise any individual assets or liabilities of TBI or FWWB.

Throughout the due diligence process, all information provided by TBI, FWWB, and third party sources, was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of TBI is expected to be favorable.

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
Board of Directors
Towne Bancorp, Inc.
Page 6

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Towne Bancorp, Inc. by First Savings Bank of Washington Bancorp, Inc. pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Towne Bancorp, Inc.

Thank you for this opportunity to be of service to the shareholders of Towne Bancorp, Inc.

                                          Sincerely yours,

                                          SOUTHARD FINANCIAL


                                          /s/ Douglas K. Southard

                                          Douglas K. Southard, DBA, CFA, ASA


Attachments:

  Exhibit 1:  Towne Bancorp, Inc., Document Review List
  Exhibit 2:  First Savings Bank of Washington Bancorp, Inc., Document Review
              List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4: Expected Impact of the Merger on the Shareholders of Towne Bancorp, Inc.
  Exhibit 5:  Comparison of the Merger Pricing to Public Market Transactions
  Exhibit 6:  Qualifications of Southard Financial

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
                                   EXHIBIT 1
                              TOWNE BANCORP, INC.
                             DOCUMENT REVIEW LIST



  1. Consolidated Report of Condition and Income ("Call Report") of Towne Bank of Woodinville for the period ended September 30, 1997.

  2. Uniform Bank Performance Report ("UBPR") of Towne Bank of Woodinville for the period ended June 30, 1997.

  3. Audited Financial Statements of Towne Bank of Woodinville for the periods ended December 31, 1993-96.

  4. Parent only financial statements of Towne Bancorp, Inc. for the period ended September 30, 1997.

  5. Internal financial statements for Towne Bank of Woodinville for the period ended September 30, 1997.

  6. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 2
                FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC.
                             DOCUMENT REVIEW LIST



  1. Annual Reports of First Savings Bank of Washington Bancorp, Inc., including audited financial statements for the fiscal years ended March 31, 1995-97.

  2. Securities and Exchange Commission Form 10-K of First Savings Bank of Washington Bancorp, Inc. for the fiscal year ended March 31, 1997.

  3. Securities and Exchange Commission Form 10-Q of First Savings Bank of Washington Bancorp, Inc. for the quarters ended June 30, 1997 and September 30, 1997.

  4.  Analyst's Reports on First Savings Bank of Washington Bancorp, Inc.

  5. Additional pertinent information deemed necessary to render this opinion.

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
                                   EXHIBIT 3
                                 TERMS OF THE
                         AGREEMENT AND PLAN OF MERGER



Based upon Southard Financial's understanding, the Definitive Agreement will give each TBI shareholder four options in the merger. In exchange for TBI shares owned, each TBI shareholder can:

 (1)  Elect to receive cash of $91.62 per share for all shares (Cash
      Election);

 (2) Elect to receive 3.85 shares of FWWB common stock for each TBI share (Stock Election);

 (3) Elect to receive a stated percentage of the consideration in cash (Partial Cash Election) and the remainder in shares of FWWB common stock (Partial Stock Election); or,

 (4)  Elect no preference for cash of FWWB common stock (Non-Election).

Notwithstanding these election options, the Agreement contains further conditions regarding the aggregate elections in the merger:

(1) In the aggregate, the combination of Cash Elections and Partial Cash Elections cannot exceed 49% of the total consideration paid to TBI shareholders. Further, the aggregate combination of Stock Elections and Partial Stock Elections cannot exceed 70% of the total consideration.

(2) If the aggregate of Cash Elections and Partial Cash Elections exceeds 49% of the total consideration, then each Non-Election share shall receive FWWB common stock and each Cash Election share shall be converted into a combination of cash and shares of FWWB common stock according to a formula as prescribed in the Agreement.

(3) If the aggregate of Stock Elections exceeds 70% of the total consideration, then each Non-Election share shall receive cash and each Stock Election share shall be converted into a combination of cash and shares of FWWB common stock according to a formula as prescribed in the Agreement.

(4) If neither of the limits noted above are exceeded, then the Non-Election share shall be converted into a combination of cash and shares of FWWB common stock according to a formula as prescribed in the Agreement.

(5) Any outstanding unexercised options to purchase TBI common stock shall be converted into options to purchase FWWB common stock on the same terms and conditions, with the number of shares and price per share adjusted by the Exchange Ratio.

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
                                   EXHIBIT 3
                                 TERMS OF THE
                         AGREEMENT AND PLAN OF MERGER
                                  (Continued)



The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at FWWB subsequent to the date of the Agreement but prior to the consummation of the merger.

No fractional shares will be issued by FWWB. TBI shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash in an amount equal to $23.80 times such fractional part of a share.

The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of TBI stock for FWWB stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for TBI shares or for fractional shares may have tax consequences.

The Agreement may be terminated by either party:

   -  upon the mutual consent of each institution;
   - upon a breach by either party of any representation, warranty, obligation, or covenant;
   -  if the merger is not consummated by September 30, 1998; or,
   -  under the terms and conditions as set forth in the Agreement.

If the Agreement is terminated due to: (1) TBI's failure to use its best efforts to consummate the merger; (2) TBI's decision to terminate the merger for reasons other than as prescribed in the Agreement; or, (3) the failure of TBI's shareholders to approve the merger, then TBI is obligated to pay to FWWB a termination fee of $250,000.

Further, if the Agreement is terminated due to: (1) FWWB's failure to use its best efforts to consummate the merger; or (2) FWWB's decision to terminate the merger for reasons other than as prescribed in the Agreement, then FWWB is obligated to pay to TBI a termination fee of $250,000.

Finally, if the merger has not been completed within 18 months of the date of the Agreement, and either: (1) any person acquires beneficial ownership of 25% or more of TBI's common stock; (2) TBI enters into an Acquisition Transaction (as defined in the Agreement) with any party other than FWWB; or (3) TBI breaches the Agreement to enter into an Acquisition Transaction, then TBI is obligated to pay to FWWB a fee of $1,350,000.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
                            ON THE SHAREHOLDERS OF
                              TOWNE BANCORP, INC.

The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of TBI and its shareholders.

According to the Agreement, the Exchange Ratio is 3.85 equivalent shares of FWWB common stock for each share of TBI common stock outstanding, with the consideration being a combination of cash and FWWB common stock. The ultimate mix of cash and FWWB common stock to be exchanged in the merger is not currently known, nor can it be reasonably foreseen. Therefore, the following analysis focuses on the total consideration to be paid in the merger, regardless of the mix of cash and FWWB common stock. The analysis presented below is provided to TBI shareholders to assist in their determination of which exchange options to accept. However, Southard Financial is not providing investment advice.

Earnings

  TBI earned $4.11 per share in 1996 and FWWB earned $1.11 per share (adjusted for non-recurring SAIF charges) in the fiscal year ended March 31, 1997.
  Had the merger been consummated prior to January 1, 1996, each former TBI share would have earned $4.27 in 1996 (FWWB earnings of $1.11 per share times
  3.85 equivalent shares), or 3.9% more than TBI's earnings.

  TBI is expected to earn $5.40 in 1997, while the consensus analysts earnings projection for FWWB is $1.39 per share in the fiscal year ending March 31, 1998. Had the merger been consummated prior to January 1, 1997, each former TBI share would have been expected to earn $5.35 (FWWB expected earnings of $1.39 per share times 3.85 equivalent shares), or 0.9% less than TBI's earnings.

Dividends

  TBI does not pay dividends, while FWWB's dividend was $0.22 per share in the fiscal year ended March 31, 1997. Had the merger been consummated prior to January 1, 1996, each former share of TBI stock would have received dividends of $0.85 in 1996 (FWWB dividends of $0.22 per share times 3.85 equivalent shares).

  No dividend is expected to be paid to TBI shareholders in 1997, while FWWB's expected 1997 dividend is $0.28 per share. Had the merger been consummated prior to January 1, 1997, each former share of TBI stock would be expected to receive dividends of $1.08 in 1997 (FWWB expected dividends of $0.28 per share times 3.85 equivalent shares). The favorable dividend comparison is a major factor in favor of the merger.

Book Value

  Estimated book value of TBI common stock at December 31, 1997 is $29.00 per share (fully diluted). Estimated book value of FWWB is $16.10 per share at December 31, 1997. If the merger is consummated as of December 31, 1997, each former TBI share would be expected to receive book value of $61.99 (FWWB estimated book value of $16.10 per share times 3.85 equivalent shares), or 214% of TBI's estimated book value at December 31, 1997.

Liquidity

  Unlike TBI stock, FWWB shares are traded in the NASDAQ market. With minor exceptions, FWWB shares received by TBI shareholders will be freely tradeable with no restrictions.

Merger Premium

  Prior to the merger, TBI's shares had traded in the range of $40.00-$42.50 per share. Thus, the proposed price represents a premium in excess of 100% over the most recent minority interest trading price of TBI common stock.

                                   EXHIBIT 5
                       COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS



Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the West.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Washington and contiguous states) is summarized as follows:


Transactions               Price/   Price/   Price/          Equity/
 Announced in 1997(1)      Earnings Book Val Assets  ROAA    Assets ROAE
---------------------      -------- -------- ------  ------- ------ ----
Nationwide (76)            21.1x    211.7%   20.05%  1.13%   9.99%  12.12%
Washington (3)             22.3     220.4    17.32   0.83    8.09   10.35
WA, OR, ID (3)             22.3     220.4    17.32   0.83    8.09   10.35

Transactions
 Announced in 1996(2)
---------------------
Nationwide (173)           19.0     191.4    19.52   1.14    9.96   11.98
Washington (2)             13.6     218.8    16.27   1.38    8.35   16.66
WA, OR, ID (3)             13.7     206.6    17.54   1.46    9.24   16.03

TBI3                       17.0     315.9    20.59   1.35    6.52   19.00

----------------------
1 Through September 30; only includes transactions for Banks with assets under $1 billion for which sufficient data was available
2 Through December 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available
3 Based upon effective merger price of $91.62 per share (3.85 x $23.80), estimated 1997 earnings of $5.40 per share, estimated book value of $29.00 per share at December 31, 1997, estimated assets of $445.00 per share at December 31, 1997, estimated 1997 average assets of $112 million, and estimated 1997 average equity of $8.0 million.

Based upon an Exchange Ratio of 3.85, the merger of TBI into FWWB will take place at 17.0 times estimated 1997 earnings and 316% of estimated December 31, 1997 fully diluted book value. The price/earnings ratio is comparable to market transactions, while the price/book value multiple is well above recent market multiples. Finally, the price/assets multiple is above recent market transactions.

                                   EXHIBIT 5
                       COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS
                                  (continued)



In determining the attractiveness of owning FWWB stock, it is important to examine FWWB's recent pricing in comparison with recent pricing multiples for publicly traded banks and thrifts and bank/thrift holding companies. This pricing data is presented below as of September 30, 1997.


                           Price/   Price/   Current Current
Publicly Traded Banks(1)   Earnings Book Val ROAE    Yield
------------------------   -------- -------- ------- -------
All Banks (183)            17.15x   212.8%   12.55%  1.93%
West Coast Banks (15)      16.06    214.0    15.09   0.92
Washington Banks (1)       17.57    243.8    11.29   0.00

Publicly Traded Thrifts(1)
--------------------------
All Thrifts (72)           18.56    184.7     9.41   1.85
West Coast Thrifts (3)     15.90    165.8    10.41   1.26
Washington Thrifts (1)     15.15    153.3    10.11   2.12

FWWB
----
Based upon 09/30/97
 Price (24.750)(2)         18.89    156.3     8.40   1.13
Based upon 11/21/97
 Price (24.375)(3)         17.54    151.4     8.63   1.15

---------------------
1 Through September 30, 1997; subject to certain screens performed by Southard
  Financial.
2 Based on trailing twelve month earnings of $1.31 per share, September 30 book value of $15.83 per share, and expected 1997 dividends of 0.28 per share.
3 Based on estimated 1997 earnings of $1.39 per share, estimated year-end book value of $16.10 per share, and expected 1997 dividends of 0.28 per share.

Based upon an analysis of the data provided above, FWWB's price/earnings multiple is comparable to peer public banks and thrifts. FWWB's price/book value multiple is below the average for public banks, but nearer to the average for public thrifts. This is due, in part, to the below average return on average equity versus the public banks and thrifts. FWWB's dividend yield is below within the range of public banks and thrifts.

                                  EXHIBIT 6
                    QUALIFICATIONS OF SOUTHARD FINANCIAL


BACKGROUND        -     Founded in 1987.
                  -     Principals have combined business valuation
                        experience of over twenty-five years.
                  -     Clients served throughout the United States, with
                        concentration in the Southeast.
                  -     Broad industry experience.
                  -     Services provided for public and closely-held
                        companies.
                  -     Annual valuation services provided for over 100
                        ESOPs, making Southard Financial one of the largest
                        ESOP appraisers in the United States.

PROFESSIONAL
CREDENTIALS       -     Southard Financial's principals, Douglas K. Southard
                        and David A. Harris, are senior members of the American Society of Appraisers (ASA).
                  -     Both principals of Southard Financial are Chartered
                        Financial Analysts (CFA).
                  -     Both principals are current or former officers of the
                        West Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS       -     Douglas Southard holds Doctor of Business
                        Administration and Master of Business Administration degrees from Indiana University, with concentrations in finance, economics, and quantitative analysis.
                  -     David Harris holds the Master of Business
                        Administration degree from Memphis State University, with a concentration in finance and business investments.

BUSINESS
ETHICS            -     Southard Financial and its principals adhere to the
                        ethical standards of the Institute of Chartered
                        Financial Analysts and the American Society of
                        Appraisers.
                  -     All reports conform to the Uniform Standards of
                        Professional Appraisal Practice.
                  -     Southard Financial is committed to providing unbiased
                        opinions to be used for decision making.
                  -     Fees for valuation services are not contingent upon
                        the conclusion of value or the completion of a transaction.

                                                               Appendix D

     Management's Discussion and Analysis of the Financial
     Condition and Results of Operations of Towne Bancorp, Inc.

     The following discussion and analysis highlights the significant factors affecting the financial statements of Towne Bancorp, Inc. ("Towne") and its wholly-owned subsidiary, Towne Bank. For a more complete understanding of the following discussion, reference should be made to Towne Bancorp's consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.

     In September 1996, Towne Bank's shareholders approved a plan of reorganization whereby Towne Bancorp, Inc. was formed and, effective January 1, 1997, became the sole shareholder of Towne Bank. Concurrently, the shareholders of Towne Bank became the shareholders of Towne Bancorp, Inc.

Balance Sheet Analysis

     Financial Condition. The total assets of Towne increased by $32,668,179 or 60.95% between December 31, 1996 and 1995. The increase was due primarily to growth in the loan portfolio. At September 30, 1997 assets were $128,103,732 compared to the December 31, 1996 level of $86,267,651. Towne receives a major portion of its income from earning assets which consist of interest-bearing deposits with other banks, federal funds sold, investment securities and loans. See Tables 1 and 2 for an analysis of the average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 1996 and 1995.

     Towne Bank's loan portfolio represents the largest component of the earning asset base and has the largest impact on income from earning assets. The markets in which Towne operates are dependent upon the small to medium size commercial business and real estate loans. As the economy of this market has improved over the past several years, there has been an increase in loan volume and a decline in investment securities. This contributes to the increase in loans and a decrease in investment securities at September 30, 1997 compared to the December 31, 1996 levels.

     Inherent in Towne Bank's loan portfolio is credit risk. Towne maintains an allowance for loan losses which is evaluated for adequacy by management. Management s methodology to determine the adequacy of the allowance considers reviews of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. See Table 5 through 9 for detailed information concerning the loan portfolio and the allowance for loan losses.

     Investment securities are the second largest component of the earning asset base. The average volume of investment securities has remained relatively stable during the nine months ended September 30, 1997, and the years ended December 31, 1996 and 1995. See Table 3 and 4 for details concerning the composition and maturity ranges of the investment portfolio.

     Deposits, the primary source of funding earning assets, increased by $28,684,966 or 58.29% between December 31, 1996 and December 31, 1995. The majority of this increase was in certificates of deposit less than $100,000 reflecting the increase in market volume for such deposits. See Table 10 for a maturity analysis of certificates of deposit less than $100,000 as of December 31, 1996.

     During the period between December 31, 1996 and September 30, 1997, Towne increased the level of borrowings from the Federal Home Loan Bank of Seattle in order to provide funds for increased loan growth.

     Liquidity and Interest Rate Sensitivity Management.   Liquidity is the
ability of an institution to fund the needs of its borrowers, depositors and creditors. Based on the maturity structure and anticipated loan and deposit funding requirements, Towne anticipates its liquidity requirements will be met in the foreseeable future. Towne's management is of the opinion that the traditional funding sources of maturing loans and investment securities, federal funds, the base of core deposits, the borrowing lines of credit with the Federal Home Loan Bank of Seattle and various other Seattle-based banks will be adequate to provide liquidity needs. See Tables 4, 6, and 10 for additional information on certain investment, loan and time deposit maturities.

     Capital. The Federal Reserve Board requires banks to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     At September 30, 1997 Towne Bancorp s Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels. See Table 12 for additional information concerning Towne's capital ratios.

Earnings Analysis

     Net income for the first nine months of 1997 was $1,246,517, an increase of $508,490, or 68.90%, over the same period in 1996. The increase was due primarily to a $1,829,734 or 57.67% increase in net interest income and a $57,070, or 11.71%, increase in noninterest income. For the years ended December 31, 1996, 1995, and 1994, net income was approximately $903,167, $493,150 and $366,196, respectively. The annualized return on average assets and return on average equity for the first nine months of 1997 was 1.67% and 21.27%, respectively, compared to 1.49% and 16.89% for the first nine months of 1996. For the years ended December 31, 1996, 1995, and 1994, the return on average assets was 1.30%, 1.11%, and 1.17%, respectively, while the return on average equity was 14.42%, 13.78%, and 11.88%, respectively.

     The primary components of total income and expense which affect net income are net interest income, provision for loan losses, noninterest income, noninterest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

     Net Interest Income. Net interest income for the first nine months of 1997 was $5,002,323, a 57.67% increase over the same period in 1996. The primary reason for the increase was the large increase of $31,560,358 in net loans during the period from December 31, 1996 to September 30, 1997 as compared to a decrease in investment securities of $747,309 for the same period. Interest on loans for the nine months ended September 30, 1997 increased by $2,781,979 or 57.46% compared to the corresponding period of 1996. Interest expense for the nine months ended September 30, 1997 increased by $901,958 or 44.24% compared to the corresponding period of 1996. As a percentage of total assets at September 30, 1997, net loans totaled 77.75% while investment securities were 5.09%.

     For the years ended December 31, 1996, 1995, and 1994, net interest income was $4,519,959, $2,852,531, and $2,017,005, respectively. The increase during 1996 compared to 1995 was due primarily to the increase in volume of interest-earning assets. See Tables 1 and 2 for more detailed information regarding rate and volume factors which affected net interest income during the three-year period ended December 31, 1996.

     Provision for Loan Losses. For the first nine months of 1997, Towne provided $485,000 for loan losses compared to $332,625 for the comparable period in 1996. The provision for loan losses was $635,000, $325,000, and $147,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

     Net charge-offs on loans were $310,391 in 1996, $107,641 in 1995 and $27,127 in 1994. For the nine months ended September 30, 1997, net charge-offs totaled $176,542. The allowance for loan losses was $1,150,989 or 1.14% of loans at September 30, 1997, compared to $842,532 or 1.22% at December 31, 1996, and $517,923 or

1.25% at December 31, 1995. See Tables 7, 8, and 9 for more information regarding loan quality and the allowance for loan losses.

     Noninterest Income. Total noninterest income for the nine months ended September 30, 1997, and 1996 was $544,627 and $487,557, respectively. The increase was due primarily to an increase in 1997 of $89,507 in service charge income. Total noninterest income for the year ended December 31, 1996 was $618,285 as compared to $502,154 for 1995 and $436,217 in 1994.

     Noninterest Expense. Total noninterest expense for the nine months ended September 30, 1997, and 1996 was $3,155,433 and $2,224,494, respectively.
Increases in salaries and benefits, occupancy and other expenses all contributed to the increase.

     Total noninterest expense for the year ended December 31, 1996 was $3,135,077 as compared to $2,285,535 for 1995 and $1,754,626 in 1994.

     Provision for Income Taxes.   Income tax expense for the nine months ended
September 30, 1997 and 1996 was $660,000 and $375,000, respectively, for effective tax rates of approximately 34% and 34%, respectively. Income Tax expense for the years ended December 31, 1996, 1995, and 1994, was $465,000, $251,000, and $185,400, respectively. Effective tax rates were approximately 34%, 34%, and 34% for 1996, 1995, and 1994, respectively. Note 8 of Notes to the Financial Statements provides further details of the applicable income tax expense for 1996, 1995, and 1994.

Year 2000

      Management is in the process of assessing Year 2000 technology issues. Towne Bank's system-critical functions are out-sourced to third-party vendors who are large corporations and leaders in their industries. Year 2000 technology issues are not expected to have a material adverse effect on the financial condition or the results of operations of Towne or Towne Bank, nor are they expected to have a material adverse effect on the operations of Towne or Towne Bank.

Accounting Standards

      In February 1997, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings Per Share. SFAS No. 128 is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing comparability of earnings per share data on an international basis. This pronouncement is effective for periods beginning after December 15, 1997, and is not expected to have a material impact on Towne's reported earnings per share.

      In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in non-condensed general purpose financial statements. SFAS No. 130 requires classification of other comprehensive income by their nature in a financial statement, and the display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Towne believes this pronouncement will not have a material effect on its financial statements.

      In June 1997, the FASB also issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, although earlier application is encouraged. Towne believes this pronouncement will not have a material effect on its financial statements.

Competition

     Towne competes generally in the King County, Washington and the southern part of Snohomish County, Washington markets and the immediate surrounding areas with other banks and financial institutions, many or all of which may have greater financial resources than Towne. Towne faces substantial competition from other commercial banks, savings banks, credit unions, mortgage companies and other non-traditional financial entities. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Towne also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, money market mutual funds, government bonds, corporate bonds and other securities.

Litigation

     There is no material pending litigation of which Towne Bancorp or Towne Bank is a party.

Offices

     Towne's executive offices are located at 17530 132nd Avenue, N.E., Woodinville, Washington 98072. This address also serves as the main office of Towne Bank. Towne Bank has full service branch facilities at 16150 N.E. 85th Street, Redmond, Washington 98052; 12443 Bel-Red Road, Bellevue, Washington 98005; and 54 Ranier Avenue South, Renton, Washington 98055. Towne and Towne Bank do not own any of the land or facilities from which they operate any of their offices. Rather, such offices are operated pursuant to long-term leases with third parties at prevailing market rental rates.

Employees

      As of September 30, 1997, Towne had 42 employees.

Table 1 - Comparative Average Balances - Yields and Rates

     The table below shows the average balances of the assets and liabilities of Towne, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last two years.

                                   Year Ended December 31,
                ---------------------------------------------------------------
                              1996                             1995
                ------------------------------   ------------------------------
                Average                Yield/    Average                 Yield/
                Balance     Interest   Rate      Balance     Interest    Rate
ASSETS

Interest
-earning
assets:
 Loans      $55,777,805   $6,857,086   12.29%  $33,538,642  $4,309,605  12.85%
 Investment
 securities:
  Taxable     5,078,749      283,493    5.58%    5,152,821     314,330   6.10%
  Tax-exempt  1,745,379       78,358    4.49%    1,108,960      36,268   3.27%
 Federal
  funds sold  2,065,927      110,628    5.35%    1,160,347      68,982   5.94%
            -----------   ----------    ----   -----------  ----------   ----
Total
 interest-
 earning
 assets      64,667,860    7,329,565   11.33%   40,960,770   4,729,185  11.55%
Noninterest-
 earning
 assets:
  Other
  assets      5,738,406                          3,796,000
  Allowance
  for
  loan
  losses       (672,865)                          (382,984)
            -----------                        -----------
    Total   $69,733,401                        $44,373,786
            ===========                        ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-
bearing
liabilities:
 Demand
  deposits  $16,079,868      636,279    3.96%  $ 7,539,112     345,109   4.58%
 Savings
  deposits    2,581,765       98,851    3.83%    2,083,816      91,558   4.39%
 Time
  deposits   32,868,294    2,017,744    6.14%   22,151,869   1,407,748   6.35%
 Other          975,240       56,732    5.82%      538,243      32,239   5.99%
             ----------   ----------    ----   -----------  ----------   ----
Total
interest-
bearing
liabilities: 52,505,167    2,809,606    5.35%   32,313,040   1,876,654   5.81%
Noninterest
-bearing
liabilities:
 Demand
  Deposits   10,182,609                          8,018,094
 Other          783,935                            463,898
            -----------                        -----------
             10,966,544                          8,481,992
Shareholders'
equity        6,261,690                          3,578,754
            -----------                        -----------
 Total      $69,733,401                        $44,373,786
            ===========                        ===========
Net
 interest
 earnings                 $4,519,959                        $2,852,531
                          ==========                        ==========
Net yield
 on interest-
 earning assets                         6.99%                            6.96%


    Nonaccruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on nonaccrual has been included in interest income. Loan fees included in interest income were approximately $964,000 in 1996 and $641,000 in 1995. Tax-exempt investments have not been reported on a tax-equivalent basis.

Table 2 - Volume and Yield/Rate Variance Analysis

    The following table shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate.


                  1996 Compared to 1995           1995 Compared to 1994
                     Change Due To:                  Change Due To:
          ----------------------------------- -------------------------------
             Volume      Rate        Net         Volume    Rate      Net
             ------      ----        ---         ------    ----      ---
Interest
earned
on:
 Loans     $2,859,836  $(312,355)  $2,547,481 $1,136,375  $516,495  $1,652,870
 Investment
 securities:
  Taxable      (4,518)   (26,409)     (30,927)    60,971    62,579     123,550
  Tax-exempt   20,796     21,294       42,090     47,216    (5,656)     41,560
 Federal
  funds
  sold         53,836    (12,190)      41,646     12,522    20,288      32,810
           ----------  ---------   ---------- ----------  --------  ----------
Total
 interest-
 earning
 assets    $2,930,040  $(329,660)  $2,600,380 $1,257,084  $593,706  $1,850,790
           ==========  =========   ========== ==========  ========  ==========

Interest
Paid
on:
 Interest-
 bearing
 demand
  deposits $  390,865   ($99,695)  $  291,170  $  74,081  $130,105    $204,186
  Savings
   deposits    21,751    (14,458)       7,293      2,513    27,548      30,061
  Time
   deposits   679,019    (69,023)     609,996    305,982   421,699     727,681
  Other        26,151     (1,683)      24,493     16,270     4,617      20,887
           ----------  ---------   ---------- ----------  --------  ----------
Total
 interest-
 bearing
 liabil-
 ities     $1,117,786   $(184,834) $  932,952   $398,846  $583,969    $982,815
           ==========   =========  ========== ==========  ========    ========

    The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each. The balances of nonaccrual loans and related income recognized have been included for purposes of these computations.


Table 3 - Investment Portfolio

    The table below indicates the book value of investment securities by type at year-end for each of the last two years:

                                                        December 31,
                                                  -------------------------
                                                        1996           1995
                                                        ----           ----
Held-to-Maturity
----------------
U.S. Treasury and U.S. Government Agencies        $  637,973     $1,483,508
Obligations of states and political subdivisions   1,819,044      1,838,883
                                                  ----------     ----------
  Total Held-to-Maturity Investment Securities    $2,457,017     $3,322,391
                                                  ==========     ==========

Available-for-Sale
------------------
U.S. Treasury and U.S. Government Agencies        $2,468,282     $3,037,677
Other Securities (corporate)                               0        249,500
                                                  ----------     ----------
  Total debt Securities                            2,468,282      3,287,177
                                                  ----------     ----------
Equity Securities                                    827,700        517,500
                                                  ----------     ----------
  Total Available-for-sale Investment Securities  $3,313,982     $3,804,677
                                                  ==========     ==========

Table 4 - Maturity Distribution and Yields of Investment Portfolio

     The following table details the maturities of investment securities at December 31, 1996 and the weighted average yield for each range of maturities:

                                                                    Maturing
                    ----------------------------------------------------------------------------------------
                                      After One          After Five
                    Within            But Within         But Within        After
                    One Year  Yield   Five Years  Yield  Ten Years  Yield  Ten Years    Yield     Total
                    --------  -----   ----------  -----  ---------- -----  ---------    -----     -----

Held-to-Maturity
----------------
U.S. Treasury and
 U.S. Government
 Agencies          $       0           $137,485   7.11%   $        0         $500,488   6.71%   $  637,973
Obligations
 of states and
 political
 securities           75,000   4.34%    545,785   4.39%    1,100,110  4.96%    98,149   8.40%    1,819,044
                   ---------          ---------          -----------       ----------           ----------
 Total debt
  Securities          75,000            683,270            1,100,110          598,637            2,457,017
Equity Securities          0                  0                    0                0                    0
 Total Held-
 to-Maturity      ----------           --------          -----------       ----------           ----------
 Investment
 securities       $   75,000           $683,270          $1,100,110        $  598,637           $2,457,017
                  ==========           ========          ==========        ==========           ==========

Available-for-Sale
------------------
U.S. Treasury and
 U.S. Government
 Agencies         $  998,144   5.55%   $      0          $1,488,138   6.70% $       0           $2,486,282
                  ----------           --------          ----------         ---------           ----------
 Total debt
 Securities          998,144                  0           1,488,138                 0            2,486,282
Equity
 Securities          827,700   7.87%          0                   0                 0              827,700
 Total Available-
  for-Sale        ----------           --------          -----------        ---------           ----------
   Investment
    securities    $1,825,844           $      0          $1,488,138         $       0           $3,313,982
                  ==========           ========          ==========         =========           ==========

     At December 31, 1996 there were two securities in the portfolio coming from one issuer with a carrying value exceeding ten percent of stockholders' equity.

                                  Carrying             Market
                                   Value               Value
                                  --------            --------
FNMA Discount Note due 1/13/97    $998,144            $997,830
FHLB Stock                         827,700             827,700

                                 D-7

Table 5 - Composition of the Loan Portfolio

                                          12/31/96       12/31/95
                                       -----------    -----------
Commercial                             $47,600,608    $30,621,726
Real estate - Construction               4,921,057      4,709,721
Real estate - Residential                4,649,827        333,140
Real estate - commercial                 6,401,281      1,884,657
Consumer loans                           5,338,563      3,932,316
                                       -----------    -----------
  Total Loans                          $68,911,336    $41,481,560
                                       ===========    ===========


Table 6 - Loan Maturities and Sensitivity to Changes in Interest Rates

      The following table sets forth certain information at December 31, 1996 regarding the dollar amount of loans in Towne Bank's loan portfolio.

                                             Maturing
                         -----------------------------------------------------
                                       Maturing
                                       One Year
                         Within One    Through        After
                         Year or Less  Five Years     Five Years    Total
                         ------------  ----------     ----------    -----

(1)  Fixed Rate Loans    $3,310,193    $11,384,144    $3,744,071   $18,438,408


                                        Maturing
                              -----------------------------------------------
                              Within One       Over
                              Year or Less    One Year
                              ------------    --------

(1)(2)  Variable Rate Loans   $50,120,186     $381,820            $50,502,006
                                                                  -----------
                                                                  $68,904,414
                                                                  ===========


                                    Repricing for Variable Rate Loans
                            -------------------------------------------------
                                          Maturing
                                          One Year
                            Within One    Through    After
                            Year or Less  Five Years Five Years   Total
                            ------------  ---------- ----------   -----
(3)  Variable Rate Loans    $50,149,264   $352,742   $        0   $50,502,006

----------------------
   (1)  The maturity information by loan type was not available.

   (2) The maturity on variable loans only available in 1 year or less and over 1 year.

   (3)  Repricing versus maturity information provided on variable rate loans

Table 7 - Nonperforming Loans and Past Due Loans

     At December 31, 1996 and 1995, Towne Bank had loans amounting to $928,000 and $583,000 that were specifically classified as impaired. During 1996 and 1995 impaired loans had average balances of $1,080,000 and $616,000, respectively. The allowance for credit losses related to these loans was approximately $126,000 and $146,000, respectively. For the remaining $802,000 and $437,000 of impaired loans, no allocation of the allowance for possible credit losses was considered necessary. Interest collected on these loans in cash and included in income was approximately $150,000 and $24,000 in 1996 and 1995. If interest on these loans had been accrued, such income would have approximated $174,400 and $32,000 in 1996 and 1995. At December 31, 1996 and 1995, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

Table 8 - Analysis of the Allowance for Loan Losses

     The table below summarizes Towne's loan loss experience for each of the last two years.

                                                              Year Ended
                                                              December 31,
                                                        ----------------------
                                                           1996         1995
                                                           ----         ----

Amount of loan loss reserve at beginning of period       $517,923     $300,564
Loans charged off:
  Commercial                                              449,432      166,113
                                                         --------     --------
    Total charge-offs                                     449,432      166,113


Recoveries on loans previously charged off:
  Commercial                                              139,041       58,472
                                                         --------     --------
    Total recoveries                                      139,041       58,472
                                                         --------     --------
Net charge-offs                                           310,391      107,641
Additions to allowance charged to operating expense (1)   635,000      325,000
                                                         --------     --------
Amount of loan loss reserve at end of period             $842,532     $517,923
                                                         ========     ========
Percentage of net charge-offs during period to average
  loans outstanding during the period                        0.56%        0.32%

----------------------
(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's reviews of individual loans.

     Table 9 - Allocation of the Allowance for Loan Losses

     The following table is a summary by allocation category of Towne's allowance for loan losses:


                                                   December 31,
                                       --------------------------------
                                             % Loans           % Loans
                                             in each           in each
                                       1996  Category   1995   Category
                                       ----  --------   ----   --------

Commercial, financial
 and agriculture                   $145,414   78.36%  $162,291  78.36%
Real estate - Construction                0    7.14%         0  11.35%
Real estate - Mortgage                    0    6.75%         0   0.80%
Consumer                                  0    7.77%         0   9.49%
Unallocated                         697,118            355,632
                                   --------           --------
                                   $842,532           $517,923
                                   ========           ========


Table 10 - Time Deposits of $100,000 or More

     The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1996:

     3 months or less                       $ 5,739,966
     Over 6 months through 12 months          7,435,919
     Over 12 months                           1,052,906
                                            -----------
                                            $14,228,791
                                            ===========

Table 11 - Return on Equity and Assets

     The following table shows operating and equity ratios of Towne for each of the last two years:

                                                   Year Ended
                                                   December 31,
                                              ---------------------
                                               1996           1995
                                               -----          ----
Return on average assets                       1.30%          1.11%
Return on average equity                      14.42%         13.78%
Equity to assets ratio                         8.89%          7.41%

Table 12 - Comparison of Capital Ratios with Regulatory Requirements (1)

                                                                 Regulatory
                                                                Requirements
                                                                 For Capital
As of September 30, 1997                   Towne Bank         Adequacy Purposes
------------------------                   ----------         -----------------

Total Capital / Risk Weighted Assets          8.47%               8.00%
Tier 1 Capital / Risk Weighted Asset          7.40%               4.00%
Tier 1 Capital / Average Assets               7.44%               4.00%

(1)  Excludes unrealized gains and losses on securities available-for-sale.

                           INDEPENDENT AUDITOR'S REPORT
                           ----------------------------

To the Board of Directors and Stockholders
Towne Bank


We have audited the accompanying balance sheet of Towne Bank as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Towne Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Moss Adams, LLP
Everett, Washington
January 13, 1997

                                 TOWNE BANK

                               BALANCE SHEET

                                   ASSETS
                                   ------

                                                     DECEMBER 31,
                                              ---------------------------
                                                   1996           1995
                                              ------------   ------------
Cash and due from banks                       $  5,586,479   $  3,386,828
Federal funds sold                               3,375,000        500,000
                                              ------------   ------------
        Total cash and cash equivalents          8,961,479      3,886,828
                                              ------------   ------------
Investment securities
  Available-for-sale, at market value            3,313,982      3,804,677
  Held-to-maturity, at cost (Fair value          2,457,017      3,322,391
  1996: $2,474,656; 1995: $3,357,069)         ------------   ------------
        Total investment securities              5,770,999      7,127,068
                                              ------------   ------------
Loans held for sale                                636,121        254,121
                                              ------------   ------------
Loans                                           68,881,956     41,446,547
Less allowance for loan losses                     842,532        517,923
                                              ------------   ------------
               Loans, net                       68,039,424     40,928,624

Bank premises and equipment, net                 1,336,873        270,875

Accrued interest receivable                        448,838        305,518

Goodwill                                           273,333        313,333

Other assets                                       800,584        513,105
                                              ------------   ------------
               Total assets                   $ 86,267,651   $ 53,599,472
                                              ============   ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Deposits
  Noninterest-bearing                         $ 15,316,567   $ 10,743,980
  Interest bearing                              62,576,842     38,464,463
                                              ------------   ------------
               Total deposits                   77,893,409     49,208,443

Accrued interest payable                           207,818        153,171

Other liabilities                                  498,782        263,501
                                              ------------   ------------
               Total liabilities                78,600,009     49,625,115
                                              ------------   ------------

Commitments (Note 10)

Common stock, $10 par value; 600,000
 shares authorized; 297,125 and 156,781
 issued and outstanding in 1996 and 1995         2,971,250      1,567,810
Capital surplus                                  3,514,332      2,104,104
Retained earnings                                1,196,910        293,743
Net unrealized gain (loss) on securities,
 net of tax effects                                (14,850)         8,700
                                              ------------   ------------
               Total stockholders' equity        7,667,642      3,974,357
                                              ------------   ------------
               Total liabilities and
                stockholders' equity          $ 86,267,651   $ 53,599,472
                                              ============   ============

The accompanying notes are an integral part of these financial statements.

                                 TOWNE BANK

                             STATEMENT OF INCOME

                                                 YEAR ENDED
                                                 DECEMBER 31,
                                    -------------------------------------
                                        1996         1995         1994
                                    -----------  -----------  -----------
INTEREST INCOME
  Loans, including fees             $ 6,857,086  $ 4,309,605  $ 2,669,664
  Investments
        Taxable                         260,804      298,068      200,126
        Tax exempt                       78,358       36,268        4,875
  Federal funds sold                    110,628       68,982       36,172
  Deposits in banks                      22,689       16,262           --
                                    -----------  -----------  -----------
         Total interest income        7,329,565    4,729,185    2,910,837
                                    -----------  -----------  -----------
INTEREST EXPENSE
  Deposits                            2,752,874    1,844,415      882,480
  Other borrowings                       56,732       32,239       11,352
                                    -----------  -----------  -----------
         Total interest expense       2,809,606    1,876,654      893,832
                                    -----------  -----------  -----------
         Net interest income          4,519,959    2,852,531    2,017,005
                                    -----------  -----------  -----------

PROVISION FOR LOAN LOSSES               635,000      325,000      147,000

         Net interest income
          after provision
          for loan losses             3,884,959    2,527,531    1,870,005
                                    -----------  -----------  -----------

NONINTEREST INCOME
  Service fees                          223,445      210,775      148,020
  Gain on sale of loans
   held for sale                        215,180      170,275      231,237
  Other income                          179,660      121,104       56,960
                                    -----------  -----------  -----------
         Total noninterest income       618,285      502,154      436,217

NONINTEREST EXPENSE
  Salaries and employee benefits      1,617,572    1,125,267      890,944
  Occupancy and equipment               533,540      393,800      231,431
  State business taxes                  107,002       70,783       47,566
  Other expenses                        876,963      695,685      584,685
                                    -----------  -----------  -----------
         Total noninterest expense    3,135,077    2,285,535    1,754,626
                                    -----------  -----------  -----------
INCOME BEFORE TAXES                   1,368,167      744,150      551,596

PROVISION FOR INCOME TAXES              465,000      251,000      185,400
                                    -----------  -----------  -----------
NET INCOME                          $   903,167  $   493,150  $   366,196
                                    ===========  ===========  ===========
NET INCOME PER SHARE                $      2.95  $      2.02  $      1.72
                                    ===========  ===========  ===========

The accompanying notes are an integral part of these financial statements.

                                                      TOWNE BANK

                                    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY





                                                                              Unrealized
                                 Common Stock                                 Securities      Total
                             ---------------------    Capital     Retained       Gains     Stockholders'
                              Shares     Amount       Surplus     Earnings     (Losses)       Equity
                             --------- -----------  -----------  ----------  ------------  ------------
BALANCE, December 31, 1993     145,926 $ 1,459,260  $ 1,429,260  $    4,397  $             $ 2,892,917
  Adoption of SFAS No. 115                                                   $     18,000       18,000
  Sale of common stock             918       9,180        8,904                                 18,084
  Transfer to surplus                                   250,000    (250,000)
  Net income                                                        366,196                    366,196
  Unrealized loss on
   securities, net                                                                (78,000)     (78,000)
                             --------- -----------  -----------  ----------  ------------  -----------
BALANCE, December 31, 1994     146,844   1,468,440    1,688,164     120,593       (60,000)   3,217,197
  Sale of common stock           7,912      79,120       79,120                                158,240
  Stock options exercised        2,025      20,250       16,820                                 37,070
  Transfer to surplus                                   320,000    (320,000)
  Net income                                                        493,150                    493,150
  Unrealized gains on
   securities, net                                                                 68,700       68,700
                             --------- -----------  -----------  ----------  ------------  -----------
BALANCE, December 31, 1995     156,781   1,567,810    2,104,104     293,743         8,700    3,974,357
  Sale of common stock         136,644   1,366,440    1,366,440                              2,732,880
  Stock options exercised        1,807      18,070       19,307                                 37,377
  Employee stock plan            1,893      18,930       24,481                                 43,411
  Net income                                                        903,167                    903,167
  Unrealized gains on
   securities, net                                                                (23,550)     (23,550)
                             --------- -----------  -----------  ----------  ------------  -----------
BALANCE, December 31, 1996     297,125 $ 2,971,250  $ 3,514,332  $1,196,910  $    (14,850) $ 7,667,642
                             ========= ===========  ===========  ==========  ============  ===========


                          The accompanying notes are an integral part of these financial statements.

                                 D-14

                                    TOWNE BANK

                             STATEMENT OF CASH FLOWS

                 Increase (Decrease) In Cash and Cash Equivalents

                                                      YEAR ENDED
                                                      DECEMBER 31,
                                         -------------------------------------
                                             1996         1995         1994
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                             $   903,167  $   493,150  $   366,196
  Adjustments to reconcile net income
    to net cash provided by operating
    activities
   Provisions for loan losses                635,000      325,000      147,000
   Gain on loans held for sale              (215,180)    (170,275)    (231,237)
   Gain on investments available for sale     (9,777)      (9,086)          --
   Depreciation of premises and equipment    238,966      163,764      106,458
   Amortization and accretion of premiums
     and discounts                           (56,122)      26,979       43,378
   Amortization of goodwill                   40,000       40,000       40,000
   Increase in interest receivable          (143,320)     (66,209)          --
   Increase in other assets                 (287,479)     (32,235)    (136,741)
   Increase in interest payable               54,647       51,816
   Increase in other liabilities             235,280        8,776      194,859
   Proceeds from sales of loans            2,588,659    1,985,532    4,081,345
   Originations of loans held for sale    (2,373,479)  (1,921,372)  (3,791,747)
                                         -----------  -----------  -----------
   Net cash from operating activities      1,610,362      895,840      819,511
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of available-
    for-sale securities                    1,524,125    1,095,681           --
  Proceeds from maturities of held-
    to-maturity securities                 3,475,300    1,750,000    1,415,000
  Purchase of available-for-sale
    securities                            (3,251,006)  (2,610,287)  (2,274,086)
  Purchase of held-to-maturity
    securities                              (350,000)  (1,764,429)  (1,823,523)
  Net cash flows from loan activities    (28,127,800) (15,217,508)  (7,572,877)
  Additions to premises and equipment     (1,304,964)     (55,865)    (228,994)
                                         -----------  -----------  -----------
  Net cash from investing activities     (28,034,345) (16,802,408) (10,484,480)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in demand deposit, money
    market and savings accounts           10,885,123   12,628,386    1,757,521
  Increase in certificates of deposit     17,799,843    5,096,295    7,198,332
  Federal home loan bank advance                  --           --    1,155,400
  Repayment of federal home loan bank
    borrowings                                    --   (1,155,400)          --
  Proceeds from issuance of common stock   2,813,668      195,310       18,084
                                         -----------  -----------  -----------
  Net cash from financing activities      31,498,634   16,764,591   10,129,337
                                         -----------  -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS  5,074,651      858,023      464,368

CASH AND CASH EQUIVALENTS, beginning
 of year                                   3,886,828    3,028,805    2,564,437
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of year   $ 8,961,479  $ 3,886,828  $ 3,028,805
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid during the year for interest $ 2,754,959  $ 1,824,838  $   834,047
                                         ===========  ===========  ===========
  Cash paid during the year for income
   taxes                                 $   539,794  $   214,862  $    73,162
                                         ===========  ===========  ===========
  Personal property taken in settlement
   of loan obligation                    $        --  $   326,237  $        --
                                         ===========  ===========  ===========
  Other real estate owned taken in
   settlement of loan obligation         $    43,702  $        --  $        --
                                         ===========  ===========  ===========

          The accompanying notes are an integral part of these financial statements.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

    The accounting and reporting policies of Towne Bank (the "Bank") conform to generally accepted accounting principles and prevailing practice within the banking industry. The Bank is primarily engaged in providing a full range of banking services to individual and corporate customers through its branches in Woodinville, Bellevue, Redmond and Renton, Washington. The Bank is subject to regulation by certain federal and state agencies, and undergoes periodic examinations by those regulatory authorities.

    (a) Investment securities - Investment securities are categorized as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available-for-sale are stated at estimated fair value. Gains and losses on sale of securities, recognized on a specific identification basis, are included in non-interest income. Net unrealized gain or loss on securities available-for-sale are included, net of tax effects, as a separate component of stockholders' equity.

    The Bank did not have any investment securities categorized as trading securities at either December 31, 1996 or 1995.

    (b) Federal Home Loan Bank Stock - The Bank's investment in Federal Home Loan Bank (the "FHLB") stock is carried at par value ($100 per share), which reasonably approximates its fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB.

    (c) Loans held-for-sale - Government guaranteed Small Business Administration loans originated and designated as held for sale are carried at the lower of cost or estimated market value, as determined by quoted market prices, in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on the sale of such loans are based on the specific identification method.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES (continued)

    (d) Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their principal balance outstanding, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued as earned.

    Loan origination fees and certain direct origination costs are capitalized and amortized as an adjustment of the yield of the related loan.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Accruals are resumed only when the loan is brought current, or when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair value of the loan or fair value of the loan's collateral.

    (e) Allowance for loan losses - Allowance for loan losses is maintained at a level management believes is adequate to absorb any potential loan, loan and credit card commitment and standby letter of credit losses. The allowance is increased by provision charges to operating expense and by recoveries on loans previously charged-off, and is reduced by charge-offs. The Bank makes regular credit reviews of the loan portfolio and considers past loan loss experience, current economic conditions, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

    On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan. Under this pronouncement, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Concurrently, the Bank adopted SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. This statement amends SFAS No. 114 to require information about certain impaired loans and their related income recognition. The adoption of these standards did not have a material effect on the Bank's financial condition or results of operations.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES (continued)

    (f) Bank premises and equipment - Bank premises and equipment are stated at cost and depreciated using the straight-line method. Depreciation expense is computed over the following estimated useful lives:

        Furniture and equipment                         3 - 10 years
        Leasehold improvements                          3 - 10 years

    (g) Goodwill - Goodwill is amortized using the straight-line method over its estimated useful life of 10 years. Amortized expense on goodwill was $40,000 for 1996, 1995, and 1994.

    (h) Income taxes - The Bank records its provision for income taxes using the liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax asset or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    (i) Advertising costs - The Bank expenses advertising costs as they are incurred and are not considered material.

    (j) Financial instruments - In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded, or related fees are incurred or received.

    (k) Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Investments in federal funds sold are made with major Seattle-area banks as approved by the Board of Directors. Amounts due from banks represent balances with the Federal Reserve Bank, the Federal Home Loan Bank and several Seattle-area commercial banks.

    (l) Net income per share - Net income per share of common stock has been computed on the basis of the weighted-average number of shares of common stock and common stock equivalents outstanding.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES (continued)

    (m) Restricted assets - Federal Reserve Board Regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances on deposit were approximately $300,000 and $25,000 at December 31, 1996 and 1995, respectively.

    (n) Use of estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, changes in economic conditions may necessitate revision of the estimate in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional losses based on their judgment of information available to them at the time of their examination.

    (o) Stock option plan - The Bank recognizes the financial effects of stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Stock options are issued at a price that approximates the fair value of the Bank's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Bank's financial statements.

    (p) Reclassifications - Certain amounts in prior year financial statements have been reclassified to conform with the 1996 presentation.

NOTE 2 - INVESTMENT SECURITIES

    The Bank has an investment policy that permits holding only securities rated in the higher rating categories as established by a nationally recognized statistical rating organization.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 2 - INVESTMENT SECURITIES (continued)

    The amortized cost and estimated fair values of investment securities at December 31 are as follows:

                                                                1996
                                         ----------------------------------------------
                                                       Gross       Gross     Estimated
                                         Amortized   Unrealized  Unrealized     Fair
                                            Cost       Gains       Losses      Value
                                         ----------  ----------  ----------  ----------
Available-for-sale
  U.S. Treasury and agency obligations   $2,508,782  $      346  $ (22,846)  $2,486,282
  Federal Home Loan Bank Stock              827,700          --         --      827,700
                                         ----------  ----------  ----------  ----------
      Total available-for-sale            3,336,482         346    (22,846)   3,313,982
                                         ----------  ----------  ----------  ----------

Held-to-maturity
  U.S. Treasury and agency obligations      637,973       7,625         --      645,598
  Municipal debt obligations              1,819,044      14,542     (4,528)   1,829,058
                                         ----------  ----------  ----------  ----------
      Total held-to-maturity              2,457,017      22,167     (4,528)   2,474,656
                                         ----------  ----------  ----------  ----------
      Total investment securities        $5,793,499  $   22,513  $ (27,374)  $5,788,638
                                         ==========  ==========  ==========  ==========

                                                                1995
                                         ----------------------------------------------
                                                       Gross       Gross     Estimated
                                         Amortized   Unrealized  Unrealized     Fair
                                            Cost       Gains       Losses      Value
                                         ----------  ----------  ----------  ----------
Available-for-sale
  U.S. Treasury and agency obligations   $3,023,470  $   19,192  $  (4,985)  $3,037,677
  Corporate debt obligations                250,507          --     (1,007)     249,500
  Federal Home Loan Bank Stock              517,500          --         --      517,500
                                         ----------  ----------  ----------  ----------
      Total available-for-sale            3,791,477      19,192     (5,992)   3,804,677
                                         ----------  ----------  ----------  ----------

Held-to-maturity
  U.S. Treasury and agency obligations    1,483,508       9,884     (2,768)   1,490,624
  Municipal debt obligations              1,838,883      29,192     (1,630)   1,866,445
                                         ----------  ----------  ----------  ----------
      Total held-to-maturity              3,322,391      39,076     (4,398)   3,357,069
                                         ----------  ----------  ----------  ----------
      Total investment securities        $7,113,868  $   58,268  $ (10,390)  $7,161,746
                                         ==========  ==========  ==========  ==========

                                 D-20

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 2 - INVESTMENT SECURITIES (continued)

    The amortized cost and estimated fair value of investment securities at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Estimated
                                                  Amortized       Fair
                                                    Cost          Value
                                                 ----------     ----------
Available-for-sale
     Due in one year or less                     $1,825,844     $1,825,530
     Due after one year through five years               --             --
     Due after five years through ten years       1,510,638      1,488,452
     Over ten years                                      --             --
                                                 ----------     ----------
           Total available-for-sale              $3,336,482     $3,313,982
                                                 ----------     ----------

Held-to-maturity
     Due in one year or less                         75,000         75,216
     Due after one year through five years          683,270        688,004
     Due after five years through ten years       1,100,110      1,102,931
     Over ten years                                 598,637        608,505
                                                 ----------     ----------
     Total held-to-maturity                       2,457,017      2,474,656
                                                 ----------     ----------
           Total investment securities           $5,793,499     $5,788,638
                                                 ==========     ==========

    Proceeds from sales of available-for-sale investment securities were $1,524,125, $1,095,681, and zero in 1996, 1995, and 1994, respectively.

    Gross gains from the sales of available-for-sale investment securities were $10,736, $9,086, and zero in 1996, 1995, and 1994, respectively. The Bank incurred gross losses of $959 in 1996, zero in 1995, and zero in 1994.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 2 - INVESTMENT SECURITIES (continued)

    Investments in municipal debt obligations represent purchases of municipal bonds located in Washington and Utah. Investments in corporate debt obligations are made in companies located and doing business throughout the United States. All of the investments in corporate debt obligations at December 31, 1995, consisted of investments in companies doing business in the financial services industry. The debt obligations were all within the credit ratings acceptable under the Bank's investment policy.

    Investment securities with a book value of $835,000 and $703,000 at 1996 and 1995, respectively, have been pledged to secure public deposits as required by law. The estimated fair value of these pledged securities is $836,000 and $705,000 at December 31, 1996 and 1995, respectively.


NOTE 3 - LOANS

    The Bank originates commercial, real estate and consumer loans primarily in Snohomish and King Counties, Washington. Although the Bank has a diversified loan portfolio, local economic conditions affect borrowers' ability to meet the stated repayment terms. Collateral may, depending on the loan, include accounts receivable, inventory, equipment and real estate. Loans are originated at both fixed and variable interest rates.

    The major classifications of loans at December 31 are summarized as follows:

                                               1996           1995
                                            -----------    -----------
     Commercial                             $47,600,608    $30,621,726
     Real Estate, Commercial                  6,401,281      1,884,657
     Real Estate, Construction                4,921,057      4,709,721
     Real Estate, Mortgage                    4,649,827        333,140
     Consumer                                 5,338,563      3,932,316
                                            -----------    -----------
                                             68,911,336     41,481,560
     Less: deferred loan fees, net               29,380         35,013
                                            -----------    -----------
                                            $68,881,956    $41,446,547
                                            ===========    ===========

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 3 - LOANS (continued)

    Contractual maturities of loans as of December 31, 1996 are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

                          Within 1 Year  1 - 5 Years  After 5 Years    Total
                          -------------  -----------  ------------- -----------
Commercial                 $38,279,469   $6,452,716    $2,839,043   $47,571,228
Real Estate, Commercial      4,316,268    1,596,794       488,219     6,401,281
Real Estate, Construction    4,921,057           --            --     4,921,057
Real Estate, Mortgage        3,664,639      779,398       205,790     4,649,827
Consumer                     2,219,566    2,907,978       211,019     5,338,563
                           -----------  -----------    ----------   -----------
                           $53,400,999  $11,736,886    $3,744,071   $68,881,956
                           ===========  ===========    ==========   ===========

                                               1 - 5         After
     Loans Maturing After One Year With:       Years        5 Years
                                            -----------   ----------
      Fixed Rates                           $11,384,144   $3,744,071
      Variable Rates                            352,742           --
                                            -----------   ----------
                                            $11,736,886   $3,744,071
                                            ===========   ==========

    At December 31, 1996 and 1995, the Bank had loans amounting to $928,000 and $583,000 that were specifically classified as impaired with an average balance of $1,080,000 and $616,000, respectively. The allowance for credit losses related to these loans was approximately $126,000 and $146,000, respectively. For the remaining $802,000 and $437,000 of impaired loans, no allocation of the allowance for possible credit losses was considered necessary. Interest collected on these loans in cash and included in income was approximately $150,000 and $24,000 in 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have approximated $174,400 and $32,000 in 1996 and 1995, respectively. At December 31, 1996 and 1995, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired. Interest income recognized on nonaccruing loans during 1994 and the interest income that would have been accrued under the original terms was not considered material to the Bank's financial position and results of operations.

    The effects of troubled debt restructurings are not considered material to the Bank's financial position and results of operations.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are summarized as follows:

                                     1996        1995        1994
                                 ----------- ----------- -----------
     Balance, beginning of year  $  517,923  $  300,564  $  180,691
     Provision for loan losses      635,000     325,000     147,000
     Additions from recoveries      139,041      58,472     132,626
     Loans charged off             (449,432)   (166,113)   (159,753)
                                 ----------  ----------  ----------
     Balance, end of year        $  842,532  $  517,923  $  300,564
                                 ==========  ==========  ==========


NOTE 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the following:

                                          1996            1995
                                      -----------    ------------
     Furniture and equipment          $ 1,180,290    $    433,524
     Leasehold improvements               778,672         235,330
                                      -----------    ------------
                                        1,958,962         668,854

     Less: accumulated depreciation       622,089         397,979
                                      -----------    ------------
                                      $ 1,336,873    $    270,875
                                      ===========    ============

    Depreciation expense on premises and equipment totaled $238,966 in 1996, $163,764 in 1995, and $106,458 in 1994.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 6 - DEPOSITS

Interest bearing deposits at December 31 consisted of the following:

                                                   1996            1995
                                              ------------    ------------
     Demand accounts                          $  5,051,960    $  5,846,940
     Money market accounts                      14,337,274       7,267,283
     Savings accounts                            1,832,555       1,795,031
     Certificates of deposits over $100,000     14,228,791       5,354,962
     Other certificates of deposits             27,126,262      18,200,247
                                              ------------    ------------
                                              $ 62,576,842    $ 38,464,463
                                              ============    ============

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                                1997                          $ 34,120,712
                                1998                             5,803,885
                                1999                                41,000
                                2000                             1,389,456
                                                              ------------
                                                              $ 41,355,053
                                                              ============


NOTE 7 - CREDIT ARRANGEMENTS

    The Bank is a member of the Federal Home Loan Bank of Seattle. As a member, the Bank has a committed line of credit up to 5 percent of total assets, which matures December 1997. Borrowings generally provide for interest at the then current published rates. There were no borrowings outstanding at December
31, 1996 and 1995.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 7 - CREDIT ARRANGEMENTS (continued)

    At December 31, 1996, committed line of credit agreements totaling approximately $1,750,000 were available to the Bank from unaffiliated banks with maturities that range from April to November 1997. Such lines generally provide for interest at the then existing federal funds rate. There were no borrowings outstanding under these credit arrangements at December 31, 1996.


NOTE 8 - INCOME TAXES

     The components of the provision for federal income tax expense for the years ended December 31, are as follows:

                         1996              1995              1994
                     ------------      ------------      ------------
     Current         $   527,534       $   272,400       $   219,400
     Deferred            (62,534)          (21,400)          (34,000)
                     ------------      ------------      ------------
                     $   465,000       $   251,000       $   185,400
                     ============      ============      ============

    Deferred taxes result from temporary differences in recognition of income and expense which are reported in different periods for financial reporting purposes and for income tax purposes. The sources of the differences and the resulting deferred income tax provision are as follows at December 31:

                                           1996          1995          1994
                                       ------------  ------------   -----------
Allowance for loan losses              $   (69,000)  $   (58,000)   $  (36,000)
Other items, net                             6,466        36,600         2,000
                                       ------------  ------------   -----------
                                       $   (62,534)  $   (21,400)   $  (34,000)
                                       ============  ============   ===========

     A reconciliation of the effective income tax rate with the federal statutory rate is as follows:

                                           1996          1995          1994
                                       ------------  ------------   -----------
Federal income tax at statutory rates  $   465,177   $   253,011    $  187,543
Effect of tax-exempt interest income       (26,642)      (12,978)         (599)
Other                                       26,465        10,967        (1,544)
                                       ------------  ------------   -----------
                                       $   465,000   $   251,000    $  185,400
                                       ============  ============   ===========

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 8 - INCOME TAXES (continued)

    The following are the significant components of deferred tax assets and liabilities at December 31:

                                        1996               1995
                                     ----------         ----------
Deferred tax assets
  Allowance for loan losses          $  201,000         $  132,000
  Other                                  16,000              4,000
                                     ----------         ----------
                                        217,000            136,000
                                     ----------         ----------

Deferred tax liabilities
  Cash basis reporting                   62,000             70,000
  Other                                  17,000              3,000
                                     ----------         ----------
                                         79,000             73,000
                                     ----------         ----------
Net deferred tax asset               $  138,000         $   63,000
                                     ==========         ==========

    The Bank believes, based on available information, all deferred assets will be realized in the normal course of business, therefore, these assets have not been reduced by a valuation allowance.


NOTE 9 - STOCKHOLDERS' EQUITY & REGULATORY CAPITAL

    At December 31, 1995, there were warrants outstanding to purchase 136,644, shares of the Bank's common stock at $20 per share, which were issued in connection with the Bank's initial offering. The warrants expired April
30, 1996. On or before April 30, 1996, all warrants were exercised.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 9 - STOCKHOLDERS  EQUITY & REGULATORY CAPITAL (continued)

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    During 1995, the Bank restored to the Capital Surplus account $320,000 as required by an earlier agreement with regulators.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 9 - STOCKHOLDERS  EQUITY & REGULATORY CAPITAL (continued)

    The Bank's actual capital amounts and ratios are also presented in the table:

                                                            To Be Well
                                                            Capitalized Under
                                        For Capital         Prompt Corrective
As of                 Actual         Adequacy Purposes      Action Provisions
 December 31,  ------------------   --------------------  --------------------
 1996:            Amount    Ratio      Amount      Ratio     Amount      Ratio
               -----------  -----   -----------    -----  -----------    -----
Total Capital
 (to Risk
 Weighted
 Assets)       $ 8,251,691  11.2% > $ 5,921,627  >  8.0% > $ 7,402,033 > 10.0%
                                  -              -       -             -
Tier I Capital
 (to Risk
 Weighted
 Assets)       $ 7,409,159  10.0% > $ 2,960,813  >  4.0% > $ 4,441,220 >  6.0%
                                  -              -       -             -
Tier I Capital
 (to average
 Assets)       $ 7,409,159  10.6% > $ 2,960,813  >  4.0% > $ 3,508,619 >  5.0%
                                  -              -       -             -
As of
 December 31,
 1995:

Total Capital
 (to Risk
 Weighted
 Assets)       $ 4,170,247   9.4% > $ 3,562,653  >  8.0% > $ 4,453,317 > 10.0%
                                  -              -       -             -
Tier I Capital
 (to Risk
 Weighted
 Assets)       $ 3,652,324   8.2% > $ 1,781,327  >  4.0% > $ 2,671,990 >  6.0%
                                  -              -       -             -
Tier I Capital
 (to average
 Assets)       $ 3,652,324   8.2% > $ 1,781,327  >  4.0% > $ 2,232,910 >  5.0%
                                  -              -       -             -
NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

    (a) Financial instruments - The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

    The Bank s exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of commitments at December 31 as follows:

                                           1996          1995
                                      -----------   -----------
Commitments to extend credit          $15,491,000   $11,752,000
Credit card lines                       1,505,000     1,048,000

Standby letters of credit                      --        98,731
                                      -----------   -----------
                                      $16,996,000   $12,898,731
                                      ===========   ===========

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 75% of loan commitments are drawn upon by customers. While approximately all of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterpart. Collateral held varies but may include accounts receivable, inventory, property and equipment and income producing properties.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held various as specified above, and is required in instances where the Bank deemed necessary.

    (b) Operating lease commitments - The Bank leases its operating facilities under agreements which expire between 1997 and 2006. The agreements require the Bank to pay certain operating expenses. The approximate annual commitment for rental space under these operating leases is summarized as follows:

                                        Year ending December 31,
                                      ---------------------------
                                         1997        $   308,000
                                         1998            336,000
                                         1999            357,000
                                         2000            355,000
                                         2001            329,000
                                      Thereafter       1,320,000
                                                     ------------
                                                     $ 3,005,000
                                                     ============

    Rental expense charged to operations was $226,933, $182,400, and $81,300 for the years ended December 31,1996, 1995, and 1994, respectively.


NOTE 11 - RELATED PARTY TRANSACTIONS

    Certain directors, executive officers, principal stockholders and companies in which they have a beneficial interest, are loan customers of the Bank. All loans and loan commitments were made in compliance with applicable laws and regulations on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present any other unfavorable features.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 11 - RELATED PARTY TRANSACTIONS (continued)

    Such loans had aggregate balances and activity during 1996, 1995 and 1994 as follows:

                                     1996          1995          1994
                                  ----------    ----------    ----------
Balance at beginning of year      $ 199,000     $ 195,000     $ 200,000
New loans or advances               464,900        47,500        87,800
Repayments                           (5,900)      (43,500)      (92,800)
                                  ----------    ----------    ----------
Balance at end of year            $ 658,000     $ 199,000     $ 195,000
                                  ==========    ==========    ==========

    Deposits from related parties totaled approximately $155,000 and $159,000 at December 31, 1996 and 1995, respectively.


NOTE 12 - EMPLOYEE BENEFITS

    Effective January 1992, the Bank adopted a Simplified Employee Pension Plan
(SEP) which covers eligible employees. Contributions by the Bank are discretionary and funded during the period in which they are committed, upon approval by the Board of Directors. No contributions were made by the Bank during 1995 or 1994.

    Effective October 1995, the Bank adopted a 401(k) plan (Plan) which covers eligible employees. This Plan was established to replace the SEP. Under the Plan, the Bank matches 50% of the first 3% of the employees contribution each pay period. Matching contributions by the Bank to the 401(k) Plan were $22,082 and $3,142 for 1996 and 1995, respectively.

    The Bank also adopted an Employee Stock Purchase Plan during 1995. Under the Plan, eligible employees may purchase Bank stock up to 10% of their salary at 90% of the fair value, as determined by the Board of Directors. Approximately 1,900 shares were purchased by Bank employees during 1996.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 13 - STOCK OPTION PLAN

    Under the Bank's stock option plan, all employees and directors may be granted options to purchase its common stock. Generally, options are issued at a price equal to the fair value of the Bank's stock as of the grant date. Options generally become immediately exercisable and expire within 5 to 10 years from the date of the grant.

    The Bank applies Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost for the Bank's stock option plan been determined, based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Bank's net income would have been approximately $794,000 and $387,000 for 1996 and 1995, respectively. The fair value of the options granted during 1996 and 1995 is estimated as $109,000 and $106,000, respectively, on the date of grant using the BlackScholes option-pricing model with the following assumptions: dividend none, price volatility none, risk-free interest rate of 6.43%, assumed forfeiture rate of 1%, and an expected life of 8 years.

    Stock option and long-term performance award transactions were:

                                                            Weighted
                            Shares of Common Stock          Average of
                            ------------------------      Exercise Price
                            Available For    Under          of Shares
                            Option/Award     Plan           Under Plan
                            -------------    -------      --------------
Balance, January 1, 1995       94,870        19,870         $    19.10
  Authorized                       --            --                 --
  Granted                      (8,218)        8,218              24.00
  Exercised                        --        (2,025)             18.43
  Lapsed                           --
                            -------------    -------
Balance, December 31, 1995     86,652        26,063              20.69
  Authorized                       --            --                 --
  Granted                      (8,408)        8,408              26.00
  Exercised                        --        (1,807)             20.68
  Lapsed                          106          (106)             24.00
                            -------------    -------      --------------
Balance, December 31, 1996     78,350        32,558         $    22.05
                            =============    =======      ==============

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 13 - STOCK OPTION PLAN (continued)

    The following table summarizes information concerning currently outstanding and exercisable options:

                        Options Outstanding      Options Exercisable
---------------------------------------------------------------------
                             Weighted
                             Average    Weighted             Weighted
 Range of                    Remaining  Average              Average
 Exercise       Number      Contractual Exercise   Number    Exercise
  Prices     Outstanding       Life     Prices   Exercisable  Price
---------  ---------------- ----------- -------- ----------- --------
$15 - $20       16,690         8.00     $ 19.20    16,690    $ 19.20
$20 - $25        7,460         9.00       24.00     7,460      24.00
$25 - $30        8,408        10.00       26.00     8,408      26.00
                ------                             ------
                32,558                             32,558
                ======                             ======

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgement is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value of commitments to customers is not considered material since they are for relatively short periods of time and subject to customary credit terms. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    (a) Cash and due from banks and federal funds sold - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

    (b) Investment securities and loans held for sale - For securities and loans held for sale, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    (c) Loans - The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For certain homogeneous categories of loans, such as Small Business Administration guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

    (d) Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

                                 December 31, 1996        December 31, 1995
                             ------------------------  ------------------------
                              Carrying    Estimated     Carrying    Estimated
                                Amount    Fair Value     Amount     Fair Value
                             -----------  -----------  -----------  -----------
Assets
  Cash and due from banks    $ 8,961,479  $ 8,961,479  $ 3,886,828  $ 3,886,828
  Investments securities
  Available for sale           2,486,282    2,486,282    3,287,177    3,287,177
  Held-to-maturity             2,457,017    2,474,656    3,322,391    3,357,069
  FHLB stock                     827,700      827,700      517,500      517,500
  Loans held for sale            636,121      669,767      254,121      266,827
  Loans, net                  68,039,424   68,039,424   40,928,624   40,928,624

Liabilities
  Demand and savings deposits 36,538,356   36,538,356   25,653,234   25,653,234
  Time deposits               41,355,053   39,134,562   23,555,209   22,363,091

    (e) Limitations - The fair value estimates presented herein are based on pertinent information available to management as of the applicable date.

                                       TOWNE BANK

                               NOTES TO FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

    While these estimates of fair value are based on management's judgement of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair value at December
31, 1996 should not necessarily be considered to apply at subsequent dates.

    In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.


NOTE 15 - SUBSEQUENT EVENT

    In September 1996, the Bank's shareholders approved a plan of reorganization, effective, January 1997, whereby Towne Bancorp, Inc. was formed and became the sole shareholder of Towne Bank. Concurrently the shareholders became the owners of Towne Bancorp, Inc.


NOTE 16 - NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities in June 1996. The standard becomes effective January 1, 1997, except for certain requirements for which the required effective date has been deferred until January 1, 1998. The standard establishes criteria for distinguishing between sales and secured borrowings of financial assets. Management believes that provisions of SFAS No. 125 will not have a material effect on its financial condition and results of operations.

    In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125, which defers certain requirements of SFAS No. 125 to 1998.

                                TOWNE BANK
                    CONDENSED CONSOLIDATED BALANCE SHEET


                                      September 30,
                                          1997
                                      -------------
ASSETS                                 (unaudited)
------

Cash and Cash Equivalents
-------------------------
  Cash and due from banks             $  5,622,609
  Federal funds sold                    13,595,000
                                      ------------
                                        19,217,609
Investment Securities
---------------------
  Securities held to maturity            4,643,048
  Securities available for sale          1,875,260
                                      ------------
                                         6,518,308

Loans                                  100,750,771
Less: Allowance for loan loss            1,150,989
                                      ------------
Net loans                               99,599,782

Accrued interest receivable                569,472
Bank premises and equipment              1,202,981
Other assets                               995,580
                                      ------------

Total assets                          $128,103,732
                                      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities
-----------
  Deposits:
    Demand                            $ 23,752,093
    Savings and interest-bearing demand 26,426,916
    Time                                66,342,821
                                      ------------
      Total deposits                   116,521,830

Borrowed funds                           2,000,000
Accrued interest payable                   281,152
Other liabilities                        1,070,938
                                      ------------
      Total liabilities                119,873,920

Stockholders' equity
Common stock, par value
$10.00 per share
authorized 600,000
shares: issued and outstanding
280,681                                  2,806,810
Surplus                                  2,979,575
Retained earnings                        2,443,427
Unrealized gain on securities
 available for sale                             --
                                      ------------
  Total stockholders' equity             8,229,812
                                      ------------
Total Liabilities and stockholders'
 equity                               $128,103,732
                                      ============

                            TOWNE BANCORP, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                            Nine Months Ended
                                              September 30,
                                            1997          1996
                                            ----          ----
Interest Income                                 (unaudited)
---------------
  Interest and fees on loans            $7,623,423     $4,841,444
  Investment securities
    U.S. Treasury                               --         25,917
    U.S. Government Agency                  46,358         87,720
    Obligations of state
     and political subdivisions             75,905         66,619
  Federal funds sold                       130,838         92,769
  Other                                     66,703         97,066
                                        ----------     ----------
    Total interest income                7,943,227      5,211,535
                                        ----------     ----------

Interest Expense
----------------
  Savings and interest-bearing
   demand deposits                         699,069        528,201
  Time Deposits                          2,192,548      1,455,397
  Other borrowed money                      49,287         55,348
                                        ----------     ----------
    Total interest expense               2,940,904      2,038,946
                                        ----------     ----------
    Net interest income                  5,002,323      3,172,589
Provision for loan losses                  485,000        322,625
                                        ----------     ----------
    Net interest income after
     provision for loan loss             4,517,323      2,849,964
                                        ----------     ----------

Other income
------------
  Service charges                          260,488        170,981
  Other operating income                   284,139        316,576
                                        ----------      ---------
    Total other income                     544,627        487,557
                                        ----------      ---------

Other expenses
--------------
  Salaries and employee benefits         1,621,759      1,183,659
  Occupancy expense                        554,036        357,606
  Other operating expense                  979,638        683,229
                                        ----------     ----------
    Total other expense                  3,155,433      2,224,494
                                        ----------     ----------

Income before income taxes               1,906,517      1,113,027

Income Taxes                               660,000        375,000
                                        ----------     ----------
Net Income                              $1,246,517     $  738,027
                                        ==========     ==========
Earnings Per Share                           $4.24          $2.44
                                        ==========     ==========

                                TOWNE BANK
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                            Nine Months Ended
                                              September 30,
                                            1997          1996
                                            ----          ----
Cash flows from operating activities            (unaudited)
------------------------------------
  Net Income                            $1,246,517    $   738,027
    Adjustments to reconcile net
     income to net cash
    provided by operating activities:
      (Increase) decrease in accrued
         interest receivable              (120,634)      (102,981)
      (Decrease) in accrued interest
         payable                            73,334          8,783
      (Increase) in other assets            78,337       (120,595)
      Increase (decrease) in other
        liabilities                        597,155        555,541
                                        ----------    -----------
        Total adjustments                  603,193        340,748
                                        ----------    -----------
        Net cash from by operating
          activities                     1,874,709      1,078,775

Cash flows from Investing activities
------------------------------------
    Proceeds from maturities of
    investment securities available
    for sale                             1,438,722             --
    Purchase of available for sale
      securities                                --     (1,491,853)
    Purchase of held to maturity
      securities                        (2,186,031)            --
    Proceeds from maturities of
      investment securities
      held to maturity                          --        502,783
    Proceeds from sale of loans
      held for sale                             --             --
    Purchase of bank premises
      and equipment
    (net of disposal)                      133,892       (582,695)
    Net (increase) in loans            (30,924,237)   (21,007,884)
                                      ------------    -----------
      Net cash from investing
        activities                     (31,537,654)   (22,579,649)

Cash flows from financing activities
------------------------------------
  Net increase (decrease) in demand
    deposits                            13,640,654      7,515,769
  Net increase (decrease) in time
    deposits                            24,987,767      2,109,302
  Net increase in advances from FHLB     2,000,000              0
  Proceeds from the issuance of
    common stock                          (709,346)     2,743,508
                                       -----------    -----------
    Net cash from financing activities  39,919,075     22,368,579

Net (decrease) in cash and cash
  equivalents                           10,256,130        867,705
-------------------------------

Cash and cash equivalents at
  beginning of period                    8,961,479      3,886,828
----------------------------          ------------    -----------

Cash and cash equivalents at
  end of period                       $ 19,217,609    $ 4,754,533
----------------------------          ============    ===========

Interest paid                         $  2,867,571    $ 2,030,163
                                      ============    ===========

Income taxes paid                     $    690,000    $   455,664
                                      ============    ===========

Other real estate owned taken in
  settlement of loan obligation                 --    $    43,702
                                      ============    ===========

                              TOWNE BANCORP, INC.
       CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (unaudited)


                 Total                                     Unrealized G/L
              Stockholders' Common              Retained   on Securities
                Equity      Stock      Surplus  Earnings   available for Sale
              ------------- -----      -------- --------   ------------------

Balance at
 December
 31, 1996     $7,667,642  $2,971,250  $3,514,332 $1,196,910   $(14,850)
-----------

Dividends
 paid                  0

Net Income     1,246,517                          1,246,517


Issuance of
 2,891
 common stock
 shares           61,463    28,910     32,553

Repurchase of
 19,335 common
 stock shares   (760,660) (193,350)  (567,310)

Change in
 unrealized
 loss on
 securities
 available
 for sale,
 net of
 deferred
 income taxes
 of none          14,850                                   14,850
              ---------- ---------- ---------- ---------- -------
Balance at
 September
 30, 1997     $8,229,812 $2,806,810 $2,979,575 $2,443,427 $    --
----------    ========== ========== ========== ========== =======

                      TOWNE BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

                      SEPTEMBER 30, 1997

1.  Financial Statement Presentation

The balance sheets as of September 30, 1997, the statements of income and cash flows for the nine months ended September 30, 1997 and 1996 and the statement of stockholders equity for the nine months ended September 30, 1997, have been prepared by Towne Bancorp, Inc., without audit. In the opinion of management, all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1997 and for all periods presented have been made. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with Article 10 of Regulation S-X. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1996 included elsewhere herein.

2.  Net Income Per Share

Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period (291,217 shares and 233,797 shares for the nine month periods ended September 30, 1997 and 1996, respectively). No effect has been given to the unexercised stock options which were 30,590 and 26,563 shares at September 30, 1997 and 1996, respectively.

3.  The Merger

On November 24, 1997, First Savings of Washington Bancorp, Inc. (FWWB) and Towne Bancorp, Inc. entered into an agreement pursuant to which FWWB proposes to acquire all of the issued and outstanding stock of Towne Bancorp, Inc. Under the Merger Agreement, no more than 70% of the total consideration to be paid by First Savings can be made up of First Savings Common Stock and no more than 49% of the total consideration to be paid by First Savings can be made up of cash. The ultimate mix of cash and First Savings Common Stock to be exchanged in the Merger is not currently known nor can it be reasonably foreseen.